EXHIBIT 10.1

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

among

CENTURY RESORTS ALBERTA INC.

and

CENTURY CASINO ST. ALBERT INC.

and

CENTURY MILE INC.

as Borrowers

and

BANK OF MONTREAL

as Lender

June 30, 2018

EXHIBIT 10.1

EXHIBIT 10.1

ARTICLE X REPAYMENT AND REDUCTION OF CREDITS		41
10.1	Repayment of Advances	41
10.2	Voluntary Reduction of Credits	41
10.3	Repayment of Credit B Outstanding Principal and Reduction of Credit B	42
10.4	Repayment of Credit C Outstanding Principal and Reduction of Credit C	43
10.5	Repayment of Credit D Outstanding Principal and Reduction of Credit D	43
10.6	Repayment of Credit F Outstanding Principal and Reduction of Credit F	43
10.7	Repayment of Credit G Outstanding Principal and Reduction of Credit G	43
10.8	Mandatory Repayments	43
10.9	Facility Limits	44

ARTICLE XI INTEREST RATES, FEES AND SECURITY		44
11.1	Interest Rates applicable to Prime Rate Advances, US Base Rate Advances, the Ancillary Facility and FROL Advances, and fees applicable to Letter of Credit Advances, BA Advances and the Ancillary Facility	44
11.2	Interest on LIBOR Advances	46
11.3	Standby Fees	46
11.4	Structuring Fees	46
11.5	Annual Extension Fee	46
11.6	Security	47

ARTICLE XII DISBURSEMENT CONDITIONS		49
12.1	Conditions Precedent to Closing	49
12.2	Continuing Conditions Precedent to all Drawdowns Under Credit C	53
12.3	Conditions Precedent to Initial Credit F Drawdown and Subsequent Credit F Drawdowns	53
12.4	Conditions Precedent to Credit G	55
12.5	Conditions Precedent to Advances under Credit H	56
12.6	Conditions Precedent to Advances	57
12.7	Waiver

ARTICLE XIII PRIME RATE ADVANCES, FROL ADVANCES, BA Advances, LIBOR Advances, US Base rate advances and letter of credit advances		57
13.1	Prime Rate Advances, FROL Advances and FROL Periods	57
13.2	US Base Rate Advances	59
13.3	Evidence of Indebtedness	59
13.4	Conversions	59
13.5	Notice of Advances	59
13.6	Bankers' Acceptances Power of Attorney	60
13.7	Size and Maturity of Bankers' Acceptances and Rollovers	62

EXHIBIT 10.1

EXHIBIT 10.1

EXHIBIT 10.1

THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT is made as of the 30th day of June, 2018.

AMONG:

CENTURY RESORTS ALBERTA INC., CENTURY CASINO ST. ALBERT INC. and CENTURY MILE INC.

as borrowers

- and -

BANK OF MONTREAL

as lender

WHEREAS, Century Resorts Alberta Inc., Century Casino St. Albert Inc. (“CCSA”), Century Casino Calgary Inc. (“CCCI”) and the Lender entered into the second amended and restated credit agreement dated as of September 30, 2016 (the "Prior Credit Agreement") pursuant to which the Lender thereunder made available to Century Resorts Alberta Inc., CCSA and CCCI certain revolving and term credit facilities (such credit facilities under the Prior Credit Agreement being referred to as the "Prior Credit Facilities") on the terms and subject to the conditions set forth in the Prior Credit Agreement;

AND WHEREAS Century Resorts Alberta Inc. and 1217471 Alberta Ltd. were amalgamated to form Century Resorts Alberta Inc. (“Amalco”) as successor corporation effective as of January 1, 2017;

AND WHEREAS Amalco, CCCI and Century Calgary Properties Inc. were amalgamated to form Century Resorts Alberta Inc. (“CRAI”) as successor corporation effective as of January 1, 2018;

AND WHEREAS, the Lender has agreed to restructure the Prior Credit Facilities in favour of CRAI, CCSA and Century Mile Inc., as borrowers, on the terms and subject to the conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties to this Agreement hereby agree as follows:

ARTICLE I DEFINED TERMS
1.1	Defined Terms

In this Agreement:

EXHIBIT 10.1

"Advance" means a borrowing by a Borrower by way of a Prime Rate Advance, US Base Rate Advance, a LIBOR Advance, a BA Advance, a Letter of Credit Advance or a FROL Advance, and includes deemed Advances and Conversions and Rollovers of existing Advances, and any reference relating to the amount of Advances shall mean the Equivalent Amount in Canadian Dollars of the sum of the principal amount of all outstanding Prime Rate Advances, US Base Rate Advances, LIBOR Advances and FROL Advances, plus the Face Amount of all outstanding Bankers' Acceptances and Letters of Credit and the principal amount outstanding under the Ancillary Facility.

"Affiliate" has the meaning set out in the Business Corporations Act (Alberta) as in effect on the date hereof.

"AGLC" means the Alberta Gaming and Liquor Commission and any other Governmental Authority that regulates or governs casino gaming in Alberta.

“AGLC Comfort Letter” means the letter dated April 18, 2017 issued by AGLC to Century Casino in respect of the application for a Racing Entertainment Centre Licence required for the YEG Racetrack and Casino.

"Agreement", "hereof", "herein", "hereto", "hereunder" or similar expressions mean this Agreement and any Schedules hereto, as amended, supplemented, restated and replaced from time to time.

"Ancillary Facility" means a business MasterCard credit card facility to be made available to the Borrowers or a Borrower, up to the maximum aggregate principal amount of $200,000, pursuant to the MasterCard Account Agreements.  For greater certainty, the Ancillary Facility forms part of Credit A, amounts outstanding thereunder are Obligations of the Borrowers under Credit A, the Outstanding Principal under the Ancillary Facility set forth on the monthly statement rendered by the Lender to the Borrowers is due in full by the due date set out therein, and the Outstanding Principal under the Ancillary Facility (together with accrued and unpaid interest) shall otherwise be repaid upon demand by the Lender.

"Apex Casino" means the casino, restaurant and other ancillary businesses located on the Apex Lands.

"Apex Lands" means those lands municipally described as 24 Boudreau Rd., in St. Albert, Alberta, legally described as:

DESCRIPTIVE PLAN 0824778
BLOCK 6
LOT 3A
EXCEPTING THEREOUT ALL MINES AND MINERALS
AREA: 2.86 HECTARES (7.07 ACRES) MORE OR LESS

"Applicable Laws" means, in relation to any Person, transaction or event:

EXHIBIT 10.1

(a)

all applicable common law and the laws of equity, and all applicable provisions of laws, statutes, rules, guidelines, policies and regulations of any Governmental Authority in effect from time to time whether or not having force of law; and

(a)

all judgments, orders, awards, decrees, official directives, writs and injunctions from time to time whether or not in effect of any Governmental Authority in an action, proceeding or matter in which the Person is a party or by which it or its property is bound or having application to the transaction or event.

"Applicable Margin" means for any period set forth below, the per annum percentage set forth under such period in the table below:

	Level I	Level II	Level III	Level IV
Prime Rate Margin	0.50%	1.00%	1.25%	1.75%
US Base Rate Margin	0.50%	1.00%	1.25%	1.75%
LIBOR Rate Margin	2.00%	2.50%	2.75%	3.25%
BA Stamping Fee Rate	2.00%	2.50%	2.75%	3.25%
Letters of Credit Margin	2.00%	2.50%	2.75%	3.25%
Standby Fee Rate	0.50%	0.60%	0.70%	0.80%
FROL Rate	2.00%	2.50%	2.75%	3.25%

Provided that upon the occurrence and during the continuance of a Default or an Event of Default, each Applicable Margin set forth above will increase by two percent (2.0%) per annum.

"Asset Disposition" means any sale, assignment, transfer, lease or other disposition of any of the present or future Property of a Consolidating Loan Party (including the sale of any of its Receivables).

"BA Advance" means the portion of an Advance affected by the acceptance of a Bankers' Acceptance by the Lender.

"BA Discount Proceeds" means, in respect of any Bankers' Acceptance, an amount (rounded to the nearest whole cent with one-half of one cent being rounded-up) determined as of the date of the applicable BA Advance, which is equal to:

EXHIBIT 10.1

Face Amount x Price

where "Face Amount" is the face amount of such Bankers' Acceptance and "Price" is equal to:

1
1 + Rate x Term
365

where the "Rate" is the applicable BA Discount Rate expressed as a decimal on the date of the applicable BA Advance; the "Term" is the term of such Bankers' Acceptance expressed as a number of days; and the Price as so determined is rounded up or down to the fifth decimal place with .000005 being rounded-up.

"BA Discount Rate" means with respect to each Bankers' Acceptance accepted or to be accepted by the Lender, the fixed annual rate of interest announced from time to time by the Lender, as being the reference rate for computing the discount amount which would be applied on Canadian dollar bankers' acceptances accepted by the Lender in Canada to realize a net or discounted amount thereon, in an approximate amount and with a maturity date the same as the Bankers' Acceptances issued by a Borrower and accepted or to be accepted by the Lender.

"BA Stamping Fee Rate" means from time to time, in respect of an acceptance of a Bankers' Acceptance, the applicable percentage rate per annum indicated beside the reference to "BA Stamping Fee Rate" in the definition of "Applicable Margin".

"Bankers' Acceptance" means a non-interest bearing draft in Canadian Dollars drawn by a Borrower and accepted by the Lender pursuant to this Agreement.

"Bankers' Acceptance Stamping Fee" means the amount calculated by multiplying the Face Amount of a Bankers' Acceptance by the BA Stamping Fee Rate, and then multiplying the result by a fraction, the numerator of which is the number of days to elapse from and including the date of acceptance of such Bankers' Acceptance by the Lender up to but excluding the maturity date of such Bankers' Acceptance, and the denominator of which is 365.

"Bar None" means Bar None Ranches Ltd., and its successors and assigns, including any successors by reason of amalgamation.

"Bar None Cost Recovery Pool" has the meaning ascribed to such term in the Bar None Debt Repayment Agreement.

"Bar None Debt" means Funded Debt of UHA to Bar None in the aggregate principal amount of $6,500,000, and interest thereon, as evidenced by the promissory note issued by UHA to Bar None dated March 31, 2015.

EXHIBIT 10.1

"Bar None Debt Repayment Agreement" means the Bar None Debt Repayment Agreement dated May 27, 2016, among Bar None, CCEG and UHA, without amendment, modification, supplementation or restatement.

"Borrowers" means collectively, CRAI, CCSA and CMI, and "Borrower" means any one of them.

"Branch of Account" means the branch of the Lender, located at First Canadian Centre, 340 – 7th Avenue S.W., Calgary, Alberta, T2P 0X4, or such other branch of the Lender as the Lender may from time to time designate by notice in writing to the Borrowers.

"Business" means the business carried on by the Consolidating Loan Parties as of the date hereof including the ownership and operation of Edmonton Casino, Calgary Casino, REC, Apex Casino and the YEG REC.

"Business Day" means:

(a)	a day of the year, other than Saturday, Sunday or statutory holiday, on which the Lender is open for business at its main branch in Calgary, Alberta; and
(a)

with respect to LIBOR Advances only, a day of the year on which the Lender is generally open for domestic and foreign exchange business at its main branch or office, if any, in London, England, but does not in any event include a Saturday or Sunday or statutory holiday in London, England.

"Calgary Casino" means the casino, restaurant and other ancillary businesses located at 1010 42nd Ave SE, in Calgary, Alberta, legally described as Plan 8368HA, Block 24, Plan 8121HN Block 4 and Plan 8121HN Block 4 the South 236.27 feet, and the lands leased by CRAI (as successor by amalgamation to CCCI) legally described as Plan 8368HA Block 26.

"Canadian Dollars", "Cdn. Dollars", "Cdn. $" and "$" mean lawful money of Canada.

"Capital Asset Acquisition" means an acquisition by a Person of Capital Assets.

"Capital Assets" means property or assets that would, in accordance with GAAP, be determined to be fixed or capital property or assets.

"Capital Expenditure Budget" means a budget of Capital Expenditures for a Fiscal Year, on a Fiscal Quarter basis, delivered to and approved by the Lender, as contemplated by Section 15.2(f).

"Capital Expenditures" means, for any period, any expenditures for a Capital Asset Acquisition and expenditures made for additions to or improvements to Capital Assets and Capital Leases and any Maintenance Capex expenditures.

EXHIBIT 10.1

"Capital Invoices" means invoices or other evidence acceptable to the Lender provided by a Borrower to the Lender evidencing the costs incurred or to be incurred in connection with Capital Expenditures to be financed using Credit C and Credit H.

"Capital Lease" means any lease, license or similar transaction determined as a capital lease in accordance with GAAP, or any sale and lease back transaction or any other lease (whether a synthetic lease or otherwise) other than any lease that would in accordance with GAAP be determined to be an operating lease.

"Cash Flow Forecast" means the detailed cash flow projections provided by the CMI to the Lender that outlines the anticipated inflows and outflows of cash over the course of the Project Construction Period.

"Cash Management" means the cash management services required by the Borrowers including without limitation the operation of all bank accounts and electronic funds transfers.

"Cash Taxes" means for any Person for any period, the amount of all Taxes (including federal and provincial income taxes) payable by such Person on its net taxable income for such period (which for greater certainty, does not include deferred Taxes).

"CCCI" means Century Casino Calgary Inc., a predecessor by amalgamation of CRAI, and its successors and assigns.

"CCCI Management Agreement" means the Casino Management Services Agreement relating to Calgary Casino dated April 1, 2011, between CCEG, as manager, and CCCI (as predecessor by amalgamation to CRAI), as owner, without amendment, modification, supplementation or restatement except in respect of the renewal or extension of the term of such agreement from time to time.

"CCEG" means Century Resorts Management GmbH (previously known as Century Casinos Europe GmbH, and previously operating under the trade name Century Casinos Europe LLC), and its successors and assigns.

"CCEG Credit Agreement" means the credit agreement dated October 25, 2012 between CCEG, as lender, and UHA, as borrower, as amended by the amending agreement made effective September 30, 2013, the second amendment made as of April 24, 2014 and the third amendment made as of May 27, 2016, as the same may be amended, restated, replaced, supplemented or modified from time to time.

"CCEG Security" means the following documents each dated October 30, 2012 unless otherwise indicated below:

(a)

the mortgage of leasehold interest granted by UHA to CCEG registered against the REC Lands with respect to the UHA Groundlease, as amended by the mortgage amending agreement dated November 29, 2013, the second mortgage amending agreement dated April 24, 2014 and the amending agreement dated May 27, 2016;

EXHIBIT 10.1

(b)	leasehold acknowledgment agreement among CCEG, UHA and the REC Landlord dated October 25, 2012, as amended by the amending agreement dated May 27, 2016;
(c)	forbearance agreement between UHA and CCEG made effective September 30, 2013;
(d)	general assignment of rents and leases from UHA to CCEG, as amended by the amending agreement dated May 27, 2016;
(e)	general security agreement by UHA to CCEG;
(f)	assignment of material contracts by UHA to CCEG, as amended by the amending agreement dated May 27, 2016;
(g)	environmental agreement and indemnity from UHA to CCEG, as amended by the amending agreement dated May 27, 2016;
(h)	conversion options from UHA to CCEG dated November 29, 2013 to convert debt to equity in UHA up to the aggregate amount of 75%;
(i)	UHA Management Agreement;
(j)	indemnity agreements from each UHA Pledgor dated September 25, 2012 or April 25, 2014;
(k)	UHA Pledges;
(l)

consents from each of the UHA Non-Pledgors, each dated on or about November 6, 2012 (with the exception of Borders Racing Stable Ltd., such consent being contained in the share pledge agreement in favour of CCEG dated September 25, 2012 provided by Borders Racing Stable Ltd.);

(m)	assignment and postponement of creditors claims from each of the UHA Pledgors, acknowledged by UHA, each dated September 25, 2012 or April 25, 2014;
(n)

voting and lock-up agreements from each of the UHA Pledgors, each dated September 25, 2012, October 25, 2012 or April 25, 2014 (as amended by the Voting and Lock-Up Agreement Amendments, each dated November 29, 2013 or April 25, 2014, and as further amended by the amending agreement dated May 27, 2016);

(o)	covenant agreement from Darcy Marler dated November 1, 2012;
(p)	interlender agreement between CCEG and Century Resorts Alberta Inc., acknowledged by UHA, dated April 24, 2014; and
(q)	all other security agreements, debentures, mortgages, pledges, hypothecations, guarantees, assignments, encumbrances, charges, covenants and documents

EXHIBIT 10.1

granted to CCEG to secure or support the obligations of UHA to CCEG under the CCEG Credit Agreement.

"CCSA" means Century Casino St. Albert Inc., and its successors and assigns.

"CCSA License Agreement" means the License Agreement dated on or about October 1, 2016, between Century Casino, as licensor, and CCSA, as licensee, without amendment, modification, supplementation or restatement except in respect of the renewal or extension of the term of such agreement from time to time.

"CCSA Management Agreement" means the Casino Management Services Agreement dated on or about October 1, 2016, between CCEG, as manager, and CCSA, as owner, without amendment, modification, supplementation or restatement except in respect of the renewal or extension of the term of such agreement from time to time.

"Century Casino" means Century Casinos, Inc. and its successors and assigns.

"Change Order" means any order submitted for approval to CMI by a Contractor, pursuant to which such Contractor proposes to change the design or specifications of all or a portion of the YEG REC Project.

"Closing Date" means the date on which all conditions precedent to this Agreement pursuant to Section 12.1 have been confirmed by the Lender to have been met.

"CMI" means Century Mile Inc., and its successors and permitted assigns.

"CMI License Agreement" means the License Agreement dated June 1, 2018, between Century Casino, as licensor, and CMI, as licensee, without amendment, modification, supplementation or restatement except in respect of the renewal or extension of the term of such agreement from time to time.

"CMI Management Agreement" means the Casino Management Services Agreement dated June 1, 2018, between CCEG, as manager, and CMI, as owner, without amendment, modification, supplementation or restatement except in respect of the renewal or extension of the term of such agreement from time to time.

"Collateral" means cash, a bank draft or a letter of credit issued by a chartered bank referred to in Schedule I of the Bank Act (Canada) which has shareholder equity of at least $10,000,000,000, all in a form satisfactory to the Lender, acting reasonably.

"Compliance Certificate" means the certificate required pursuant to Section 15.2, the form of which is attached hereto as Schedule A.

“Contractors” means, collectively, the YEG Racetrack and Casino Contractor and the YEG Racetrack Barns Contractor, and “Contractor” means any one of them.

EXHIBIT 10.1

"Consolidated Total Assets" means, as of any date, the book value of the total assets of the Consolidating Loan Parties as determined on a Modified Consolidated Basis in accordance with GAAP.

"Consolidating Loan Parties" means the Borrowers and the Material Subsidiaries, and their successors and assigns.

"Constating Documents" means, (i) with respect to a corporation, its articles of incorporation, amalgamation or continuance or other similar documents and its by-laws, (ii) with respect to a partnership, its partnership agreement and its declaration or certificate of partnership, (iii) with respect to a trust, its declaration of trust, trust indenture or other similar document and (iv) with respect to any other Person which is an artificial body, the organization and governance documents of such Person, all as amended from time to time.

"Construction Lien Legislation" means the Builders' Lien Act (Alberta), as amended or replaced from time to time.

"Contracts" means agreements, franchises, leases, licenses, privileges and other rights acquired from Persons.

"Conversion" means a conversion or deemed conversion of one type of Advance into another type of Advance, pursuant to this Agreement and "Converted" and "Convert" have corresponding meanings.

"CPMA Permit" means a permit issued pursuant to Section 6 of the Pari-Mutuel Betting Supervision Regulations (SOR/91-365) by the Canadian Pari-Mutuel Agency for conducting pari-mutuel betting, which permit is required by CMI for the ownership and operation of the YEG REC.

"CRAI" means Century Resorts Alberta Inc. and its successors and permitted assigns.

"CRAI-CCCI License Agreement" means the License Agreement dated April 1, 2011, among Century Casino, as licensor, and Century Resorts Alberta Inc., CCCI, Century Tollgate, LLC and Century Casinos Cripple Creek, Inc., as licensees, without amendment, modification, supplementation or restatement except in respect of the renewal or extension of the term of such agreement from time to time.

"CRAI Loan" means the loans made by or to be made by Century Resorts Alberta Inc. (including by CCEG as the agent of Century Resorts Alberta Inc.) and/or CCEG to UHA in an aggregate amount not exceeding $35,000,000 as described in the CCEG Credit Agreement, funded partially by Drawdowns under: (i) Credit B in the amount of $13,000,000; and (ii) Credit C in the amount of $11,000,000, in each case used by UHA for the construction and development of the REC.

"CRAI Management Agreement" means the Casino Management Services Agreement relating to the Edmonton Casino dated April 1, 2011, between CCEG, as manager, and CRAI, as owner, without amendment, modification, supplementation or restatement except in respect of the renewal or extension of the term of such agreement from time to time.

EXHIBIT 10.1

"Credit A" has the meaning ascribed thereto in Section 2.1.

"Credit A Facility Limit" means: (i) the amount of $1,100,000 or its US Dollar equivalent, or (ii) such lesser amount after giving effect to the reductions of Credit A referred to in Section 10.2.

"Credit A Maturity Date" means the earlier of: (i) September 30, 2021; and (ii) the date the Obligations under this Agreement become due and payable as a result of the occurrence of an Event of Default that has not been waived by the Lender.

"Credit B" has the meaning ascribed thereto in Section 3.1.

"Credit B Facility Limit" means: (i) the amount of $15,599,519, or (ii) such lesser amount after giving effect to the reductions of Credit B referred to in Sections 10.2,  10.3, and 10.8.

"Credit B Maturity Date" means the earlier of: (i) August 19, 2019; and (ii) the date the Obligations under this Agreement become due and payable as a result of the occurrence of an Event of Default that has not been waived by the Lender.

"Credit B Scheduled Reduction Amount" means with respect to (i) the Initial Credit B Drawdown, the Initial Credit B Drawdown Amount divided by 120, and (ii) a Subsequent Credit B Drawdown, the Subsequent Credit B Drawdown Amount divided by 120, and "Credit B Scheduled Reduction Amounts" means the aggregate of (i) and (ii) above on a Scheduled Reduction Date.

"Credit C" has the meaning ascribed thereto in Section 4.1.

"Credit C Facility Limit" means: (i) the amount of $11,000,000, or (ii) such lesser amount after giving effect to the reductions of Credit C referred to in Section 10.2,  10.4 and 10.8.

"Credit C Maturity Date" means the earlier of: (i) August 19, 2019; and (ii) the date the Obligations under this Agreement become due and payable as a result of the occurrence of an Event of Default that has not been waived by the Lender.

"Credit C Scheduled Reduction Amount" means with respect to (i) the Initial Credit C Drawdown, the Initial Credit C Drawdown Amount divided by 120, and (ii) a Subsequent Credit C Drawdown, the Subsequent Credit C Drawdown Amount divided by 120, and "Credit C Scheduled Reduction Amounts" means the aggregate of (i) and (ii) above on a Scheduled Reduction Date.

"Credit D" has the meaning ascribed thereto in Section 5.1.

"Credit D Facility Limit" means: (i) the amount of $26,250,000, or (ii) such lesser amount after giving effect to the reductions of Credit D referred to in Sections 10.2,  10.5, and 10.8.

"Credit D Maturity Date" means the earlier of: (i) September 30, 2021; and (ii) the date the Obligations under this Agreement become due and payable as a result of the occurrence of an Event of Default that has not been waived by the Lender.

EXHIBIT 10.1

"Credit D Scheduled Reduction Amount" means the Initial Credit D Drawdown Amount divided by 120.

"Credit E" means the uncommitted treasury risk management facility made available to the Borrowers by a Hedge Provider pursuant to Section 6.1.

"Credit E Facility Limit" means an amount equal to $3,000,000 of Deemed Risk.

"Credit F" has the meaning ascribed thereto in Section 7.1.

"Credit F Facility Limit" means the lesser of (i) an amount equal to fifty percent (50%) of the Altus Appraisal, (ii) the amount of $33,000,000, or (iii) such lesser amount after giving effect to the reductions of Credit F referred to in Sections 7.1,  10.2,  10.6 and 10.8.

"Credit F Maturity Date" means the earliest to occur of the following dates: (i) the date on which a demand for payment is made by the Lender in respect of Credit F; (ii) the date which is the first (1st) anniversary date of the Closing Date; (iii) the Project Construction Completion Date or, at the option of the Borrowers, the date on which the YEG REC achieves substantial performance within the meaning under Construction Lien Legislation, as evidenced by the receipt by the Lender of certificates of substantial performance (within the meaning of Construction Lien Legislation) in respect of the YEG REC issued by the Contractors; and (iv) the date on which the Obligations under this Agreement become due and payable as a result of the occurrence of an Event of Default that has not been cured or waived by the Lender.

"Credit G" has the meaning ascribed thereto in Section 8.1.

“Credit G Conversion Amount” has the meaning ascribed thereto in Section 7.1.

"Credit G Drawdown" means the Drawdown under Credit G in the amount of the Credit G Drawdown Amount.

"Credit G Drawdown Amount" means an amount equal to the Credit G Conversion Amount.

"Credit G Maturity Date" means the earlier of: (i) the date which is the fifth (5th) anniversary date of the Term Conversion Date; and (ii) the date the Obligations under this Agreement become due and payable as a result of the occurrence of an Event of Default that has not been waived by the Lender.

"Credit G Scheduled Reduction Amount" means the Credit G Drawdown Amount divided by 240.

“Credit H” has the meaning ascribed thereto in Section 9.1.

“Credit H Facility Limit” means the amount of $2,000,000.

EXHIBIT 10.1

“Credit H Maturity Date” means the earlier of (i) the date the Obligations under this Agreement become due and payable as a result of the occurrence of an Event of Default that has not been waived by the Lender (including without limitation, an "Event of Default" as defined in the Interim Funding Agreement or in the Master Lease Agreement), (ii) the Lease Expiry Date, and (iii) the date on which such Obligations are due and payable under the Interim Funding Agreement or the Master Lease Agreement, as applicable.

"Credit Documents" means this Agreement, the Interim Funding Agreement, the Master Lease Agreement, the Security, the Hedge Agreements and all other documents executed by a Loan Party and delivered to or to be delivered to or for the benefit of the Lender and the Hedge Providers (or any of them) pursuant to this Agreement or the Security.

"Credits" means Credit A, Credit B, Credit C, Credit D, Credit E, Credit F, Credit G and Credit H, and "Credit" means any one of the Credits.

“CRIL” means Century Resorts International Ltd. and its successors and assigns.

“Crown” means Her Majesty the Queen in Right of Canada, represented by the Minister of Transport.

"Currency Hedge Agreements" means all present and future agreements, whether in the form of an ISDA Master Agreement, a futures contract, a swap, a forward rate, currency exchange contract or otherwise, entered into for or in connection with a forward rate, currency swap or currency exchange and other similar currency-related transactions, which are designed to manage, mitigate or eliminate currency exchange rate risk.

"Deemed Risk" means, in respect of any Hedge Agreement in effect between or to be entered into by the Borrowers (or any of them) and a Hedge Provider at any time, an amount determined by a Hedge Provider (in its discretion) equal to its risk adjusted valuation of the Hedge Agreements entered into or to be entered into by the Borrowers (or any of them) and a Hedge Provider.

"Default" means an event or circumstance which, but for the requirement of the giving of notice, lapse of time, or both would constitute an "Event of Default".

"Designated Account" means, in respect of any Advance, the account or accounts maintained by each Borrower that such Borrower designates in its notice to the Lender requesting an Advance. As of the date hereof, the Designated Accounts for:

(a)	CRAI are Account No. 1995-494 (Cdn. $) and Account No. 4792-472 (US$) at Bank of Montreal's branch located at 10199 101 ST NW, Edmonton, Alberta T5J3Y4;
(b)	CCSA are Account No. 0010-1960-406 (Cdn.$) and Account No. 0010-4767-950 (US$) at Bank of Montreal’s Branch of Account; and
(c)	CMI is Account No. 0010-1954-911 (Cdn.$) at Bank of Montreal’s Branch of Account.

EXHIBIT 10.1

"Direction Agreement" means has the meaning ascribed thereto in the Interim Funding Agreement.

"Distribution" means:

(a)	any declaration or payment of dividends, royalties, distributions, fees or management fees of any kind directly or indirectly to any holder of Shares of any Person;
(b)	any repurchase, retraction or redemption of Shares of any Person by such Person for cash or Property;
(c)

any repayment by a Person of any amount of principal, interest or other amounts in respect of any Funded Debt owed to a holder of Shares of such Person, to any Affiliate of a holder of such Shares or to an Affiliate of such Person;

(d)	any loan or advance that is made by a Person to or in favour of a holder of Shares in such Person, to an Affiliate of a holder of such Shares or to an Affiliate of such Person; or
(e)

the transfer by a Person of any of its property or assets or the provision of services for consideration of less than fair market value thereof, to any holder of Shares in such Person, to an Affiliate of a holder of such Shares or to any Affiliate of such Person.

"Drawdown" means an Advance, other than a Rollover or a Conversion.

"Drawdown Date" means the date, which shall be a Business Day, of any Drawdown.

"Drawdown Notice" means a notice requesting a Drawdown hereunder substantially in the form annexed hereto as Schedule B.

"EBITDA" means, with respect to any period, the consolidated net income of the Consolidating Loan Parties for such period determined in accordance with GAAP (excluding non-cash income and expenses and extraordinary items), plus, to the extent deducted in determining such net income, the following:

(a)	consolidated income Taxes for such period;
(f)	Interest Expense of the Consolidating Loan Parties for such period;
(g)	royalty payments paid or payable to Century Casino by the Borrowers under the CRAI-CCCI License Agreement, CCSA License Agreement and CMI License Agreement during such period;
(h)	management fees paid or payable by the Borrowers to CCEG under the CRAI Management Agreement, CCCI Management Agreement, CCSA Management Agreement and CMI Management Agreement during such period; and

EXHIBIT 10.1

(i)	depreciation and amortization expenses during such period.

REC EBITDA shall also be included in the calculation of EBITDA.

For the purpose of this Agreement, where EBITDA is required to be determined for any Fiscal Year, EBITDA shall be equal to the aggregate of the EBITDA for the most recently completed four Fiscal Quarters.

"Edmonton Casino" means the casino, restaurant and other ancillary businesses located at 13103 Fort Road, in Edmonton, Alberta, legally described as Plan 9824748, Block 2, Lot 9.

"Encumbrance" means any mortgage, debenture, pledge, hypothec, lien, charge, assignment by way of security, title retention, consignment, lease, hypothecation, security interest or other security agreement or trust, right of set off that secures payment of any debt, liability or obligation or other arrangement having the effect of security for the payment of any debt, liability or obligation, and "Encumbrances", "Encumbrancer", "Encumber" and "Encumbered" shall have corresponding meanings.

"ERAA" means Edmonton Regional Airport Authority and its successors and assigns.

"Equivalent Amount" means, where any amount expressed in any currency has to be converted or expressed in another currency, or where its equivalent in another currency has to be determined (or vice versa), the calculation is made at the mid-point spot rate announced or quoted by the Bank of Canada in accordance with its normal practices at or around noon on the previous Business Day for the relevant currency against the other currency (or vice versa).

"Event of Default" has the meaning ascribed thereto in Section 16.1.

"Exchange Rate" means, on any day, with respect to the exchange of one currency (the "First Currency") into another currency (the "Other Currency"), the exchange rate of the Lender at or about 12:00 noon (Toronto time) on that day, which the Lender quotes for the purchase of the First Currency with the Other Currency, or if such rate is not or has not yet been quoted on such day, the last preceding exchange rate of the Lender.

"Face Amount" means:

(a)	in respect of a Bankers' Acceptance, the amount payable to the holder thereof on its maturity; or
(b)	in respect of a Letter of Credit, the maximum amount payable to the beneficiary specified therein or any other Person to whom payments may be required to be made pursuant to such Letter of Credit.

"Federal Funds Rate" means, for any day, the rate of interest per annum set forth in the weekly statistical release designated as H.15, or any successor publication, published by the U.S. Federal Reserve Board (including any such successor, the "H.15") for such day

EXHIBIT 10.1

opposite the caption "Federal Funds (Effective)".  If on any relevant day such rate is not yet published in H.15, the rate for such day will be the rate of interest per annum set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Shares, or any successor publication, published by the Federal Reserve Board (including any successor, the "Composite 3:30 p.m. Quotations") for such day under the caption "Federal Funds Effective Rate".  If on any relevant day the appropriate rate per annum of such day is not yet published in either H.15 or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean of the rates per annum for the last transaction of overnight Federal Funds (such words to have the meaning generally given to them by money market brokers of recognized standing doing business in the United States of America) transactions received by the Lender from three major brokers of recognized standing, selected by the Lender.

"Financial Statements" means the financial statements of a Person as at a specified date and for the period then ended and shall include a balance sheet, statement of income and retained earnings, statement of cash flows and application of funds, together with comparative figures in each case (where a comparative period on an earlier statement exists), all prepared, maintained and stated on a consolidated basis, in accordance with GAAP applied consistently.

"First-Ranking Security Interest" in respect of any Property means an Encumbrance in such Property which is registered where necessary or where the Lender considers such registration desirable to record and perfect the Encumbrances contained therein and which ranks in priority to all other Encumbrances except for any Permitted Encumbrances which (without regard to this Agreement) have priority in accordance with Applicable Laws.

"Fiscal Quarter" means the three (3) month period commencing on the first day of each Fiscal Year and each successive three (3) month period thereafter during such Fiscal Year.

"Fiscal Year" means the fiscal year of the Borrowers, in each case commencing on January 1 of each year and ending on December 31 of each year, or such other fiscal year of the Borrowers, as agreed to by the Lender.

"Fixed Charge Coverage Ratio" means at any time, the ratio of:

(a)

EBITDA for the most recently completed four (4) Fiscal Quarter period less: (i) the amount of the Unfinanced Capital Expenditures; (ii) Cash Taxes paid by the Consolidating Loan Parties determined on a consolidated basis; and (iii) the total amount of Cash Taxes paid by UHA multiplied by the UHA Ownership Percentage, in each case, incurred by such parties during such four (4) Fiscal Quarter period; to

(j)

the sum of: (i) scheduled principal payments of Senior Funded Debt, Interest Expense and payments under Capital Lease obligations of (x) the Consolidating Loan Parties, determined on a consolidated basis, and (y) UHA (excluding payments made in respect of the CRAI Loan pursuant to the CCEG Credit Agreement and Bar None Debt pursuant to the Bar None Debt Repayment Agreement), multiplied by the UHA Ownership Percentage; and (ii) cash

EXHIBIT 10.1

Distributions paid to Century Casino and CCEG by the Consolidating Loan Parties, including without limitation, royalties paid to Century Casino pursuant to the CRAI-CCCI License Agreement, the CCSA License Agreement and the CMI License Agreement, and management fees paid to CCEG under the CRAI Management Agreement, the CCCI Management Agreement, the CCSA Management Agreement, the UHA Management Agreement and the CMI Management Agreement, in each case, paid by such parties during such four (4) Fiscal Quarter period.

"FROL Advance" means a fixed rate operating loan made available by the Lender which is denominated in Canadian Dollars and of which a Borrower has agreed to pay interest in accordance with the terms of this Agreement.

"FROL Period" means the period selected by a Borrower for a FROL Advance or the period applicable to the FROL Advance under the terms of this Agreement which shall be, subject to market availability, 1 month, 2 months or 3 months, commencing on the Drawdown Date, the Rollover date or the Conversion date of such FROL Advance; provided however that:

(a)	in the case of a Rollover, the last day of each FROL Period shall also be the first day of the next FROL Period; and
(b)

the last day of each FROL Period shall be a Business Day and if not, the applicable Borrower shall be deemed to have selected a FROL Period the last day of which is the first Business Day immediately preceding the last day of the FROL Period selected by the applicable Borrower.

"FROL Rate" means, for any FROL Period and FROL Advance, the annual rate of interest quoted by the Lender to the applicable Borrower two (2) Business Days before the first day of a FROL Period, as the rate of interest it will charge for a FROL Advance with a term equal to the FROL Period, which rate shall be determined by the Lender, in its reasonable discretion, plus the Applicable Margin.

"Funded Debt" means, with respect to any Person, without duplication:

(a)	money borrowed (including, without limitation, by way of overdraft) or indebtedness represented by notes payable, debentures and drafts accepted representing extensions of credit;
(d)	bankers' acceptances and similar instruments;
(e)	letters of credit, letters of guarantee and surety bonds issued at the request of such Person;
(f)

actual amounts owed under Hedge Agreements upon termination of such Hedge Agreements, including without limitation net settlement amounts payable upon maturity and termination payments payable upon termination or early termination, which are not paid when due;

EXHIBIT 10.1

(g)	indebtedness secured by any Encumbrance existing on Property of such Person, whether or not the indebtedness secured thereby shall have been assumed;
(h)

all obligations (whether or not with respect to the borrowing of money) that are evidenced by bonds, debentures, notes or other similar instruments or that are not so evidenced but that would be considered by GAAP to be indebtedness for borrowed money;

(i)	all redemption obligations and mandatory dividend obligations of such Person with respect to any Shares issued by such Person and which are by their terms or pursuant to any Contract or arrangement:
(i)

redeemable, retractable, payable or required to be purchased or otherwise retired or extinguished, or convertible into any of the other obligations described in the definition of "Funded Debt" of such Person (A) at a fixed or determinable date, (B) at the option of any holder thereof, or (C) upon the occurrence of a condition not solely within the control and discretion of such Person, or

(ii)	convertible into any other securities described in (i) above;
(k)	all obligations as lessee under sale and lease-back transactions and Capital Leases;
(l)	all obligations of such Person for or in respect of the deferred purchase or acquisition price of property or services (including, without limitation, Purchase Money Obligations);
(m)	all obligations upon which interest charges are customarily paid or payable by that Person prior to payment of the principal amount of the obligations in accordance with the terms of such obligations;
(n)

all obligations for or in respect of the purchase of any Property or the supply of any services, the purchase price in respect of which has been prepaid by the purchaser before the Property subject to such purchase is delivered or the services subject to such supply is provided to the purchaser; and

(o)

any Guarantee (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business) in any manner of any part or all of an obligation included in items (a) through (k) above;

but excluding for greater certainty trade payables, deferred Taxes and accrued current liabilities that do not relate to any of the above.

"GAAP" means generally accepted accounting principles which are in effect from time to time in Canada, as published in the Handbook of the Canadian Institute of Chartered Accountants, applied on a consistent basis.

"Governmental Authority" means:

EXHIBIT 10.1

(a)

any government, parliament or legislature, any regulatory or administrative authority, agency, commission or board and any other statute, rule or regulation making entity having jurisdiction in the relevant circumstances,

(c)	any Person acting within and under the authority of any of the foregoing or under a statute, rule or regulation thereof, and
(d)	any judicial, administrative or arbitral court, authority, tribunal or commission having jurisdiction in the relevant circumstances.

"Guarantee" means any guarantee or indemnity (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business) in any manner of any part or all of a Funded Debt.

"Guarantor" means Century Casino, CCEG, CRIL, each Material Subsidiary that has granted to the Lender the Material Subsidiary Security, and each other Person which has provided a Guarantee of the Obligations to the Lender.

"Hazardous Materials" means any hazardous substance or any pollutant or contaminant, toxic or dangerous waste, substance or material, as defined in or regulated by any Applicable Law, regulation or governmental authority from time to time, including, without limitation, asbestos and polychlorinated biphenyls.

"Hedge Agreement" means a Currency Hedge Agreement or an Interest Rate Hedge Agreement entered into by the Borrowers (or any of them) with a Hedge Provider.

"Hedge Provider" means the Lender or an Affiliate of the Lender that enters into a Hedge Agreement with the Borrowers (or any of them).

"Hostile Acquisition" means an unsolicited acquisition of the Shares of any Person that are publicly traded, or otherwise to facilitate, assist or participate in an acquisition of Shares of any Person that are publicly traded, where the board of directors or the equivalent of such Person has not approved such acquisition nor recommended the approval of such acquisition to the holders of such Shares.

"HRA" means Horse Racing Alberta and any other Governmental Authority that regulates or governs horse racing in Alberta.

"HRA License" means the "A" Track Horse Racing License to be issued by HRA in respect of, and as required for the operation of, the YEG Racetrack and Casino.

"HRA License Agreement" means the Final License Agreement effective April 1, 2019 between HRA and CMI, pursuant which HRA has issued to CMI conditional approval in respect of the HRA License.

"Initial Credit B Drawdown" means the initial Drawdown under Credit B.

EXHIBIT 10.1

"Initial Credit B Drawdown Amount" means the principal amount of the Initial Credit B Drawdown.

"Initial Credit C Drawdown" means the initial Drawdown under Credit C.

"Initial Credit C Drawdown Amount" means the principal amount of the Initial Credit C Drawdown.

"Initial Credit D Drawdown" means the initial Drawdown under Credit D.

"Initial Credit D Drawdown Amount" means the principal amount of the Initial Credit D Drawdown.

"Initial Credit F Drawdown Date" means the date of the Initial Credit F Drawdown under this Agreement.

"Initial Credit F Drawdown" means the initial Drawdown under Credit F.

"Initial Credit F Drawdown Amount" means the principal amount of the Initial Credit F Drawdown.

“Intercompany Indebtedness” means the Funded Debt in the principal amount of up to an amount not exceeding USD $33,000,000.00 due and owing by CRAI to Century Casino, which as of August 24, 2018 is the amount of USD $23,745,635.18, as evidenced by the promissory note issued by CRAI to Century Casino dated January 1, 2018, as amended effective February 16, 2018, March 8, 2018, March 15, 2018, March 22, 2018, May 7, 2018, June 1, 2018, July 5, 2018, July 17, 2018 and August 17, 2018 (as further amended, restated, supplemented or otherwise modified from time to time).

"Interest Expense" means, with respect to any Person for any period, without duplication, interest expense of such Person calculated on a consolidated basis and in accordance with GAAP as the same would be set forth or reflected in a consolidated statement of earnings of such Person and, in any event and without limitation, shall include:

(a)	all interest accrued or payable in respect of such period;
(e)	all fees (including standby, letter of credit, guarantee, commitment and bankers' acceptances fees) accrued or payable in respect of such period, prorated (as required) over such period;
(f)	any difference between the face amount and the discount proceeds of any bankers' acceptances, commercial paper and other obligations issued at a discount, prorated (as required) over such period; and
(g)	the interest component of Capital Lease obligations.

EXHIBIT 10.1

"Interest Payment Date" means, with respect to Prime Rate Advances, US Base Rate Advances and FROL Advances, subject to Section 18.18, the last Business Day of each calendar month and, with respect to FROL Advances, the last day of the FROL Period.

"Interest Rate Hedge Agreements" means all present and future agreements, whether in the form of an ISDA Master Agreement, a futures contract, a swap transaction, an interest rate option, a cap transaction, floor transaction, collar transaction or otherwise, which are designed to manage, mitigate or eliminate risks relating to interest rate fluctuations.

“Interim Funding Agreement” means the interim funding agreement in respect of Credit H between the Borrowers (or any one or more Borrower) and the Lender, including without limitation, all schedules and addenda from time to time attached to and forming part of the Interim Funding Agreement, as such agreement, schedules and addenda may be entered into, supplemented, amended, restated or replaced from time to time.

"Investment" means (a) any loan or other extension of credit (including the delivery of guarantees, indemnities or other financial assistance) or capital contribution (including a transfer of property) to, or acquisition of any Shares, bonds, notes, debentures or other securities of, any Person, (b) any deposit accounts and certificates of deposit maintained by a Person with a financial institution or other Person (other than deposit accounts and certificates of deposit maintained with the Lender), and (c) any purchase of any assets constituting all or part of a business unit from any Person; and "Invest" and "Invested" shall be construed accordingly.

"ISDA Master Agreement" means the 1992 ISDA Master Agreement (Multi-Currency – Cross Border) or the 2002 ISDA Master Agreement, each as published by the International Swaps and Derivatives Association, Inc., each as amended or replaced from time to time and, where the context permits or requires, includes all schedules, supplements, annexes and confirmations attached thereto or incorporated therein, including without limitation, any credit support annex.

"Lease Expiry Date" means the date on which the Borrowers have satisfied all obligations under the Master Lease Agreement, including without limitation, the payment of the total "Number of Rental Payments" as specified in a Lease Schedule.

"Lease Schedules" means the lease schedules, from time to time attached to and forming part of any Master Lease Agreement, entered into between any Borrower and the Lender from time to time, as such may be supplemented, amended, restated or replaced from time to time.

"Lender" means Bank of Montreal and its successors and permitted assigns.

"Letter of Credit" means a letter of credit (in a form acceptable to the Lender) in Canadian Dollars, issued by the Lender at the request and for the account of a Borrower pursuant to this Agreement.

"Letter of Credit Advance" means an Advance of credit under this Agreement by the issuance of a Letter of Credit by the Lender, at the request of a Borrower.

EXHIBIT 10.1

"Letter of Credit Rate" means from time to time for any Letter of Credit Advance, the applicable percentage rate per annum indicated beside the reference to "Letter of Credit Margin" in the definition of "Applicable Margin".

"Level I", "Level II", "Level III" and "Level IV" means, respectively, the period of time during which the corresponding Senior Funded Debt to EBITDA Ratio is as set forth in the table below and "Level" means any such time period:

Senior Funded Debt to EBITDA Ratio	Period
Less than or equal to 1.50:1.00	Level I
Greater than 1.50:1.00 and less than or equal to 2.00:1.00	Level II
Greater than 2.00:1.00 and less than or equal to 3.00:1.00	Level III
Greater than 3.00:1.00 and less than or equal to 4.00:1.00	Level IV

The Senior Funded Debt to EBITDA Ratio shall be determined thirty (30) days after the end of each Fiscal Quarter, from the Financial Statements of the Consolidating Loan Parties and UHA and any resulting change, whether an increase or a decrease, in the rate of any interest or fees payable hereunder shall be calculated and applied from and after the sixtieth (60th) day following the end of such Fiscal Quarter.  In the event that the Borrowers fail to deliver a Compliance Certificate for any Fiscal Quarter, Level IV shall be deemed to be applicable until such Compliance Certificate is delivered confirming that a different Level is applicable, after which time the applicable Level shall be applied. Any resulting change in the rate of any interest or fees payable hereunder in respect of Prime Rate Advances, US Base Rate Advances and Letter of Credit Advances shall be calculated and applied from and after the first date of the change in a Level, with respect to both outstanding and future Prime Rate Advances, U.S. Base Rate Advances and Letter of Credit Advances.  Interest and fees applicable to BA Advances and LIBOR Advances made after any such resulting change shall be calculated on the basis of the Applicable Margin in effect after such resulting change. The Lender and each Borrower acknowledge that as of the date hereof Level II is applicable.

"LIBOR Advance" means an Advance in US Dollars bearing interest based on the LIBOR Rate.

"LIBOR Period" means the period selected by a Borrower for a LIBOR Advance or the deemed period applicable to the LIBOR Advance under the terms of this Agreement which, in either case shall be one (1), two (2), three (3) or six (6) months, or such other periods that may from time to time be agreed to by the Lenders, commencing on the Drawdown Date, the Rollover Date or the Conversion Date of such LIBOR Advance; provided however that:

EXHIBIT 10.1

(a)	in the case of a Rollover, the last day of each LIBOR Period shall also be the first day of the next LIBOR Period;
(a)

the last day of each LIBOR Period shall be a Business Day and, if not, the applicable Borrower shall be deemed to have selected a LIBOR Period the last day of which is the first Business Day following the last day of the LIBOR Period selected by the applicable Borrower; and

(b)	the last day of each LIBOR Period for each LIBOR Advance shall be on or before the Credit B Maturity Date.

"LIBOR Rate" means, for any LIBOR Period and LIBOR Advance: (i) the rate which appears on the display designated as the British Bankers' Associations' Interest Settlement Rate as quoted on the relevant page of the Telerate Monitor (currently page 3750) for deposits in U.S. Dollars (for a period equal to or approximating to that LIBOR Period) at or about 11:00 a.m. (London, England time) on the day that is two (2) Business Days preceding the first day of that LIBOR Period; or (ii) if that display is not then available for U.S. Dollars, the rate (expressed as a percentage rounded to the nearest 0.0001 percentage point) at which deposits in U.S. Dollars, in an amount comparable to the LIBOR Advance, are offered by the Lender (for a period equal to or approximating to that LIBOR Period) to leading European banks in the London Interbank Market at or about 11:00 a.m. (London, England time) two (2) Business Days preceding the first day of that LIBOR Period for delivery on the first day of that LIBOR Period.

"Loan Parties" means, collectively, the Consolidating Loan Parties and the Guarantors, and "Loan Party" means any one of them.

"Maintenance Capex" means expenditures for the maintenance, repair, restoration or other preservation of the property or assets of a Person that are, in accordance with GAAP, classified as capital expenditures.

"Master Lease Agreement" means the master lease of personal property in respect of Credit H between the Borrowers (or any one or more Borrower) and the Lender, including without limitation, the Lease Schedules (as defined herein and therein) and all other related schedules and addenda from time to time attached to and forming part of the Master Lease Agreement, as such agreement, schedules and addenda may be entered into, supplemented, amended, restated or replaced from time to time.

"MasterCard Account Agreements" means the account agreements and related documentation between the Borrowers and the Lender in respect of the Ancillary Facility.

"Material Adverse Effect" means any matter, event or circumstance that, individually or in the aggregate, could, in the opinion of the Lender, acting reasonably, be expected to have a material adverse effect on:

(a)

the business, financial condition, operations, property, assets or undertaking of the Loan Parties, taken as a whole; provided however, in the case of a matter, event or circumstance which has a material adverse effect on the global or Canadian

EXHIBIT 10.1

economy in general, such matter, event or circumstance shall not constitute a "Material Adverse Effect" so long as the Loan Parties are otherwise in compliance with their respective covenants and no Default or Event of Default has occurred under this Agreement, the Master Lease Agreement, the Interim Funding Agreement or the other Credit Documents to which they are a party;

(c)

the ability of the Loan Parties to pay and perform their Obligations in accordance with this Agreement, the Master Lease Agreement, the Interim Funding Agreement any of the Security or any other Credit Documents;

(d)	the validity or enforceability of this Agreement, the Master Lease Agreement, the Interim Funding Agreement or any other Credit Document;
(e)	the rights and remedies of the Lender under the Credit Documents; or
(f)	the priority ranking of any of the Encumbrances granted by the Security or the rights or remedies intended or purported to be granted to the Lender under or pursuant to the Security.

"Material Contract"  means (i) each Project Agreement, (ii) the HRA License Agreement, and (iii) any Contract now or hereafter entered into by a Consolidating Loan Party with any other Person which is not a Consolidating Loan Party, in connection with the ownership or operation of the Business, pursuant to which (A) the monetary obligations thereunder owing by either the counterparty or the Consolidating Loan Party is in excess of $1,500,000, or (B) the loss, termination or material breach of which could reasonably be expected to have a Material Adverse Effect.

"Material Subsidiary" means any Subsidiary of a Borrower whose total assets constitute more than 10% of the Consolidated Total Assets of such Borrower or whose total revenue in any consecutive four (4) Fiscal Quarter period constitutes more than 10% of the consolidated total revenue of such Borrower for then preceding consecutive four (4) Fiscal Quarter period.

"Material Subsidiary Security" means the Guarantee and Security documents described in Section 11.6(i),  11.6(a),  11.6(b),  11.6(c),  11.6(d) and 11.6(g) and other deliverables to be provided to the Lender by each Material Subsidiary pursuant to Section 15.1(k).

"Maturity Date"  means any one of the (i) Credit A Maturity Date; (ii) Credit B Maturity Date; (iii) Credit C Maturity Date; (iv) Credit D Maturity Date; (v) Credit F Maturity Date; (vi) the Credit G Maturity Date; or (vii) or Credit H Maturity Date, as the context requires.

"Modified Consolidated Basis" means the consolidation of financial results for the Borrowers and the Material Subsidiaries.

"Net Proceeds" means any one or more of the following:

(i)	with respect to any Asset Disposition by a Consolidating Loan Party, the net amount equal to the aggregate amount received in cash (including any cash received

EXHIBIT 10.1

by way of deferred payment pursuant to a note, receivable, other non-cash consideration or otherwise, but only as and when such cash is so received) in connection with such Asset Disposition, less the sum of (x) reasonable amounts payable to any Person to discharge Permitted Encumbrances on the assets forming part of the Asset Disposition, and (y) reasonable fees (including, without limitation, reasonable legal fees), commissions and other out-of-pocket expenses incurred or paid for by the Consolidating Loan Parties to any Person in connection with such Asset Disposition (as evidenced by supporting documentation provided to the Lender), and

(ii)

with respect to the incurrence of any Funded Debt or the issuance of Shares by a Consolidating Loan Party, the net amount equal to the aggregate amount received in cash in connection with such incurrence or issuance, less the reasonable fees (including without limitation, reasonable legal fees), commissions and other out-of-pocket expenses owed or paid to any Person (as evidenced by supporting documentation provided to the Lender).

"Obligations" means all of the present and future indebtedness, liabilities and obligations, direct or indirect, absolute or contingent, matured or unmatured of the Loan Parties owing to the Lender and the Hedge Providers under, pursuant to or in connection with this Agreement, the Master Lease Agreement, the Interim Funding Agreement and the other Credit Documents, including without limitation all principal, interest, fees, indemnities, costs and expenses owing by the Loan Parties thereunder.

"Outstanding Principal" means, at any time, the aggregate of: (a) the principal amount of all outstanding Prime Rate Advances and FROL Advances, plus the Equivalent Amount in Canadian Dollars of the principal amounts outstanding of all US Base Rate Advances and LIBOR Advances; and amounts outstanding under the Ancillary Facility; (b) the Equivalent Amount in Canadian Dollars of the Face Amount in respect of outstanding Letters of Credit; and (c) the Face Amount of all outstanding BA Advances.

"Permits" means governmental licenses, authorizations, consents, registrations, exemptions, permits and other approvals required by Applicable Laws.

"Permitted Encumbrances" means, with respect to any Person, the following:

(a)

Encumbrances for taxes, rates, assessments or other governmental charges or levies not yet due (or if overdue are being contested by such Person diligently and in good faith by appropriate proceedings);

(g)

Purchase Money Security Interests, Capital Leases and Encumbrances perfected by the financing statements registered against the Consolidating Loan Parties identified in Schedule "E" at the Alberta Personal Property Registry; and which, in respect of the Consolidating Loan Parties, in the aggregate do not at any time secure obligations exceeding $500,000;

(h)	inchoate Encumbrances imposed or permitted by laws such as garagemens' liens, carriers' liens, builders' liens, materialmens' liens and other liens, privileges or other

EXHIBIT 10.1

charges of a similar nature which relate to obligations not due or delinquent or if due or delinquent are being contested by such Person diligently and in good faith by appropriate proceedings;
(i)

Encumbrances to secure its assessments or current obligations which are not at the time overdue or otherwise dischargeable by the payment of money, and which are incurred in the ordinary course of its business under workers' compensation laws, unemployment insurance or other social security legislation or similar legislation, provided that such Encumbrances are in amounts commensurate with such current obligations;

(j)

Encumbrances or any rights of distress reserved in or exercisable under any lease or sublease to which it is a lessee which secure the payment of rent or compliance with the terms of such lease or sublease, provided that such rent is not then overdue and it is then in compliance in all material respects with such terms;

(k)

the right reserved to or vested in any Governmental Authority by the terms of any lease, license, grant or Permit or by any statutory or regulatory provision to terminate any such lease, license, grant or permit or to require annual or other periodic payments as a condition of the continuance thereof;

(l)	the Security;
(m)	Encumbrances registered against title to the lands on which the Calgary Casino, the Edmonton Casino, the Apex Casino and the YEG REC are located as described in Schedule "E" attached hereto; and
(n)	other Encumbrances agreed to in writing by the Lender;

provided that in each case where it is contesting any obligations, taxes or assessments as contemplated herein, such Encumbrances shall only be Permitted Encumbrances (A) if such Person establishes to the satisfaction of the Lender (acting reasonably) a sufficient reserve for, or if requested by the Lender, deposits with a court of competent jurisdiction or assessing authority, or to such other Person as is acceptable to the Lender, acting reasonably, sufficient funds for the total amount claimed to be secured by such Encumbrances, where the application of such reserve or funds would result in their discharge, and (B) for so long as such contestation effectively postpones the enforcement of the rights of the holder thereof.

"Permitted Funded Debt" means Funded Debt of the Consolidating Loan Parties that constitutes:

(i)	the Obligations under this Agreement;
(iii)	Funded Debt secured by Permitted Encumbrances;
(iv)	Funded Debt between or among Consolidating Loan Parties that have provided Material Subsidiary Security to the Lender; and

EXHIBIT 10.1

(v)	the Intercompany Indebtedness.

"Permitted Investments" means: (i) Investments in a Consolidating Loan Party, excluding any Material Subsidiary of a Consolidating Loan Party unless such Material Subsidiary has granted to the Lender the Material Subsidiary Security and other documents required in accordance with Section 15.1(k); (ii) a wholly owned Subsidiary of a Consolidating Loan Party, provided that such wholly owned Subsidiary has granted to the Lender the Material Subsidiary Security and other documents required in accordance with Section 15.1(k); (iii) Investments in the REC up to the maximum aggregate amount of $35,000,000 which, for greater certainty, includes the CRAI Loan; (iv) any purchase of Shares in UHA from any REC Shareholder (including the conversion of the CRAI Loan to Shares in UHA as contemplated in the CCEG Credit Agreement); provided the Lender has received the Security documents in Section 11.6(l); and (v) Investments in Capital Assets by a Consolidating Loan Party which are permitted in accordance with Section 15.3(n).

"Person" means any individual, sole proprietorship, corporation, company, partnership, unincorporated association, association, institution, entity, party, trust, joint venture, estate or other judicial entity or any governmental body.

"Prime Rate" means the floating annual rate of interest established by the Lender from time to time as the reference rate of interest it uses to determine the interest rate it will charge for loans in Canadian Dollars to its customers in Canada and designated as its "Prime Rate".

"Prime Rate Advance" means an Advance in Canadian Dollars (including all amounts advanced to a Borrower by way of overdraft) bearing interest based on the Prime Rate Advance Rate and includes deemed Prime Rate Advances provided for in Sections 13.10 and 13.18.

"Prime Rate Advance Rate" means the per annum rate of interest equal to the Prime Rate plus the percentage rate per annum indicated beside the reference to "Prime Rate Margin" in the definition of "Applicable Margin".

"Project Agreements" means the Contracts relating to the YEG REC Project that are, in the opinion of the Lender, material to the YEG REC Project, including, without limitation, the Project Construction Management Contracts and the YEG Sublease, in each case as the same may be amended, restated, replaced, supplemented, varied or otherwise modified from time to time, and "Project Agreement" means any one of them.

"Project Budget" means, collectively, the construction budgets for the YEG REC Project delivered to and approved by the Lender and the Quantity Surveyor which, among other things, specifically identifies all Project Hard Costs and all Project Soft Costs for the YEG REC Project, as each such budgets may be amended and revised with the consent of the Lender and AGLC after consultation with the Quantity Surveyor.

"Project Cashflow Forecast" means the detailed cash flow projections provided by CMI to the Lender that outlines the anticipated inflows and outflows of cash over the course of the Project Construction Period.

EXHIBIT 10.1

"Project Construction Completion Date" means the date upon which the YEG REC Project is complete, as confirmed by the Quantity Surveyor, and the YEG REC is fully open to the public.

"Project Construction Lien Holdback Account" means an account established in accordance with Construction Lien Legislation in which the Project Construction Lien Holdback Amount is deposited for release subject to and in accordance with Construction Lien Legislation and this Agreement.

"Project Construction Lien Holdback Amount" means an amount equal to (i) ten percent (10%) of each Drawdown under Credit F, or (ii) such other amount as may be required from time to time by Construction Lien Legislation or any Project Agreement that is to be deposited into the Project Construction Lien Holdback Account from a payment that would otherwise be made under a Project Agreement.

"Project Construction Management Contracts" means, collectively, the YEG Racetrack and Casino Construction Management Contract and the YEG Racetrack Barns Construction Management Contract, and "Project Construction Management Contract" means any one of them.

"Project Construction Period" means, with respect to the construction and development of the YEG REC Project, the period between the Closing Date and the Credit F Maturity Date.

“Project Cost Overruns” means, in respect of the YEG REC Project, the Project Costs which, in the aggregate, are in excess of the Project Costs set out in the Project Budget in effect from time to time.

"Project Costs" means all costs and expenses (hard and soft) relating to the design, development, engineering, financing and construction of the YEG REC Project, whether incurred before or after the Closing Date, including, without limitation, relevant amounts that CMI is required to pay under the Project Construction Management Contracts (net of offsets, recoveries (including recoveries of any goods and services, sales, or similar tax) or other amounts reducing net costs) and also including, without limitation, but without duplication and only to the extent they relate to a YEG REC Project:

(a)	all costs of design, engineering and construction (including any remedial construction) of a YEG REC Project;
(a)	insurance costs (including premiums and deductibles paid) prior to the Project Construction Completion Date;
(b)	the cost of preparation of feasibility and environmental impact assessment studies;
(c)

all costs incurred prior to the Project Construction Completion Date to obtain all necessary permits, licenses and other Governmental Authorizations for the YEG REC Project, including, without limitation, the cost of all related regulatory proceedings and applications; and

EXHIBIT 10.1

(d)	all fees, costs and expenses of consultants and legal counsel in connection with the Credits prior to the applicable Project Construction Completion Date;

provided, however, that Project Costs do not include costs and expenses related to the operation of the YEG REC.

"Project Hard Costs" means, in respect to the YEG REC Project, Project Costs that are not Project Soft Costs.

"Project Plans and Specifications" means the plans and specifications for the YEG REC Project as set out in the Project Construction Management Contracts.

"Project Schedule" means the schedule for each YEG REC Project, setting out, in reasonable detail satisfactory to the Quantity Surveyor and the Lender, acting reasonably, the timeline for such YEG REC Project against which major milestones will be measured, which Project Schedule may be amended periodically by the Quantity Surveyor subject to the agreement of the Lender.

"Project Soft Costs" means Project Costs that are architectural and engineering costs, legal fees, Taxes, insurance, financing charges and projected overhead which have been delineated as ‘Soft Costs’ in the Project Budget.

"Property" means, with respect to any Person, all or any portion of its undertaking, property and assets.

"Purchase Money Obligations" means any indebtedness incurred, assumed or owed by the Consolidating Loan Parties as all or part of, or incurred or assumed by the Consolidating Loan Parties to provide funds to pay all or part of, the purchase price of any property or assets acquired by the Consolidating Loan Parties provided that:

(a)	the aggregate principal amount of all such indebtedness does not, at any time, exceed $500,000; and
(p)

none of the Consolidating Loan Parties or an Affiliate thereof, immediately prior to entering into an agreement for the acquisition of such property or assets, owns or has any interest in, or any entitlement to own, or has any interest in, the property or assets or a portion thereof being so acquired.

"Purchase Money Security Interest" means an Encumbrance created by the Consolidating Loan Parties securing Purchase Money Obligations, provided that (i) such Encumbrance is created substantially simultaneously with the acquisition of such assets, (ii) such Encumbrance does not at any time encumber any property other than the property financed by such Purchase Money Obligations, (iii) the amount of Purchase Money Obligations secured thereby is not increased subsequent to such acquisition, and (iv) the principal amount of Purchase Money Obligations secured by any such Encumbrance at no time exceeds 100% of the original purchase price of such property at the time it was acquired, and in this definition the term "acquisition" shall include, without limitation, a Capital Lease, and the term "acquire" shall have a corresponding meaning.

EXHIBIT 10.1

"Quantity Surveyor" means, Altus Expert Services, Altus Group, the independent project quantity surveyor retained to advise the Lender as to, among other things, the costs incurred with respect to the YEG REC Project or such other similar technical consultant retained by the Lender, and its successors and assigns.

"REC" means the 5/8 mile race track, racing entertainment centre (comprised of a multipurpose entertainment facility integrating live and simulcast horse racing and slot machine casino), with open-air connection to, and including, the grandstand containing dining and entertainment facilities, and all associated infrastructure including services, utilities, parking, road access, landscaping, barns, bleachers, paddock and conversion of existing shell building, located on the REC Lands.

"REC EBITDA" means the consolidated net income of UHA from the REC for such period determined in accordance with GAAP (excluding non-cash income and expenses and extraordinary items), plus, to the extent deducted in determining such net income, the following:

(a)	income Taxes of UHA with respect to net income from the REC for such period;
(b)	Interest Expense of UHA in respect of the REC for such period;
(q)	depreciation and amortization expenses of UHA in connection to the REC during such period; and
(r)	management fees paid or payable by UHA to CCEG under the UHA Management Agreement for such period;

provided that the maximum amount of REC EBITDA shall not exceed in any such period the amount equal to the UHA Ownership Percentage multiplied by the total REC EBITDA for such period. As of the date hereof, CCEG is the sole REC Shareholder and holds 75% of the issued and outstanding Shares of UHA.

"REC Landlord" means 1685258 Alberta Ltd. and its successors and assigns.

"REC Lands" means those lands located at or near Balzac, Alberta, legally described as:

Plan 1012410
Blocked 1
Lot 1
Excepting thereout all mines and minerals
Area: 21.04 hectares (51.99 acres) more or less)

And

Meridian 4 Range 29 Township 26
Section 10
The South half of Legal Subdivision 4
In the South West Quarter

EXHIBIT 10.1

Containing 8.09 hectares (20 acres) more or less
Excepting thereout:
PlanNumberHectares(Acres)more or less
Road071 61161.0142.50
Road071 61181.2092.99
Excepting thereout all mines and minerals and the right to work the same

"REC Shareholders" means CCEG and all Consolidating Loan Parties who from time to time own Shares in UHA and "REC Shareholder" means any one of them. As of the date hereof, CCEG is the sole REC Shareholder and owns 75% of the issued and outstanding Shares of UHA.

"Remaining Project Costs" means, at any time and from time to time, the Project Costs remaining to be paid (including any Project Construction Lien Holdback Amount) in order to complete any YEG REC Project.

"Requirement of Law" means, as to any Person, any law, treaty, regulation, ordinance, decree, judgment, order or similar requirement made or issued under sovereign or statutory authority and applicable to or binding upon that Person, or to which that Person or any of its Property is subject.

"Receivable" means an account receivable owing to the Consolidating Loan Parties from the sale of goods or the provision of services to its customers.

"Responsible Officer" means the chief executive officer, president, any executive vice-president, the chief financial officer, any vice-president, treasurer or other officer.

"Rollover" means a rollover of a BA Advance into another BA Advance, or a LIBOR Advance into another LIBOR Advance, or a FROL Advance into another FROL Advance, or a rollover of a Letter of Credit Advance into another Letter of Credit Advance, as permitted hereby, and "Rolled Over" has a corresponding meaning.

"Scheduled Reduction Date" means the last Business Day of each calendar month.

"Security" means the guarantees and security held from time to time by the Lender, securing or intended to secure payment and performance of the Obligations, including without limitation the guarantees and security described in Section 11.6.

"Senior Funded Debt" means, the Funded Debt of: (i) the Consolidating Loan Parties, determined on a consolidated basis; and (ii) UHA, equal to the total Funded Debt of UHA (excluding the CRAI Loan and Bar None Debt) multiplied by the UHA Ownership Percentage and Funded Debt of the Consolidating Loan Parties and UHA that has been subordinated and postponed to the payment and performance of the Obligations of the Loan Parties to the Lender, pursuant to a postponement and subordination agreement in form and substance satisfactory to the Lender, acting reasonably.

"Senior Funded Debt to EBITDA Ratio" means at any time, the ratio of:

EXHIBIT 10.1

(a)	Senior Funded Debt (excluding lease payments made by UHA under the UHA Groundlease during such period), at the end of the most recently completed four Fiscal Quarter period, to
(o)	EBITDA determined for the most recently completed four (4) Fiscal Quarter period.

"Shareholders' Equity" means, at any time, the aggregate of the shareholders' equity in: (i) the Consolidating Loan Parties, on a consolidated basis: and (ii) UHA, on an unconsolidated basis, multiplied by the UHA Ownership Percentage, in each case, as shown on the consolidated Financial Statements of the Borrowers and the unconsolidated Financial Statements of UHA, respectively, plus the amount of unsecured Funded Debt incurred by the Consolidated Loan Parties from time to time that has been subordinated and postponed to the payment and performance of the Obligations to the Lender and Hedge Providers pursuant to a subordination agreement in form and substance satisfactory to the Lender, acting reasonably.

"Shares" means shares in the capital stock of any corporation or other ownership interests in a partnership or other Person including without limitation, shares, units or interests which carry a residual right to participate in the earnings of such corporation, partnership or other Person or, upon the liquidation or winding up of such corporation, partnership or other Person, to share in its assets.

"Standby Fee" means the fee payable to the Lender on the undrawn portion of a Credit, as provided in Section 11.3.

"Standby Fee Rate" means, from time to time, the applicable percentage rate per annum indicated beside the reference to "Standby Fee Rate" in the definition of "Applicable Margin.

"Structuring Fee" means the structuring fee in the amount of $165,000 earned by and payable to the Lender in accordance with Section 11.4 herein. The Borrowers acknowledge that the Structuring Fee remains outstanding and is due and payable in accordance with Section 11.4.

"Subsequent Credit C Drawdown" means a Drawdown under Credit C by a Borrower, after the Initial Credit C Drawdown.

"Subsequent Credit C Drawdown Amount" means the amount of each Subsequent Credit C Drawdown.

"Subsequent Credit F Drawdown" means a Drawdown under Credit F by a Borrower, after the Initial Credit F Drawdown.

"Subsequent Credit F Drawdown Amount" means the amount of each Subsequent Credit F Drawdown.

EXHIBIT 10.1

"Subsidiary" means, as to any Person, another Person in which such Person and/or one or more of its Subsidiaries owns or controls, directly or indirectly, sufficient voting Shares to enable it or them (as a group) to ordinarily elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or trust, if more than a 50% interest in the profits or capital thereof is owned by such Person and/or by or in conjunction with one or more of its Subsidiaries.  Unless the context otherwise clearly requires, any reference herein to a "Subsidiary" is a reference to a Subsidiary of the Consolidating Loan Parties.

"Taxes" means all taxes, levies, imposts, stamp taxes, duties, deductions, withholdings and similar impositions payable, levied, collected, withheld or assessed as of the date of this Agreement or at any time in the future under the laws of Canada or any political subdivision thereof, and "Tax" shall have a corresponding meaning.

"Term Conversion Date" means the later of: (i) the date which is the first (1st) anniversary date of the Closing Date, and (ii) the date upon which all Conditions Precedent for Credit G in Section 12.4 have been satisfied or waived by the Lender.

"UHA" means United Horsemen of Alberta Inc. and its successors and assigns.

"UHA Documents" means the CCEG Credit Agreement and the CCEG Security, as such documents may be amended, restated, replaced, supplemented or modified from time to time.

"UHA Groundlease" means the ground lease agreement dated October 1, 2012 between the REC Landlord, as landlord, and UHA, as tenant, as amended by the September 30, 2013 amending agreement and as amended, restated, replaced, supplemented or modified from time to time.

"UHA Management Agreement" means the Management Agreement dated October 29, 2012, between CCEG, as manager, and UHA, as owner, without amendment, modification, supplementation or restatement except in respect of the renewal or extension of the term of such agreement from time to time.

"UHA Non-Pledgors" means, collectively, the following shareholders of UHA:

(a)	783036 Alberta Ltd.;
(b)	William E. Code;
(c)	Cornergroup 2024 Investments Inc.;
(d)	Highfield Stock Farm Inc.;
(e)	Saskatoon Valve & Fitting Ltd.;
(f)	Texas Hedge Capital Corporation; and

EXHIBIT 10.1

(g)	Borders Racing Stable Ltd.

"UHA Ownership Percentage" means, for any period, the percentage of the total issued and outstanding voting Shares of UHA held by the REC Shareholders.

"UHA Pledges" means, collectively, the share pledge agreements each dated September 25, 2012, October 25, 2012 and April 25, 2014 provided by the UHA Pledgors in favour of CCEG as part of the CCEG Security and, "UHA Pledge" means any one of them.

"UHA Pledgors" means, collectively, the following shareholders of UHA:

(a)	945722 Alberta Ltd.;
(h)	Bar None;
(i)	Barbara Lynne Ham;
(j)	C & C Holdings Inc.;
(k)	Gordon Church and Rosemary Church;
(l)	CREG Racing Inc.;
(m)	D.I.A. Holdings Ltd.;
(n)	Gordon Bryan;
(o)	G S L Developments Ltd.;
(p)	Juris Livestock Limited;
(q)	KPM Investments Ltd.;
(r)	Rocky Mountain Turf Club Inc.;
(s)	Roger Fortier;
(t)	Sandra Rexilius;
(u)	Seabiscuit Ventures Inc.;
(v)	Wayne Wilbur Ham; and
(w)	Darcy Marler.

"Unfinanced Capital Expenditures" means, for any period, the Capital Expenditures incurred by: (i) the Consolidating Loan Parties (on a consolidated basis), less the principal amount of all Advances under Credit C and Credit H used to pay for such Capital Expenditures; and (ii) UHA, multiplied by the UHA Ownership Percentage, and in each

EXHIBIT 10.1

case, less any Capital Expenditures funded by operating or Capital Leases.  In no event shall Unfinanced Capital Expenditures be less than zero for Financial Covenant calculation purposes under this Agreement.

"US Base Rate" means, on any day, the floating annual rate of interest equal to the greater of:

(a)

on any day, the floating annual rate of interest established from time to time by the Lender as the reference rate it will use to determine rates of interest on US Dollar loans to its customers in Canada and designated as its "US Dollar Base Rate"; and

(p)	a rate of interest per 365 or 366 day period, as applicable, equal to the Federal Funds Rate plus one percent (1%).

"US Base Rate Advance" means the portion of an Advance made available by the Lender to a Borrower pursuant to Section 13.2 and outstanding from time to time, which is denominated in US Dollars and on which such Borrower has agreed to pay interest in accordance with Section 11.1, and includes deemed US Base Rate Advances provided for in Sections 13.20 and Converted Advances into US Base Rate Advances provided for in Section 13.22.

"US Dollars" and the symbol "US$" each mean lawful money of the United States of America.

"YEG Casino AGLC License" means the Racing Entertainment Centre License to be issued by AGLC in respect of, and as required for the operation of, the YEG Racetrack and Casino.

"YEG Head Lease" means the ground lease dated July 31, 1992 between the Crown, as landlord, and ERAA, as tenant, pursuant to which ERAA leases the YEG REC Lands, as amended.

"YEG Racetrack and Casino" means the casino, class “A” horse racetrack and racing entertainment centre, restaurant, other ancillary businesses and facilities relating thereto known as “Century Mile Racetrack and Casino” located on the YEG REC Lands but specifically excluding for greater certainty, the YEG Racetrack Barns.

"YEG Racetrack and Casino Construction Management Contract" means the Construction Management Contract between CCEG and the YEG Racetrack and Casino Contractor dated November 22, 2016, as amended by letter dated May 29, 2018 and as assigned by CCEG to CMI pursuant to an Assignment and Assumption of Construction Management Contract dated August 30, 2017 between CCEG and CMI, with the consent of the YEG Racetrack and Casino Contractor, with respect to the performance by the YEG Racetrack and Casino Contractor of the site management, administration and other technical services required for the construction and development of the YEG Racetrack and Casino Project, as amended, restated, replaced, supplemented and modified from time to time.

EXHIBIT 10.1

"YEG Racetrack and Casino Project" means the design, development, engineering, financing and construction of the YEG Racetrack and Casino.

"YEG Racetrack and Casino Contractor" means Chandos Construction Ltd., and its successors and assigns, including any successors by reason of amalgamation.

"YEG Racetrack Barns" means the (2) two barns to be developed and constructed to support the YEG Racetrack and Casino on the YEG REC Lands.

"YEG Racetrack Barns Contractor" means Superior Buildings and Design Ltd., and its successors and assigns, including any successors by reason of amalgamation.

"YEG Racetrack Barns Construction Management Contract" means the Design-Build Stipulated Price Contract between CMI and the YEG Racetrack Barns Contractor dated December 1, 2017, with respect to the performance by the YEG Racetrack Barns Contractor of the site management, administration and other technical services required for the construction and development of the YEG Racetrack Barns Project, as amended, restated, replaced, supplemented and modified from time to time.

"YEG Racetrack Barns Project" means the design, development, engineering, financing and construction of the YEG Racetrack Barns.

"YEG REC" means, collectively, the YEG Racetrack and Casino and the YEG Racetrack and Barns.

"YEG REC Lands" means the lands subleased by CMI in respect to the YEG REC pursuant to the YEG Sublease municipally described as 4711 Airport Perimeter Road, Edmonton International Airport, in the County of Leduc, Alberta, and legally described as:

BLOCK A, PLAN 902-2386
EAST HALF OF SECTION 17-50-25-W4
EAST HALF OF SECTION 8-50-25-W4

"YEG REC Project" means, collectively, the YEG Racetrack and Casino Project and the YEG Racetrack Barns Project.

"YEG Sublease" means the development ground lease dated June 12, 2017 between ERAA, as sublandlord, and CMI, as subtenant, pursuant to which CMI leases the YEG REC Lands, as amended by the first amendment to development ground lease dated October 25, 2017 and the second amendment to development ground lease dated December 12, 2017, as further amended, restated, replaced, supplemented and modified from time to time.

1.2	Knowledge

Where any representation, warranty or other provision of this Agreement is qualified by reference to the knowledge of the Borrowers, after reasonable inquiry, it shall be deemed to refer

EXHIBIT 10.1

to the actual knowledge of the Chief Financial Officer (or other senior officer performing the equivalent duties and responsibilities) of Century Casino after having made such inquiries of those Responsible Officers of the Borrowers, and, if as a result of the actual knowledge of such Responsible Officers after having made such inquiries, there is an issue or matter known that would reasonably require advice from professional advisors, the professional advisors of the Borrowers likely to have knowledge of the relevant subject matter.

1.3	Accounting Terms and Computations

Each accounting term used in this Agreement has the meaning assigned to it under GAAP unless otherwise defined herein and reference to any balance sheet item or income statement item means such item as computed from the applicable statement prepared in accordance with GAAP.  All Financial Statements required to be delivered hereunder shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved.

1.4	Schedules

Schedule A-Form of Compliance Certificate

Schedule B-Form of Drawdown Notice

Schedule C-Closing Date Litigation

Schedule D-Disclosure Schedule

Schedule EPermitted Encumbrances

ARTICLE II CREDIT A
2.1	Amount and Availment Options

Upon and subject to the terms and conditions of this Agreement, the Lender agrees to provide a committed, extendible, revolving credit facility ("Credit A") for the use of the Borrowers by way of multiple Drawdowns in the maximum aggregate amount of up to the Credit A Facility Limit.  At the option of a Borrower, Credit A may be used by such Borrower by requesting: (i) Prime Rate Advances from the Lender or by maintaining an overdraft in a Designated Account; and/or (ii) US Base Rate Advances from the Lender; and/or (iii) Letter of Credit Advances from the Lender.  The Lender agrees to provide the Ancillary Facility to the Borrowers up to the maximum aggregate amount of $200,000 (with individual credit limits of up to $30,000), which for greater certainty shall form part of Credit A and be included in the Credit A Facility Limit.

2.2	Committed and Revolving Credit A

The principal amount of any Advance under Credit A that is repaid may, subject to the terms of this Agreement, be reborrowed (up to the Credit A Facility Limit) from time to time.  Credit A is a revolving, committed credit facility and the principal amount of Drawdowns under Credit A that is repaid shall, subject to the provisions of this Agreement, be made available to the Borrowers by the Lender from time to time until the Credit A Maturity Date.

EXHIBIT 10.1

2.3	Use of Credit A

Credit A shall only be used and shall only be made available to the Borrowers for general corporate purposes of the Borrowers and their Affiliates, including, without limitation: (i) to pay the fees, costs and expenses relating to the Facilities and the preparation, negotiation and settlement of this Agreement, the Security and the other Credit Documents; (ii) for ongoing working capital requirements; and (iii) for Letter of Credit requirements of AGLC and other Governmental Authorities.

ARTICLE III Credit B
3.1	Amount and Availment Options

Upon and subject to the terms and conditions of this Agreement, the Lender has provided a committed, non-revolving, reducing term credit facility ("Credit B") for the use of the Borrowers up to the amount of the Credit B Facility Limit made available by way of Prime Rate Advances, US Base Rate Advances, FROL Advances, BA Advances and/or LIBOR Advances from the Lender.

The Borrowers and Lender each acknowledge and agree that Credit B has been fully drawn.

3.2	Committed and Non-Revolving Credit B

Credit B is a committed, non-revolving, reducing term credit facility and the principal amount of Drawdowns under Credit B that is repaid from time to time may not be reborrowed.

3.3	Use of Credit B

Credit B has been made available to the Borrowers for working capital or general corporate purposes of a Borrower or any of its Affiliates.

ARTICLE IV Credit C
4.1	Amount and Availment Options

Upon and subject to the terms and conditions of this Agreement, the Lender agrees to provide a committed, revolving, reducing term credit facility ("Credit C") for the use by the Borrowers by way of multiple Drawdowns from time to time in the maximum aggregate amount of up to the amount of the Credit C Facility Limit.  At the option of a Borrower, Credit C may be used by such Borrower by requesting: (i) Prime Rate Advances from the Lender; (ii) FROL Advances from the Lender; and/or (iii) BA Advances from the Lender.

4.2	Committed and Revolving Credit C

The principal amount of any Advance under Credit C that is repaid may, subject to the terms of this Agreement, be reborrowed (up to the Credit C Facility Limit) from time to time.

EXHIBIT 10.1

Credit C is a revolving, committed, reducing term credit facility and the principal amount of Drawdowns under Credit C that is repaid shall, subject to the provisions of this Agreement, be made available to the Borrower by the Lender from time to time until the Credit C Maturity Date.

4.3	Use of Credit C

Subject to the provisions of this Agreement, Credit C shall only be used and shall only be made available to the Borrowers for Capital Expenditures of any Borrower or any of its Affiliates or for Permitted Investments.

ARTICLE V Credit D
5.1	Amount and Availment Options

Upon and subject to the terms and conditions of this Agreement, the Lender has provided a committed, non-revolving, reducing term credit facility ("Credit D") for the use of the Borrowers by way of one Drawdown up to the amount of the Credit D Facility Limit made available by way of Prime Rate Advances or BA Advances.

The Borrowers and Lender each acknowledge and agree that Credit D has been fully drawn.

5.2	Committed and Non-Revolving Credit D

Credit D is a committed, non-revolving, reducing term credit facility and the principal amount of the Drawdown under Credit D that is repaid from time to time may not be reborrowed.

5.3	Use of Credit D

Credit D has been made available to the Borrowers for the purpose of financing the acquisition of the Apex Casino and Apex Lands.

ARTICLE VI Credit E
6.1	Amount and Availment Options

The Lender or an Affiliate of the Lender, as a Hedge Provider, may, in its sole discretion, make available to the Borrowers (or any of them), interest rate hedges and currency exchange hedges with a maximum Deemed Risk equal to the Credit E Facility Limit ("Credit E").  Credit E shall be used by the Borrowers for the purpose of hedging interest rate risk or currency exchange rate risk.  The Borrowers may utilize Credit E by entering into Hedge Agreements with a Hedge Provider from time to time (subject to availability) upon such terms and conditions as may be offered by such Hedge Provider from time to time, but the maximum term of any Interest Rate Hedge Agreement shall in no event exceed five (5) years and the maximum term of any Currency Hedge Agreement shall in no event exceed twelve (12) months. If the maximum Deemed Risk at any time exceeds the Credit E Facility Limit, the Borrowers shall, within ten (10) Business Days,

EXHIBIT 10.1

take such steps as are required to reduce the maximum Deemed Risk to an amount less than the Credit E Facility Limit.

Prior to engaging in any Hedge Agreements under Credit E, each Borrower shall first execute and deliver to such Hedge Provider an ISDA Master Agreement, and such other documentation as each Hedge Provider may require, for any such transactions, the terms of which are not inconsistent with this Agreement and which provide that this Agreement is a Credit Support Document as defined therein.  For greater certainty, the obligations of the Borrowers under Credit E shall be secured by the Security on a pari passu basis and shall rank pari passu with all Obligations under the other Credits.

ARTICLE VII Credit F
7.1	Amount and Availment Options

Upon and subject to the terms and conditions of this Agreement, the Lender agrees to provide a demand, non-revolving, construction credit facility ("Credit F") for the use of CMI by way of multiple Drawdowns from time to time in the maximum aggregate amount of up to the amount of the Credit F Facility Limit. At the option of CMI, Credit F may be used by CMI by requesting: (i) Prime Rate Advances from the Lender; and/or (ii) Letter of Credit Advances from the Lender.

On the Credit F Maturity Date, any unused portion under Credit F shall be automatically cancelled and the amount referred to in (iii) of the definition of the Credit F Facility Limit shall be reduced by such unused portion of Credit F cancelled on the Credit F Maturity Date and thereafter, provided that the applicable conditions precedent set out in Section 12.4 have been satisfied or waived by the Lender, (A) all outstanding Obligations under Credit F shall Convert to the applicable type of Advance set out in the Drawdown Notice of the Borrowers (to be provided prior to the Term Conversion Date pursuant to Section 12.4 and Sections 13.4 and 13.5), (B) all such outstanding Obligations under Credit F on the Term Conversion Date shall thereupon automatically be deemed to be Outstanding Principal under Credit G, and (C) Credit F shall be automatically cancelled in its entirety. The outstanding Obligations under Credit F as at the Term Conversion Date shall be referred to as the "Credit G Conversion Amount".

7.2	Demand and Non-Revolving Credit F

Credit F is a demand, non-revolving, construction credit facility and the principal amount of Drawdowns under Credit F that is repaid from time to time may not be reborrowed.

7.3	Use of Credit F

Subject to the provisions of this Agreement, Credit F shall only be used and shall only be made available to CMI up to the amount of the Credit F Facility Limit for (i) the purpose of paying the Project Costs, and (ii) to fund the Project Construction Lien Holdback Account for the YEG REC Project with the Project Construction Lien Holdback Amount, to the extent necessary under the Construction Lien Legislation.

EXHIBIT 10.1

ARTICLE VIII Credit G
8.1	Amount and Availment Options

Upon and subject to the terms and conditions of this Agreement, the Lender agrees to provide a committed, non-revolving, reducing term credit facility ("Credit G") for the use of CMI by way of one Drawdown in the amount of the Credit G Conversion Amount. At the option of CMI, Credit G may be used by requesting: (i) Prime Rate Advances from the Lender; and/or (ii) BA Advances from the Lender. Such one time Drawdown will be used to refinance Credit F in an amount equal to the Credit G Conversion Amount.

8.2	Committed and Non-Revolving Credit G

Credit G is a committed, non-revolving, term credit facility and the principal amount of Drawdowns under Credit G that is repaid from time to time may not be reborrowed.

8.3	Use of Credit G

Subject to the provisions of this Agreement, Credit G shall only be used and shall only be made available to CMI in the amount of the Credit G Conversion Amount.

ARTICLE IX Credit H
9.1	Amount and Availment Options

Upon and subject to the terms and conditions of this Agreement, the Interim Funding Agreement and the Master Lease Agreement, the Lender agrees to provide an equipment leasing credit facility ("Credit H") in the amount of the Credit H Facility Limit for the use of the Borrowers to finance up to one hundred percent (100%) of the purchase price of any Capital Expenditures other than Capital Expenditures relating to the YEG REC Project. Any Advance under Credit H shall be made pursuant to the Lender’s Interim Funding Agreement and Master Lease Agreement, and at no time shall the aggregate Outstanding Principal under Credit H exceed the Credit H Facility Limit.

9.2	Interest

The Borrowers shall pay interest, fees and other amounts under Credit H at the margins and rates determined by the Master Lease Agreement and on execution of the applicable Lease Schedule.

EXHIBIT 10.1

9.3	Committed and Revolving Credit H

The principal amount of any Advance under Credit H that is repaid may, subject to the terms of this Agreement, the Interim Funding Agreement and the Master Lease Agreement, be reborrowed (up to the Credit H Facility Limit) from time to time.

9.4	Repayment of Advances under Credit H

All repayments of an Advance under Credit H, including all mandatory and voluntary prepayments, shall be made in accordance with the Interim Funding Agreement and the Master Lease Agreement and otherwise the Outstanding Principal together with all interest accrued thereon and any other amounts due and owing in respect of Credit H shall be due on the Credit H Maturity Date. The obligations of the Borrowers under Credit H shall be secured by the Security on a pari passu basis and shall rank pari passu with all Obligations under the other Credits.

ARTICLE X REPAYMENT AND REDUCTION OF CREDITS
10.1	Repayment of Advances

The Borrowers shall pay all principal, interest and other amounts arising under the Ancillary Facility in accordance with the provisions of the MasterCard Account Agreements entered into by the Borrowers and the Lender from time to time.

On the Credit A Maturity Date, the Credit B Maturity Date, the Credit C Maturity Date, the Credit D Maturity Date, the Credit F Maturity Date, the Credit G Maturity Date and the Credit H Maturity Date, the Borrowers shall repay in full all Obligations which are then outstanding under Credit A, Credit B, Credit C, Credit D, Credit F, Credit G and Credit H, respectively.

The Borrowers shall repay in full all Obligations under each Hedge Agreement entered into under Credit E on the contract maturity of such Hedge Agreement, or as otherwise specified in such Hedge Agreement.

10.2	Voluntary Reduction of Credits

The Borrowers may, at any time, upon giving at least three (3) Business Days' prior written notice to the Lender, permanently reduce, in whole or in part, any portion of Credit A, Credit B, Credit C, Credit D, Credit F or Credit G.  Any such reduction will be in a minimum amount of $100,000 in the case of Credit A or $1,000,000 in the case of Credit B, Credit C, Credit D, Credit F or Credit G.  The amount referred to in (i) of the definition of Credit A Facility Limit, Credit B Facility Limit, Credit C Facility Limit, Credit D Facility Limit and/or Credit F Facility Limit (as applicable) shall be reduced by an amount equal to the amount of Credit A, Credit B, Credit C, Credit D and/or Credit F (as applicable) cancelled or reduced.  Any such reduction of the Credit A Facility Limit, the Credit B Facility Limit, the Credit C Facility Limit, the Credit D Facility Limit and/or the Credit F Facility Limit shall only be effective if, on or prior to the last day of such three (3) Business Day notice period, the Borrowers have:

EXHIBIT 10.1

(a)

prepaid or otherwise reduced Advances outstanding to the Lender in an amount equal to the amount by which Advances outstanding to the Lender exceeds the amount of the Credit A Facility Limit, the Credit B Facility Limit, the Credit C Facility Limit, the Credit D Facility Limit or the Credit F Facility Limit immediately after the reduction provided for in such notice;

(b)	paid all accrued interest and other charges and fees in respect of the Advances being repaid or reduced as aforesaid (including without limitation, amounts payable pursuant to Section 18.10); and
(c)

paid all amounts required to be paid in connection with the termination of all or any part of any Hedge Agreements required as a result of such repayment of Advances so that the aggregate notional principal amount of all Interest Rate Hedge Agreements does not exceed the Outstanding Principal under Credit B, Credit C, Credit D, Credit F and Credit G.

Any such notice of cancellation is irrevocable and the amount of the applicable Credit so cancelled and reduced may not be reinstated hereunder.  For clarity, the Borrowers may not by reason of any such reduction or cancellation contemplated by this Section repay or convert:

(a)	any Bankers' Acceptance prior to its maturity date;
(b)	any FROL Advance prior to its maturity date; or
(d)

any LIBOR Advance prior to the end of the applicable LIBOR Period, unless the Borrowers indemnify the Lender for any loss or expense that the Lender incurs as a result thereof, including any breakage costs, and each such repayment shall be in a minimum amount of US$1,000,000 and in a whole multiples of US$100,000.

Any repayments under this Section in respect to Credit B, Credit C, Credit D or Credit G shall be applied initially to the next scheduled: (i) Credit B Scheduled Reduction Amount, in the case of a prepayment under Credit B; (ii) Credit C Scheduled Reduction Amount, the case of a prepayment under Credit C; (iii) Credit D Scheduled Reduction Amount, in the case of a prepayment under Credit D; or (iv) Credit G Scheduled Reduction Amount, in the case of a repayment under Credit G, following which, in each case, prepayments will be applied in inverse order of maturity of Credit B, Credit C, Credit D or Credit G, as applicable.

10.3	Repayment of Credit B Outstanding Principal and Reduction of Credit B

Outstanding Principal under Credit B shall be payable by the Borrowers to the Lender on each Scheduled Reduction Date in an aggregate amount equal to the Credit B Scheduled Reduction Amount until all Outstanding Principal under Credit B is repaid in full.  Credit B Scheduled Reduction Amounts paid by the Borrowers (or any of them) to the Lender may not be re-borrowed by the Borrowers. On each Scheduled Reduction Date, the amount referred to in (i) of the definition of Credit B Facility Limit shall be reduced by the Outstanding Principal repaid.

EXHIBIT 10.1

10.4	Repayment of Credit C Outstanding Principal and Reduction of Credit C

Drawdowns under Credit C from time to time shall be repaid over a ten (10) year straight-line amortization period.  Outstanding Principal under Credit C shall be payable by the Borrowers to the Lender on each Scheduled Reduction Date in an aggregate amount equal to the Outstanding Principal repaid.  Credit C Scheduled Reduction Amounts paid by the Borrowers (or any of them) to the Lender may be re-borrowed by the Borrowers.

10.5	Repayment of Credit D Outstanding Principal and Reduction of Credit D

Outstanding Principal under Credit D shall be payable by the Borrowers to the Lender on each Scheduled Reduction Date in an amount equal to the Credit D Scheduled Reduction Amount.  Credit D Scheduled Reduction Amounts paid by the Borrowers (or any of them) to the Lender may not be re-borrowed by the Borrowers. On each Scheduled Reduction Date, the amount referred to in (i) of the definition of Credit D Facility Limit shall be reduced by the Outstanding Principal repaid.

10.6	Repayment of Credit F Outstanding Principal and Reduction of Credit F

With respect to the Outstanding Principal under Credit F, the Borrowers shall only be obligated to pay monthly interest payments in respect of such Outstanding Principal. Notwithstanding the foregoing, the Outstanding Principal under Credit F shall be payable by the Borrower to the Lender on demand.

10.7	Repayment of Credit G Outstanding Principal and Reduction of Credit G

The Outstanding Principal under Credit G shall be repaid over a twenty (20) year straight-line amortization period.  Outstanding Principal under Credit G shall be payable by the Borrowers to the Lender on the last Business Day of the month in which the Term Conversion Date occurs and continuing on each Scheduled Reduction Date thereafter, in each case, in an amount equal to the Credit G Scheduled Reduction Amount. All Outstanding Principal under Credit G, together with all interest accrued thereon, shall be due and payable to the Lender on the Credit G Maturity Date.  Outstanding Principal paid by the Borrowers (or any of them) to the Lender may not be re-borrowed.

10.8	Mandatory Repayments

At any time any of the Obligations under Credit A, Credit B, Credit C, Credit D, Credit F or Credit G are outstanding, the Borrowers shall make additional payments of Outstanding Principal under Credit B, then to Credit C, then to Credit D, then to Credit F, then to Credit G and then to Credit A, to the Lender, as follows:

(a)

an amount equal to all Net Proceeds in excess of $500,000 in the aggregate from any Asset Disposition by the Consolidating Loan Parties (other than the sale of inventory in the ordinary course of business and for the purpose of carrying on the same) in any Fiscal Year shall be used to repay Outstanding Principal under Credit B, Credit C, Credit D, Credit F, Credit G and Credit A (in that order and in each case, to be applied in inverse order of maturity) within five (5) Business Days of

EXHIBIT 10.1

the receipt of such Net Proceeds, except to the extent that the Borrowers will reinvest such Net Proceeds (other than in cash or Cash Equivalents) in the Business and provided such reinvestment occurs within ninety (90) days of the receipt of such Net Proceeds;

(b)

an amount equal to all Net Proceeds from the incurrence of any Funded Debt or the issuance of Shares by the Consolidating Loan Parties shall be used to repay Outstanding Principal under Credit B, Credit C, Credit D, Credit F, Credit G and Credit A (in that order and in each case, to be applied in inverse order of maturity) within five (5) Business Days after receipt of such Net Proceeds; and

(c)

an amount equal to all cash proceeds of insurance claims payable to the Consolidating Loan Parties (or any one of them), excluding amounts received by the Consolidating Loan Parties from an insurer in respect of third party liability coverage (including, without limitation, coverage for director and officer liability) in respect of any of the Property of the Consolidating Loan Parties to the extent such proceeds are required by Applicable Laws to be paid to such third party ("Insurance Proceeds"), shall be used to repay Outstanding Principal under Credit B, Credit C, Credit D, Credit F, Credit G and Credit A (in that order and in each case, to be applied in inverse order of maturity) within five (5) Business Days after receipt, except to the extent that the Borrowers will reinvest such Insurance Proceeds (other than in cash or Cash Equivalents) in the Business and provided such reinvestment occurs within ninety (90) days of the receipt of such Insurance Proceeds.

The amount referred to in (i) of the definitions of each of Credit B Facility Limit, Credit D Facility Limit and Credit F Facility Limit shall be respectively reduced by the amount of Outstanding Principal under Credit B, Credit D and Credit F, as applicable, paid by the Borrowers to the Lender under this Section 10.8.

10.9	Facility Limits

The Outstanding Principal under Credit A (including the Ancillary Facility) and Credit C shall be repaid by the Borrowers such that the aggregate Outstanding Principal under Credit A (including the Ancillary Facility) or Credit C does not at any time exceed the Credit A Facility Limit and the Credit C Facility Limit, respectively.

ARTICLE XI INTEREST RATES, FEES AND SECURITY
11.1

Interest Rates applicable to Prime Rate Advances, US Base Rate Advances, the Ancillary Facility and FROL Advances, and fees applicable to Letter of Credit Advances, BA Advances and the Ancillary Facility

Each Borrower shall pay to the Lender:

(a)	interest in arrears on each Interest Payment Date on each Prime Rate Advance made to such Borrower at a rate per annum equal to the applicable Prime Rate Advance

EXHIBIT 10.1

Rate. Such interest shall be calculated monthly in arrears and be payable on each Interest Payment Date for the calendar month immediately prior to the Interest Payment Date and shall be calculated on the basis of the actual number of days elapsed in a year of 365 or 366 days (as applicable).  A change in the Prime Rate will simultaneously cause a corresponding change in the interest payable for a Prime Rate Advance, and a change in the Applicable Margin will cause a change in the interest payable as provided for in the definition of "Applicable Margin";

(b)

interest in arrears on each Interest Payment Date on each US Base Rate Advance made to such Borrower at a rate per annum equal to the US Base Rate plus the Applicable Margin.  Such interest shall be calculated monthly in arrears and be payable on each Interest Payment Date for the calendar month immediately prior to the Interest Payment Date and shall be calculated on the basis of the actual number of days elapsed in a year of 365 or 366 days (as applicable). A change in the US Base Rate will simultaneously cause a corresponding change in the interest payable for a US Base Rate Advance, and a change in the Applicable Margin will cause a change in the interest payable as provided for in the definition "Applicable Margin";

(c)

interest in arrears on each Interest Payment Date on the principal amount of each FROL Advance at a rate per annum equal to the applicable FROL Rate. Such interest shall be calculated monthly in arrears and be payable on each Interest Payment Date for the period immediately prior to the Interest Payment Date and shall be calculated on the basis of the actual number of days elapsed in a year of 365 or 366 days (as applicable). For greater certainty, in the case of a Rollover only, the interest payable on the last day of the applicable FROL Period shall satisfy both the interest payable in respect of the last day of such FROL Period and the interest payable on the first day of the next FROL Period;

(d)

fees and interest on amounts outstanding under the Ancillary Facility at the rate per annum from time to time advised to the Borrowers by the Lender pursuant to the MasterCard Account Agreements in accordance with the provisions thereof;

(e)

fees on Letter of Credit Advances made at the request of such Borrower at a rate per annum equal to the Letter of Credit Rate on the Face Amount of such Letter of Credit, as provided for in Section 13.17.  Such fees shall be calculated quarterly in arrears and be payable on the last day of each calendar quarter for such calendar quarter and shall be calculated on the basis of the actual number of days elapsed in a year of 365 or 366 days (as applicable).  A change in the Applicable Margin will cause a change in the Letter of Credit fees payable as provided for in the definition of "Applicable Margin"; and

(f)

the applicable Bankers' Acceptance Stamping Fee at the time of each BA Advance requested by such Borrower.  The Bankers' Acceptance Stamping Fee shall be calculated at the applicable BA Stamping Fee Rate, based on a year of 365 days.

EXHIBIT 10.1

11.2	Interest on LIBOR Advances

Each Borrower shall pay to the Lender interest on each LIBOR Advance made to such Borrower at a rate per three hundred sixty (360) day period equal to the LIBOR Rate, plus the Applicable Margin. A change in the Applicable Margin will cause a change in the interest payable as provided for in the definition of "Applicable Margin". Such interest shall be payable on the last day of the applicable LIBOR Period or, if the LIBOR Period is longer than three (3) months, every three (3) months and on the last day of the applicable LIBOR Period. All interest shall accrue from day to day and shall be payable in arrears for the actual number of days elapsed from and including the date of Advance, or the previous date on which interest was payable, as the case may be, to but excluding the date on which interest is payable, or the last day of the LIBOR Period, as the case may be, both before and after maturity, demand, default and judgment, with interest on overdue principal and interest at the rate provided for in this Agreement payable on demand.  The principal and overdue interest with respect to a LIBOR Advance, upon the expiry of the LIBOR Period applicable to such LIBOR Advance, shall bear interest, payable on demand, calculated at the rates applicable to principal and overdue interest (as the case may be) with respect to US Base Rate Advances.

11.3	Standby Fees

The Borrowers shall pay to the Lender Standby Fees calculated at the rate per annum (based on a year of 365 or 366 days, as applicable) equal to the Standby Fee Rate, for the period from and after the date of this Agreement, on the aggregate average daily undrawn balance of Credit A, Credit C, Credit F and Credit H.  The Standby Fees shall be calculated daily and payable by the Borrowers quarterly in arrears on the first Business Day after the end of each calendar quarter.

11.4	Structuring Fees

The Borrowers shall pay to the Lender the Structuring Fee on or before the Closing Date.

11.5	Annual Extension Fee

The Borrowers shall pay to the Lender an annual extension fee equal to the amount of:

(a)

0.075% of (i) the Credit A Facility Limit; (ii) the Credit C Facility Limit; and (iii) the Outstanding Principal amount of Credit B from time to time, calculated and payable in respect of each such Credit on September 30 of each year until the applicable Maturity Date for such Credit; and,

(b)

0.075% of (i) the Outstanding Principal Amount of Credit F until the Term Conversion Date, (ii) the Outstanding Principal amount of Credit D from time to time, and (iii) following the Term Conversion Date, the Outstanding Principal amount of Credit G from time to time, calculated and payable in respect of each such Credit on each anniversary date of the Closing Date beginning on the first anniversary date of the Closing Date and continuing thereafter on each one (1) year anniversary date until the applicable Maturity Date for such Credit.

EXHIBIT 10.1

11.6	Security

The Borrowers shall, and shall cause each other Loan Party to, as such Security pertains to such party noted below, execute and deliver the following security to the Lender from time to time:

(a)

fixed and floating charge demand debenture in the principal amount of $200,000,000 to be issued by each Consolidating Loan Party in favour of the Lender in respect of all of the real and personal property of such Consolidating Loan Party (each, a "Debenture");

(b)

debenture pledge agreement to be granted by each Consolidating Loan Party in connection with the Debenture issued to the Lender by such Consolidating Loan Party, as described in Subsection 11.6(a) (each, a "Debenture Pledge");

(c)

assignment of Material Contracts (together with all consents and acknowledgements from the counterparties to such Material Contracts, as the Lender may reasonably request) to be granted by each Consolidating Loan Party in favour of the Lender;

(d)

share pledge agreement to be granted by each Consolidating Loan Party in favour of the Lender pursuant to which the Shares in each of its Subsidiaries are pledged to the Lender, together with original Share certificates and duly endorsed original blank transfer powers of attorney in respect of such certificates in favour of the Lender;

(e)

share pledge agreement granted by CCEG in favour of the Lender pursuant to which the Shares in the capital of UHA and each of the Borrowers held by CCEG from time to time are pledged to the Lender, together with original Share certificates and duly endorsed original blank transfer powers of attorney in respect of such certificates in favour of the Lender (the "CCEG Pledge");

(f)

share pledge agreement granted by CRIL in favour of the Lender pursuant to which the Shares in the capital of each of the Borrowers held by CRIL from time to time are pledged to the Lender, together with original Share certificates and duly endorsed original blank transfer powers of attorney in respect of such certificates in favour of the Lender (the "CRIL Pledge");

(g)

an assignment of insurance granted by the Consolidating Loan Parties in favour of the Lender, together with a corresponding Certificate of Insurance or Binder confirming the insurance in effect, which shall be satisfactory to the Lender in its sole and absolute discretion, and noting the Lender as first loss payee and additional insured, in respect of each YEG REC Project, the Calgary Casino, the Edmonton Casino, REC and the Apex Casino;

(h)

a guarantee granted by each Borrower to the Lender, pursuant to which such Borrower guarantees the payment and performance of all present and future indebtedness, liabilities and obligations of the other Borrowers, and each of them, to the Lender and the Hedge Providers;

EXHIBIT 10.1

(i)

a guarantee granted by each Guarantor (other than CCEG and CRIL) to the Lender pursuant to which such Guarantor guarantees the payment and performance of all present and future indebtedness, liabilities and obligations of the Borrowers to the Lender and the Hedge Providers;

(j)	limited guarantee granted by CCEG to the Lender limited to the amount of $90,149,519 and limited in recourse to the collateral pledged by CCEG to the Lender pursuant to the CCEG Pledge;
(k)	a guarantee granted by CRIL to the Lender limited in recourse to the collateral pledged by CRIL to the Lender pursuant to the CRIL Pledge;
(l)

share pledge agreement granted by each REC Shareholder with respect to the Shares in the capital of UHA, in favour of the Lender, pursuant to which such Shares are pledged to the Lender, together with original Share certificates (where such Shares are certificated) and duly endorsed original blank transfer powers of attorney in favour of the Lender;

(m)

assignment of contracts and other rights granted by CCEG and CRAI to and in favour of the Lender in respect of all of the right, title and interest of CCEG and CRAI, respectively, in the UHA Documents, acknowledged and consented to by UHA (the "UHA Acknowledgment"), together with a confirmation and acknowledgement by UHA in respect of the UHA Acknowledgment;

(n)

postponement, subordination and assignment of creditors' claims agreement executed by each holder of Shares in the capital of the Consolidating Loan Parties and any other related parties who have provided loans to any of the Consolidating Loan Parties;

(o)	a letter of credit indemnity and agreement issued by the Borrowers in favour of the Lender in respect of all Letter of Credit Advances made to a Borrower;
(p)	consent to the CMI Debenture in respect of the security interest of the Lender in the YEG Sublease from ERAA, acknowledged by CMI;
(q)

a confirmation and acknowledgement by each of Century Casino, CCEG, CRIL, CCSA and CRAI in respect of each and every security agreement, debenture, mortgage, pledge, hypothecation, guarantee, assignment, charge, covenant, document and Encumbrance effected thereby granted by such party to the Lender pursuant to the Prior Credit Agreement and not terminated, discharged or released pursuant to or in connection with this Agreement; and

(r)

all other assignments, mortgages, charges, pledges, guarantees, debentures and other security agreements, consents and acknowledgments (including negative pledges) from time to time from or granted by the Loan Parties in favour of the Lender and the Hedge Providers (or any of them) as the Lender may reasonably require.

EXHIBIT 10.1

The Security listed above shall be in form and substance satisfactory to the Lender, acting reasonably.

The Lender shall, at the Borrowers' expense, register, file or record the Security in all offices where such registration, filing or recording is necessary or of advantage to the creation, perfection and preserving of the Encumbrances created by the Security.

ARTICLE XII DISBURSEMENT CONDITIONS
12.1	Conditions Precedent to Closing

The obligation of the Lender to make the initial Advance under this Agreement is subject to, and conditional upon, the following (unless otherwise waived by the Lender, in its sole discretion):

(a)	receipt by the Lender, of the following documents, each in full force and effect, and in form and substance satisfactory to the Lender, acting reasonably:
(i)	this Agreement, duly executed and delivered by each Borrower;
(ii)	certified copies of the Constating Documents of each Loan Party;
(iii)	certificates of incumbency of each Loan Party;
(iv)

certified copies of the resolutions of the board of directors of each Loan Party authorizing the execution, delivery and performance of its respective obligations under the Credit Documents to which each is a party;

(v)	a Drawdown Notice duly completed and executed by the Borrowers;
(vi)	completed environmental checklist in the Lender's standard form with respect to all real estate owned or leased by the Consolidating Loan Parties including, without limitation, the YEG REC Lands;
(vii)

duly executed copies of the Security, duly registered on a First-Ranking Security Interest basis, where applicable, including, without limitation, receipt of a Certified Copy of Title confirming that the Debenture granted by CMI has been registered against title to the YEG REC Lands by way of caveat in favour of the Lender;

(viii)

releases, discharges and postponements (in registrable form where appropriate) covering all Encumbrances affecting the collateral Encumbered by the Security which are not Permitted Encumbrances, or undertakings satisfactory to the Lender to provide such releases, discharges and postponements including in respect of, without limitation, all related party indebtedness;

EXHIBIT 10.1

(ix)

letters of opinion of counsel to the Borrowers and the Guarantors, addressed to the Lender and to Dentons Canada LLP relating to, among other things, the subsistence of the Borrowers, the Guarantors, and the due authorization, execution, delivery and enforceability of the Credit Documents to which each is a party;

(x)	all operation of account documentation as the Lender may reasonably require; and
(xi)	such other documents as the Lender or its legal counsel may request;
(b)	receipt of all Governmental Authority, regulatory, securities and/or other third party Permits and consents relating to the Business, each in a form and on terms satisfactory to the Lender;
(c)

the Borrowers shall have provided evidence to the Lender (in form and substance satisfactory to the Lender) that the Business carried on by the Consolidating Loan Parties has generated a minimum EBITDA of $21,000,000.00 for the four (4) Fiscal Quarters immediately prior to the Closing Date;

(d)

the Borrowers shall have provided evidence to the Lender (in form and substance satisfactory to the Lender) that CMI is in compliance with all conditions, requirements and obligations under: (i) the AGLC Comfort Letter (including, without limitation, AGLC approval of any and all changes to the YEG REC Project including, without limitation, all Change Orders and the provision of quarterly written updates to the AGLC of the status of the YEG REC Project as at the date thereof); and (ii) the HRA License Agreement;

(e)

the Borrowers shall have provided the Lender a Compliance Certificate confirming that the Senior Funded Debt to EBITDA Ratio, on the Closing Date shall not be greater than 3.00:1.00, and confirming each Borrower is in compliance with all of the provisions of this Agreement including all other Financial Covenants, on a pro forma basis;

(f)	CMI shall have provided to the Lender evidence (in form and substance satisfactory to the Lender) confirming that the shareholders equity of CMI is at least $33,000,000;
(g)	CMI shall have provided to the Lender evidence (in form and substance satisfactory to the Lender) of the consent of AGLC to this Agreement and the Security;
(h)	a Quantity Surveyor, approved by the Lender, shall have been appointed for the YEG REC Project;
(i)	CMI shall have opened its CAD Designated Account with the Lender;
(j)	receipt of evidence, to the satisfaction of the Lender, that appropriate levels of insurance coverage is in place;

EXHIBIT 10.1

(k)	the Lender shall be satisfied with the results of the due diligence relating to the Loan Parties and their respective officers, including without limitation:
(i)	all leases and material agreements entered into by the Consolidating Loan Parties;
(ii)

in respect of the real property owned or leased by the Consolidating Loan Parties: all environmental reviews or reports, including the environmental reviews and reports provided by the Consolidating Loan Parties in connection to the Calgary Casino, the Edmonton Casino, REC and the YEG REC (which environmental reviews and reports shall be in form and substance satisfactory to the Lender);

(iii)	the industry and economic factors and financial forecasts associated with the Business and the Borrowers;
(iv)	credit background checks with respect to the Borrowers;
(v)

review and confirmation of compliance by the Consolidating Loan Parties with all requirements of AGLC with respect to the operation of the Business, including internal processes and audits with respect to AML Legislation;

(vi)	review and confirmation of compliance by the Loan Parties of compliance with all internal processes and audits with respect to the Lender’s “Know Your Client” requirements; and
(vii)	all accounting, tax, business, regulatory, and legal due diligence;
(l)	the Lender and the Quantity Surveyor, as applicable, shall be satisfied with the results of the due diligence relating to the YEG REC Project including, without limitation, in respect to:
(i)

the terms and conditions of the Project Agreements (including, for greater certainty, all schedules thereto all other documents related thereto), and specifically including all indemnities contained therein and the Project Plans and Specifications and the requirement of fixed price Contracts in respect of all Project Hard Costs under the Project Budget in excess of $250,000, and fifty percent (50%) of all Project Hard Costs shall be pursuant to fixed price Contracts;

(ii)	satisfactory inspection of the YEG REC Lands by the Lender;
(iii)	the industry and economic factors and financial forecasts associated with the YEG REC Project;
(iv)	a finalized project appraisal for the YEG REC Project issued by Altus Group (the "Altus Appraisal") (together with a transmittal letter from

EXHIBIT 10.1

issuer thereof confirming that the Lender may rely on the Altus Appraisal) confirming the total market value of the YEG REC Project is no less than $64,900,000.00;
(v)	the YEG Sublease and all access and easements agreements in favour of CMI, if any, in respect of the YEG REC Lands;
(vi)	all Permits required in respect to the YEG REC Project, other than the YEG Casino AGLC License, the HRA License and the CPMA Permit, have been issued and are in good standing;
(vii)	the Project Budget, the Project Cashflow Forecast and the Project Schedule;
(viii)

environmental due diligence relating to the YEG REC Lands including (A) an acceptable Phase I environmental review completed by an environmental engineer approved by the Lender, and (B) a geotechnical survey and soil report;

(ix)	all accounting, tax, business, regulatory, and legal due diligence;
(x)	written confirmation that all local improvements, realty taxes and other charges affecting the YEG REC Lands have been paid in full;
(xi)

independent confirmation that insurance held (or to be held) by CMI on the YEG REC Lands and with respect to the YEG REC Project is adequate and satisfactory to the Lender, including a certificate of insurance confirming the Lender is first loss payee, first mortgagee and an additional insured; and

(xii)	the corporate and capital structure of the Loan Parties;
(m)	receipt by the Lender of a certificate of the Quantity Surveyor certifying to the Lender that, in respect of the YEG REC Project:
(i)	it is able to act on behalf of the Lender in an independent capacity;
(ii)

it has received and reviewed the Project Agreements, together with the Project Plans and Specifications and all soil, geotechnical, environmental and other reports relating to the YEG REC Lands, and has found the same to be reasonable, satisfactory and acceptable to it;

(iii)

it has reviewed the Project Budget (which the Quantity Surveyor shall confirm is supported by the Borrower by written tenders and executed Project Agreements), and the Project Budget is sufficient to allow for the completion of the YEG REC Project in accordance with the Project Agreements and in accordance with the Project Plans and Specifications, including without limitation, confirmation by the Quantity Surveyor that (A) sufficient equity is available from the Borrowers to cover no less than fifty percent (50%) the Project Costs, (B) the undrawn amount of the Credit

EXHIBIT 10.1

F Facility Limit is sufficient to complete the YEG REC Project, and (C) the Project Costs will not exceed $66,000,000;
(iv)	it has reviewed each Project Construction Management Contract and the same is reasonable, satisfactory and acceptable to it; and
(v)	it has reviewed the Project Cashflow Forecast and has found the same to be reasonable, satisfactory and acceptable to it;
(n)

the Lender shall have received a search of the title of the YEG REC Lands confirming that the Lender has a First-Ranking Security Interest in the YEG Sublease registered against the YEG REC Lands and otherwise that all of such lands are subject only to Permitted Encumbrances, and for greater certainty, no Drawdown shall be permitted hereunder if a lien under Construction Lien Legislation that relates to any of such lands has been issued or registered against title to any portion of any such lands, or if notice thereof is provided to the Lender or any Borrower and such lien is not vacated from title and otherwise released; and

(o)

a Project Construction Lien Holdback Account for the YEG REC Project is in existence and properly funded, administered and maintained with the Project Construction Lien Holdback Amount, as required under the Construction Lien Legislation.

12.2	Continuing Conditions Precedent to all Drawdowns Under Credit C

The obligation of the Lender to provide any Borrower with any Drawdown under Credit C is subject to and conditional upon the following (unless otherwise waived by the Lender, in its sole discretion):

(a)	with respect to requested Capital Expenditures, Capital Invoices have been provided to and approved by the Lender, acting reasonably.
12.3	Conditions Precedent to Initial Credit F Drawdown and Subsequent Credit F Drawdowns

The obligation of the Lender to provide CMI with the Initial Credit F Drawdown and any Subsequent Credit F Drawdown is subject to and conditional upon the following (unless otherwise waived by the Lender, in its sole discretion):

(a)	Drawdown Notice duly completed and executed by the Borrowers;
(b)

the Lender shall have received a title search in respect of the YEG REC Lands, satisfactory to the Lender, confirming that the Lender continues to have a First-Ranking Security Interest in the YEG Sublease registered against title to the YEG REC Lands and for greater certainty, no Subsequent Credit F Drawdown shall be permitted hereunder if a lien under Construction Lien Legislation that relates to the YEG REC Project has been issued or registered against title to any portion of the

EXHIBIT 10.1

YEG REC Lands or if notice thereof is provided to CMI and such lien is not vacated from title or otherwise released;
(c)

the Lender shall have received a signed report by the Quantity Surveyor, satisfactory to the Lender, complete with supporting documentation, indicating as at the date thereof: (i) total estimated Project Costs, (ii) total Project Costs incurred, (iii) total estimated Remaining Project Costs, (iv) Project Soft Costs incurred, (v) the amount of holdbacks under the Construction Lien Legislation, and confirmation that sufficient funds are available in the Project Construction Lien Holdback Account, or otherwise, to pay such holdbacks;

(d)	the Lender shall have received a certificate of the Quantity Surveyor certifying to the Lender that, in respect of the YEG REC Project and as at the applicable Subsequent Credit F Drawdown:
(i)	it is able to act on behalf of the Lender in an independent capacity;
(ii)	it has periodically inspected construction of the YEG REC Project since the commencement of construction;
(iii)	the date on which it last inspected the YEG REC Project;
(iv)	the YEG REC Project is being performed strictly in accordance with the Project Plans and Specifications;
(v)

the YEG REC Project has been completed in a good and workmanship manner, and all work, materials and fixtures customarily furnished and installed to the date thereof has been furnished and installed in accordance with the Project Budget and the Project Schedule, and all of the foregoing is approved by and the Quantity Surveyor;

(vi)	the YEG REC Project and the Project Plans and Specifications comply with all applicable zoning and building laws and ordinances for the binding upon the YEG REC Project;
(vii)

all Permits required for the YEG REC Project have been issued and are in full force and effect, and there is no undischarged violation of Applicable Laws of any Governmental Authority having jurisdiction over the YEG REC Project of which the Quantity Surveyor has notice;

(viii)	the Advance being requested by CMI relates to Project Costs for the YEG REC Project incurred by CMI including a Project Construction Lien Holdback Amount; and
(ix)	the Remaining Project Costs and that the undrawn amount of Credit F is sufficient to complete the YEG REC Project;

EXHIBIT 10.1

(e)	receipt of the information set out in the statutory declaration of the Responsible Officer described in Subsection (g) below; and
(f)	all Project Cost Overruns shall be fully funded by the Borrowers and the Guarantors;
(g)	a statutory declaration from a Responsible Officer of CMI certifying:
(i)

a list of the Project Costs that are to be paid by CMI with the proceeds of the Advance under the Subsequent Credit F Drawdown and a statement setting out the total amount of the outstanding accounts payable for the YEG REC Project to the date of such Advance;

(ii)	the Advance being requested by CMI relates to Project Costs for the YEG REC Project incurred by CMI including a Project Construction Lien Holdback Amount;
(iii)	that all previous Advances under Credit F have been used to pay Project Costs (unless otherwise approved by the Lender, acting reasonably);
(iv)

the amount of funds available to CMI to pay the Remaining Project Costs (including all holdback amounts) for the YEG REC Project and the Remaining Project Costs. If the Remaining Project Costs exceed the amount of funds available to CMI to pay the Remaining Project Costs, evidence that additional funds have been obtained by CMI to pay the amount of such excess Project Costs, prior to the Advance; and

(v)	that there have not been any changes to the Project Budget or, if any changes have occurred, a description of such changes with an estimate of the cost of such changes to be approved by the Lender;
(h)

the Borrowers shall have paid all fees, costs and expenses then due in respect of the Credits and the Credit Documents including, without limitation, the Structuring Fee and the fees of the Lender’s legal counsel; and

(i)	receipt by the Lender of such further and other information, evidence and certifications in respect to the YEG REC Project as the Lender may reasonably require.
12.4	Conditions Precedent to Credit G

The obligation of the Lender to Convert the Outstanding Principal under Credit F to an Advance under Credit G is subject to and conditional upon the following (unless otherwise waived by the Lender, in its sole discretion):

(a)

the Project Construction Completion Date shall have occurred and CMI shall evidence the same by delivery of an occupancy permits and certificate of completion satisfactory to the Lender and the Quantity Surveyor, acting reasonably;

EXHIBIT 10.1

(b)

a statutory declaration from a Responsible Officer of CMI, certifying a list of all accounts payable relating to the YEG REC Project and that all such accounts payable have been paid in full, other than any such accounts payable which are contested in good faith;

(c)

an updated project appraisal for the YEG REC Project issued by Altus Group (the "Updated Altus Appraisal") (together with a transmittal letter from issuer thereof confirming that the Lender may rely on the Updated Altus Appraisal) confirming the total market value of the completed YEG REC Project is no less than $64,900,000.00 and confirming that that the outstanding Obligations under Credit F does not exceed fifty percent (50%) of such total market value;

(d)

confirmation that all Governmental Authority, regulatory, securities and/or other third party Permits required to own and operate the YEG REC have been issued and are in good standing, including the YEG Casino AGLC License, the HRA License and the CPMA Permit;

(e)	a Drawdown Notice duly completed and executed by the Borrowers;
(f)	no Material Adverse Effect has occurred or is reasonably likely to occur; and
(g)	no Default or Event of Default has occurred and is continuing.
12.5	Conditions Precedent to Advances under Credit H

The obligation of the Lender to provide the Borrowers with any Advance under Credit H is subject to and conditional upon the following (unless otherwise waived by the Lender, in its sole discretion):

(a)

the Lender shall have received the Master Lease Agreement, the Interim Funding Agreement and such other documents as may be required by the Lender’s Equipment Leasing group including, without limitation, purchase documentation relating to the applicable Capital Expenditure, in each case duly executed by the Borrowers;

(b)

all security registrations in accordance with the terms of the Master Lease Agreement and the Interim Funding Agreement shall have been completed as advised by the Lender’s counsel and in accordance with this Agreement, and the Borrower’s shall be in compliance with and have satisfied all terms, conditions and covenants as set forth in the Master Lease Agreement and the Interim Funding Agreement;

(c)

the Borrowers shall remain in compliance with all covenants in this Agreement, the Interim Funding Agreement and the Master Lease Agreement both before and after each Advance under Credit H, and the Direction Agreements shall confirm same in respect of Credit H;

EXHIBIT 10.1

(d)	the Lender shall have received payment of all fees and expenses payable to the Lender in connection with the Master Lease Agreement; and
(e)

the Lender shall have received a Direction Agreement requesting the Lender make "Interim Funding Payments" (as defined in the Interim Funding Agreement) in connection with Advances requested under Credit H.

12.6	Conditions Precedent to Advances

The obligation of the Lender to make any Advance (including the Initial Credit F Drawdown) is subject to the conditions precedent that:

(a)	no Event of Default or Default has occurred and is continuing on the date of the Advance, or would result from making the Advance;
(b)	no event or circumstance shall have occurred that could reasonably be expected to have a Material Adverse Effect;
(c)

the representations and warranties in this Agreement and in any of the other Credit Documents shall be true and correct as if made on and as of the Drawdown Date, the Rollover Date or the Conversion Date (as applicable); and

(d)	the Lender has received timely notice as required under Section 13.5.

The foregoing conditions precedent shall not apply to any deemed Advance contemplated pursuant to Sections 13.10 or 13.18.

12.7	Waiver

The conditions in Sections 12.1 to 12.6 are inserted for the sole benefit of the Lender and may be waived by the Lender, in whole or in part (in its sole discretion and with or without terms or conditions) in respect of any Advance.

ARTICLE XIII PRIME RATE ADVANCES, FROL ADVANCES, BA Advances, LIBOR Advances, US Base rate advances and letter of credit advances
13.1	Prime Rate Advances, FROL Advances and FROL Periods

Subject to the other provisions of this Agreement, upon timely fulfillment of all applicable conditions as set forth in this Agreement, the Lender will make the requested amount of Prime Rate Advance available to the applicable Borrower on the Drawdown Date requested by such Borrower, as applicable, by crediting such amount to the Designated Account maintained by such Borrower at the Branch of Account, or in the case of the Initial Credit F Drawdown, by the Lender forwarding the amount of such Advance to the solicitors to the CMI or the Lender, upon such trust conditions as the Lender may reasonably require. Prime Rate Advances shall also be available under Credit A by a Borrower maintaining an overdraft in a Canadian Dollar Designated Account. The Borrowers shall pay interest to the Lender at such address as the Lender designates from time

EXHIBIT 10.1

to time on all such Prime Rate Advances outstanding from time to time hereunder at the applicable rate of interest specified in Section 11.1. Interest on each Prime Rate Advance shall be calculated daily and payable monthly on each Interest Payment Date on the basis of the actual number of days in the applicable year.  All interest shall accrue from day to day and shall be payable in arrears for the actual number of days elapsed from and including the date of Advance or the previous date on which interest was payable, as the case may be, to but excluding the date on which interest is payable, both before and after demand, maturity, default and judgment, with interest on overdue interest at the rate applicable to Prime Rate Advance Rate plus two percent (2%) per annum and payable on demand.

Subject to the other provisions of this Agreement, upon timely fulfillment of all applicable conditions set forth in this Agreement, the Lender will make the requested amount of a FROL Advance available to the applicable Borrower on the Drawdown Date requested by such Borrower, as applicable, by crediting such amount to the Designated Account maintained by such Borrower at the Branch of Account. Each FROL Advance under Credit C shall be in a minimum amount of $1,000,000 and in whole multiples of $500,000 thereafter. The Borrowers shall pay interest to the Lender at such address as the Lender designates from time to time on all such FROL Advances outstanding from time to time hereunder at the applicable rate of interest payable monthly on each Interest Payment Date on the basis of the actual number of days in the applicable year. All interest shall accrue from day to day and shall be payable in arrears for the actual number of days elapsed from and including the date of Advance or the previous date on which interest was payable, as the case may be, to but excluding the date on which interest is payable, both before and after demand, maturity, default and judgment, with interest on overdue interest at the applicable FROL Rate plus two percent (2%) per annum and payable on demand.

The applicable Borrower may select, by irrevocable notice to the Lender, the FROL Period to apply to any particular FROL Advance.  The applicable Borrower shall from time to time select and give notice to the Lender of the FROL Period for a FROL Advance which shall commence upon the making of the FROL Advance or at the expiry of any outstanding FROL Period applicable to a FROL Advance that is the subject of a Rollover.  If the applicable Borrower fails to select and give the Lender notice of a FROL Period for a FROL Advance in accordance with Section 13.5, any such FROL Advance shall be converted to a Prime Rate Advance under the applicable Credit, on the last day of the FROL Period applicable to such FROL Advance.

If at any time the Lender determines, acting reasonably, (which determination shall be conclusive and binding on the Borrowers) that it is not willing or able to provide a FROL Advance to a Borrower, then the Lender shall inform the Borrowers and the right of the Borrowers to request FROL Advances from the Lender shall be and remain suspended until the Lender notifies the Borrowers that FROL Advances are available.  In addition to the foregoing, the Lender shall not have any obligation to make a FROL Advance to any Borrower until such ancillary documents, including applications and other documents as it normally requires for similar transactions, has been executed by the Borrowers and delivered to the Lender.

FROL Advances may not be repaid by any Borrower prior to the end of the applicable FROL Period.

EXHIBIT 10.1

13.2	US Base Rate Advances

Subject to the other provisions of this Agreement, upon timely fulfillment of all applicable conditions as set forth in this Agreement, the Lender will make the requested amount of a US Base Rate Advance available to the applicable Borrower on the Drawdown Date requested by such Borrower by crediting such amount to a Designated Account maintained by such Borrower.  US Base Rate Advances shall also be available under Credit A by a Borrower maintaining an overdraft in a US Dollar Designated Account.

13.3	Evidence of Indebtedness

The indebtedness of the Borrowers resulting from Advances made by the Lender shall be evidenced by records maintained by the Lender.  The records maintained by the Lender shall constitute, in the absence of manifest error, conclusive evidence of the indebtedness of the Borrowers to the Lender and all details relating thereto.  The failure of the Lender to correctly record any such amount or date shall not, however, adversely affect the obligation of the Borrowers to pay amounts due hereunder to the Lender in accordance with this Agreement.

Notwithstanding the foregoing, the Lender may, but shall not be obligated to, request the Borrowers to execute and deliver from time to time promissory notes as may be required by the Lender and in form and substance satisfactory to the Lender as further evidence of the indebtedness of the Borrowers to the Lender.

13.4	Conversions

Subject to the other terms of this Agreement, a Borrower may from time to time Convert all or any part of the outstanding amount of any Advance made to it into another form of Advance provided such other form of Advance is permitted under the applicable Credit.

13.5	Notice of Advances

Each Borrower shall give the Lender irrevocable written notice, in the form of a Drawdown Notice, of any request for any Drawdown, any Rollover or any Conversion of any Advance under a Credit requested by it. Each Borrower will provide the Lender with at least three (3) Business Days' notice of its request for a FROL Advance, a BA Advance, a Letter of Credit Advance or a LIBOR Advance.  In the event a Borrower fails to give three (3) Business Days prior notice to the Lender of a conversion of a Prime Rate Advance to a BA Advance or a FROL Advance, the Lender may decline to accept Bankers' Acceptances or FROL Advances requested within this three (3) Business Day period.

Notice shall be given on the day of any Prime Rate Advance, provided however, Prime Rate Advances under Credit A may be made by way of overdraft in a Borrower's Designated Account without any notice.  Any permanent reduction of a Credit shall only be effective on three (3) Business Days' notice as required by Section 10.2.

Notices in respect of the Credits shall be given not later than 10:00 a.m. (Calgary time) on the date for notice.  Payments (other than those being made solely from the proceeds of Rollovers and Conversions) must be made prior to 10:00 a.m. (Calgary time) on the date for payment.  If a

EXHIBIT 10.1

notice or payment is not given or made by those times, it shall be deemed to have been given or made on the next Business Day, unless the Lender agrees, in its sole discretion, to accept a notice or payment at a later time as being effective on the date it is given or made.

13.6	Bankers' Acceptances Power of Attorney

To facilitate the acceptance of drafts hereunder, each Borrower hereby appoints the Lender, acting by the commercial paper clerk (the "Attorney"), for the time being at the Lender's main branch in Toronto, Ontario (the "Branch of Account"), the attorney of such Borrower:

(a)

to sign for and on behalf and in the name of such Borrower as drawer, drafts in the Lender's standard form which are "depository bills" under and as defined in the Depository Bills and Notes Act (Canada) (the "DBNA") drawn on the Lender payable to a "clearing house" under the DBNA or its nominee for deposit by the Lender with the "clearing house" after acceptance thereof by the Lender, and

(b)	to fill in the amount, date and maturity date of such drafts;

provided that such acts in each case are to be undertaken by the Lender in accordance with instructions given to the Lender by such Borrower as provided in this Section 13.6.

Instructions to the Lender relating to the execution, completion, discount and/or deposit by the Lender on behalf of a Borrower of drafts which a Borrower wishes to submit to the Lender for acceptance by the Lender shall be communicated by such Borrower in writing at the Branch of Account with the delivery by such Borrower of a Drawdown Notice pursuant to this Agreement and shall specify the following information:

(a)	reference to the power of attorney contained in this Section of this Agreement;

(b)a Canadian Dollar amount, which shall be the aggregate Face Amount of the drafts to be accepted by the Lender in respect of a particular BA Advance;

(c)

a specified period of time as provided in this Agreement which shall be the number of days after the date of acceptance of such drafts that such drafts are to be payable, and the dates of issue and maturity of such drafts; and

(d)	payment instructions specifying the account number of such Borrower at the Branch of Account at which the BA Discount Proceeds are to be credited.

The communication in writing by a Borrower to the Lender of the instructions referred to above shall constitute the authorization and instruction of such Borrower to the Lender to complete and execute drafts in accordance with such information as set out above and the request of such Borrower to the Lender to accept such drafts and deposit the same with the "clearing house" against payment as set out in the instructions.  Each Borrower acknowledges that the Lender shall not be obligated to accept any such drafts except in accordance with the provisions of this Agreement.  The Lender shall be and it is hereby authorized to act on behalf of each Borrower upon and in compliance with instructions communicated to the Lender as provided herein if the Lender reasonably believes them to be genuine.

EXHIBIT 10.1

Each Borrower agrees to indemnify the Lender and its directors, officers, employees, affiliates and agents and to hold it and them harmless from and against any loss, liability, expense or claim of any kind or nature whatsoever incurred by any of them as a result of any action or inaction in any way relating to or arising out of this power of attorney or the acts contemplated hereby including the deposit of any draft with the "clearing house"; provided that this indemnity shall not apply to any such loss, liability, expense or claim which results from the gross negligence or wilful misconduct of the Lender or any of its directors, officers, employees, affiliates or agents.

This power of attorney may be revoked by the Borrowers at any time upon not less than five (5) Business Days' written notice served upon the Lender at the address set out in this Agreement, provided that (i) it may be replaced with another power of attorney forthwith in accordance with the requirements of the Lender; and (ii) no such revocation shall reduce, limit or otherwise affect the obligations of the Borrowers in respect of any draft executed, completed, discounted and/or deposited in accordance herewith prior to the time at which such revocation becomes effective.  This power of attorney may be terminated by the Lender at any time upon not less than five (5) Business Days' written notice to the Borrowers.  Any revocation or termination of this power of attorney shall not affect the rights of the Lender and the obligations of the Borrowers with respect to the indemnities of the Borrowers above stated.

This power of attorney is in addition to and not in substitution for any agreement to which the Lender and the Borrowers (or any of them) are parties.

If this power of attorney is revoked or terminated, to facilitate the acceptance of Bankers' Acceptances hereunder, the Borrowers shall from time to time as required by the Lender, provide the Lender with an appropriate number of executed drafts drawn in blank by the Borrowers in the form prescribed by the Lender.  Each Borrower may, at its option, execute any draft by the facsimile signatures of any two (2) of its authorized signing officers, and each Borrower and the Lender are hereby authorized to accept or pay, as the case may be, any draft of such Borrower which purports to bear such facsimile signatures notwithstanding that any such individual has ceased to be an authorized signing officer of such Borrower.  Any such draft or Bankers' Acceptance so executed and completed or executed and completed pursuant to the power of attorney shall be as valid as if he or she were an authorized signing officer of such Borrower at the date of issue of such Bankers' Acceptance.  Any such draft or Bankers' Acceptance may be dealt with by the Lender to all intents and purposes and shall bind each Borrower as if duly signed in each signing officer's own handwriting and issued by such Borrower, and each Borrower shall hold the Lender harmless and indemnified against all loss, costs, damages and expenses arising out of the payment or negotiation of any such draft or Bankers' Acceptance resulting from such drafts not having been duly signed other than any loss, costs, damages or expenses arising out of the gross negligence or willful misconduct of the Lender. The Lender shall not be liable for any failure to accept a Bankers' Acceptance as required hereunder if the cause of such failure, in whole or in part, is due to the revocation or termination of the power of attorney or the failure of the Borrowers to provide executed drafts to the Lender on a timely basis.

The receipt by the Lender of a request for an Advance by way of Bankers' Acceptances shall be the Lender's sufficient authority to complete and sign, and the Lender shall, subject to the terms and conditions of this Agreement, complete and sign (as applicable) such drafts in

EXHIBIT 10.1

accordance with such request, and the drafts so completed and signed (as applicable) shall thereupon be deemed to have been presented for acceptance.

13.7	Size and Maturity of Bankers' Acceptances and Rollovers

Each Advance of Bankers' Acceptances shall be in an aggregate amount of not less than $1,000,000 and in whole multiples of $500,000 thereafter.  Each Bankers' Acceptance shall have a term which is not less than 30 days nor more than 180 days after the date of acceptance of the draft by the Lender, but no Bankers' Acceptance may mature on a date which is not a Business Day or on a date which is past the then current: (i) Credit B Maturity Date, if such Advance is requested under Credit B; (ii) Credit C Maturity Date, if such Advance is requested under Credit C; (iii) Credit D Maturity Date, if such Advance is requested under Credit D; or (iv) Credit G Maturity Date, if such Advance is requested under Credit G. The Face Amount at maturity of a Bankers' Acceptance may be Rolled Over as a Bankers' Acceptance or Converted into another form of Advance permitted by this Agreement in accordance with Section 13.4.

13.8	BA Advances

Provided that all other provisions of this Agreement relating to Advances have been met or satisfied on the applicable Drawdown Date, the Lender shall accept the drafts referred to in the applicable Drawdown Notice and shall discount the Bankers' Acceptances in the market or fund the Bankers' Acceptances at the applicable BA Discount Rate.  Each Borrower hereby authorizes the Lender to complete, sign, stamp, hold, sell, rediscount or otherwise dispose of all Bankers' Acceptances accepted by it in accordance with the instructions provided by such Borrower hereunder or pursuant to the power of attorney referred to in Section 13.6.  The Lender shall then transfer to a Designated Account immediately available Canadian Dollars in an aggregate amount equal to the BA Discount Proceeds of all Bankers' Acceptances accepted by it on such Drawdown Date (net of the applicable Bankers' Acceptance Stamping Fee which is payable by such Borrower to the Lender in respect of such Bankers' Acceptances).

13.9	Payment of Bankers' Acceptances

The Borrowers shall provide for the payment to the Lender at the Branch of Account for the account of the Lender of the full Face Amount of each Bankers' Acceptance issued at its request on the earlier of (i) its date of maturity and (ii) the date on which notice is given to the Borrowers pursuant to Section 16.2.

13.10	Deemed Advance - Bankers' Acceptances

Except for amounts which are paid from the proceeds of Rollovers of a Bankers' Acceptance or other Advance or Conversion hereunder, any amount which the Lender pays to any third party on or after the date of maturity of a Bankers' Acceptance in satisfaction thereof or which is owing to the Lender by a Borrower in respect of such Bankers' Acceptance on or after the date of maturity of a Bankers' Acceptance shall be deemed to be a Prime Rate Advance to such Borrower under this Agreement.  Interest shall be payable on such Prime Rate Advances in accordance with the terms applicable to Prime Rate Advances.

EXHIBIT 10.1

13.11	Waiver

No Borrower shall claim from the Lender or any other Person any days of grace for the payment at maturity of any Bankers' Acceptances presented and accepted by the Lender pursuant to this Agreement.  Each Borrower waives any defence to payment which might otherwise exist if for any reason a Bankers' Acceptance shall be held by the Lender in its own right at the maturity thereof, and the doctrine of merger shall not apply to any Bankers' Acceptance that is at any time held by the Lender in its own right.

13.12	Degree of Care

Any executed drafts to be used as Bankers' Acceptances which are delivered to the Lender shall be held in safekeeping with the same degree of care as if they were such Lender's own property, and shall be kept at the place at which such drafts are ordinarily held by the Lender.

13.13	Indemnity

The Borrowers hereby indemnify and hold the Lender harmless from any reasonable loss or expense with respect to any Bankers' Acceptance dealt with by the Lender in accordance with the provisions hereof, but shall not be obliged to indemnify the Lender for any loss or expense caused by the gross negligence or wilful misconduct of the Lender.

13.14	Obligations Absolute

The obligations of the Borrowers with respect to Bankers' Acceptances under this Agreement shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

(a)	any lack of validity or enforceability of any draft accepted by the Lender as a Bankers' Acceptance; or
(b)

the existence of any claim, set-off, defense or other right which any Borrower may have at any time against the holder of a Bankers' Acceptance, the Lender or any other Person or entity, whether in connection with this Agreement or otherwise.

13.15	Telephone Instructions

Subject to any other written agreement between the Borrowers and the Lender, if a Borrower requests that the Lender complete incomplete drafts pursuant to telephone instructions, such instructions are at the risk of such Borrower until confirmed in writing and the Lender shall not have any liability for any failure to carry out the same, wholly or in part, or for any error or omissions in such instructions or the interpretation or execution thereof by the Lender.

EXHIBIT 10.1

13.16	Letters of Credit

Upon timely fulfillment of all applicable conditions as set forth in this Agreement, but subject to the limitations in Section 13.18, the Lender agrees to issue on any Business Day for the account of a Borrower under Credit A or Credit F, Letters of Credit.

13.17	Letter of Credit Fees

The Borrowers shall pay to the Lender fees calculated in accordance with Section 11.1 and payable quarterly in advance on the date of issuance of each Letter of Credit and on the first day of each subsequent calendar quarter on which such Letter of Credit remains outstanding.  If the Face Amount of a Letter of Credit is reduced (either through presentment for payment or with the consent of the beneficiary thereof) or if the Letter of Credit is cancelled, subject to the Lender receiving a minimum amount of $100 (or such other minimum amount that the Lender may from time to time advise the Borrowers as the minimum fee that the Bank generally requires from its customer with respect to letters of credit issued) for each Letter of Credit issued by it, the portion of such fee that has been paid for the remaining term of the Letter of Credit and for the amount of such reduction or cancellation shall be refunded or returned to the Borrowers.

13.18	Letter of Credit Procedures and Limitations

The following provisions shall apply to Letter of Credit Advances:

(a)	the aggregate Face Amount of all Letters of Credit that may be issued and outstanding under Credit A shall not at any time exceed $100,000;
(b)	the aggregate Face Amount of all Letters of Credit that may be issued and outstanding under Credit F shall not at any time exceed $1,000,000;
(c)	the term of each Letter of Credit shall not exceed 364 days, with no right of further automatic renewal;
(d)	the Lender shall not have any obligation to issue a Letter of Credit until:
(i)	it has been paid the applicable fee(s),
(ii)	such ancillary documents, including applications and indemnities, as it usually requires for similar transactions have been executed and delivered to it, and
(iii)

in the case of the Conversion of an existing Advance to a Letter of Credit Advance, the full amount of the Advance being Converted together with all interest, fees and other amounts applicable thereto have been paid to the Lender; and

(e)

all payments made by the Lender to any Person pursuant to a Letter of Credit shall, unless a Borrower reimburses the Lender for such payment on or before the date it is made, be deemed as and from the date of such payment to be a Prime Rate

EXHIBIT 10.1

Advance under Credit A or Credit F, as the case may be, to the Borrower that requested such Letter of Credit Advance, with the proceeds of such Prime Rate Advance being applied against such Borrower’s Obligations to reimburse the Lender for payment made under the applicable Letter of Credit.  If the Lender makes a payment of a Letter of Credit in any currency other than Canadian Dollars and the Borrowers do not reimburse the Lender for such payment in such other currency on or before the date the payment is made, the Lender shall convert such payment into Canada Dollars at the applicable Exchange Rate on such date.

13.19	LIBOR Advances

Subject to the other provisions of this Agreement, upon timely fulfillment of all applicable conditions as set forth in this Agreement, the Lender will make the requested amount of a LIBOR Advance available to the applicable Borrower on the Drawdown Date requested by such Borrower by crediting such amount to the Designated Account maintained by such Borrower. Each LIBOR Advance shall be in a minimum amount of US$1,000,000 and in whole multiples of US$500,000 thereafter.  The Borrowers shall pay interest to the Lender at such address as the Lender designates from time to time on all such LIBOR Advances outstanding from time to time hereunder at the applicable rate of interest specified in Section 11.2.  All interest shall accrue from day to day both before and after demand, maturity, default and judgment, with interest on overdue interest at the rate applicable to the US Base Rate plus the Applicable Margin and two percent (2%) per annum and payable on demand.

13.20	LIBOR Periods

A Borrower may select, by irrevocable notice to the Lender hereunder for LIBOR Advances the LIBOR Period to apply to any particular LIBOR Advance.  Such Borrower shall from time to time select and give notice to the Lender of the LIBOR Period for a LIBOR Advance which shall commence upon the making of the LIBOR Advance or at the expiry of any outstanding LIBOR Period applicable to a LIBOR Advance that is the subject of a Rollover.  If a Borrower fails to select and give the Lender, notice of a LIBOR Period for a LIBOR Advance in accordance with Section 13.5 any such LIBOR Advance shall be converted to a US Base Rate Advance, on the last day of the LIBOR Period applicable to such LIBOR Advance.

13.21	Early Termination of LIBOR Periods

If the early termination of any LIBOR Advance is required hereunder, the Borrowers will pay to the Lender all expenses and out-of-pocket costs incurred by the Lender as a result of the early termination of the LIBOR Advance, including expenses and out-of-pocket costs incurred due to early redemption of offsetting deposits.  If, in the sole discretion of the Lender, acting reasonably, any such early termination cannot be affected, the LIBOR Advance will not be terminated and the applicable Borrower will continue to pay interest to the Lender, at the rate per annum applicable to such LIBOR Advance for the remainder of the applicable LIBOR Period.  A written statement of the Lender as to the aggregate amount of such expenses and out of pocket costs will be prima facie evidence of the amount thereof.

EXHIBIT 10.1

13.22	Termination of LIBOR Advances

If at any time the Lender determines, acting reasonably, (which determination shall be conclusive and binding on the Borrowers) that:

(a)	adequate and reasonable means do not exist for ascertaining the LIBOR Rate applicable to a LIBOR Advance;
(b)	the LIBOR Rate does not adequately reflect the effective cost to such Lender of making or maintaining a LIBOR Advance, respectively;
(c)	it cannot readily obtain or retain funds in the London interbank market in order to fund or maintain any LIBOR Advance; or
(d)	it is illegal for the Lender to make or maintain a LIBOR Advance,

then, upon at least three (3) Business Days' written notice by the Lender to the Borrowers,

(e)

the right of the Borrowers to request LIBOR Advances from the Lender shall be and remain suspended until the Lender notifies the Borrowers that any condition causing such determination no longer exists, and

(f)

if the Lender is prevented from maintaining a LIBOR Advance, the Borrowers, or Borrower, as applicable, shall, at their option, either repay the LIBOR Advance to the Lender or Convert the LIBOR Advance into other forms of Advance which are permitted by this Agreement, and the Borrowers, or Borrower, as applicable, shall be responsible for any loss or expense that the Lender incurs as a result, including breakage costs, if such repayment or Conversion does not occur on the last day of a LIBOR Period.

ARTICLE XIV REPRESENTATIONS AND WARRANTIES
14.1	Representations and Warranties

Each Borrower represents and warrants to the Lender on its own behalf, and for and on behalf of each other Borrower and each other Consolidating Loan Party, that:

(a)

each Consolidating Loan Party is duly organized and validly existing under the laws of its organization, each is duly registered to carry on business in each jurisdiction in which it owns Property or carries on a business, and each Consolidating Loan Party has the power and authority to enter into and perform its obligations under each Credit Document to which it is a party;

(b)

each Consolidating Loan Party has the power and authority to own or lease its Property, to carry on and conduct its Business as presently conducted, to borrow money hereunder and to perform its obligations under each Credit Document to which it is a party, as applicable;

EXHIBIT 10.1

(c)

each Consolidating Loan Party has obtained and maintains all Permits necessary for the ownership of its Property and the conduct of its Business in each jurisdiction where it carries on material business or owns material Property;

(d)

each Consolidating Loan Party is duly authorized to execute and deliver the Credit Documents to which it is a party and to perform its obligations thereunder; and all corporate and other steps and proceedings necessary for the due execution and delivery by it of the Credit Documents to which it is a party and the performance of its obligations thereunder have been taken;

(e)

the Credit Documents to which each Consolidating Loan Party is a party have been duly executed and delivered by it, and constitute legal, valid and binding obligations, enforceable in accordance with their respective terms, subject to the rights of creditors generally and rules of equity of general application;

(f)	the execution and delivery by each Consolidating Loan Party of the Credit Documents to which it is a party and the performance by it of its obligations thereunder, do not and will not:
(i)	contravene, violate or result in a breach of its Constating Documents or any shareholders' agreement (or other similar agreement) relating to it;
(ii)	contravene, violate or result in a breach of any Applicable Laws;
(iii)	contravene, violate or result in a breach of any Material Contract, including any Project Agreement, to which it is a party or to which its Property is bound;
(iv)	contravene, violate or result in a breach of any resolution of its directors, officers or partners or any committee thereof;
(v)	constitute, with or without notice or lapse of time, or both, an event or circumstance entitling any Person to accelerate or demand the payment of any Funded Debt;
(vi)	result in the creation or imposition of any Encumbrance on any of its Property other than in favour of the Lender; or
(vii)	result in any requirement on it to grant any Encumbrance or result in any Person becoming entitled to call for any Encumbrance from it other than in favour of the Lender;
(g)

no consent, authorization, approval or other action by, and no publication, notice to or filing or registration with, any Governmental Authority is required for the due execution and delivery by any Consolidating Loan Party of any of the Credit Documents to which it is a party and the performance by it of its Obligations thereunder or to ensure the validity or enforceability thereof other than filings and

EXHIBIT 10.1

registrations necessary to perfect and protect the Encumbrances constituted by the Security;
(h)

other than as described in Schedule "C" attached hereto, there are no actions, suits, claims or proceedings (including counterclaims or third party proceedings) existing or threatened against any Consolidating Loan Party or affecting any of their Property before any Governmental Authority which could reasonably be expected to have a Material Adverse Effect;

(i)

in respect of each Material Contract to which each Consolidating Loan Party is a party, including any Project Agreement, and each material Governmental Authority license, franchise, approval or Permit of which each Consolidating Loan Party is a holder:

(i)	it has not defaulted in any material respect in the performance or observance of any of the terms or conditions contained or referenced therein; and
(ii)	to the knowledge of the Borrowers, no other party thereto is in default thereunder in any material respect, nor has any such party taken any action to terminate the same;
(j)

CMI is in compliance with all conditions, requirements and obligations under or in respect to the YEG Casino AGLC License, whether under the AGLC Comfort Letter or otherwise including, without limitation, the requirements to obtain the consent and approval of the AGLC in respect of any Change Order and to provide quarterly written updates to the AGLC of the status of the YEG REC Project;

(k)	CMI is in compliance with all conditions, requirements and obligations under or in respect to the HRA License, whether under the HRA License Agreement or otherwise;
(l)	CMI is in compliance with all conditions, requirements and obligations under or in respect to the CPMA Permit;
(m)

each Consolidating Loan Party is in compliance in all material respects with all Applicable Laws and all Material Contracts to which it is a party or by which it is bound and which it shall become a party or become bound, including all Project Agreements;

(n)	no Event of Default and no Default has occurred and is continuing hereunder or under any of the other Credit Documents;
(o)

each Consolidating Loan Party has in full force and effect such policies of insurance in such amounts issued by such insurers of recognized standing covering its Property, including, business interruption, replacement cost and environmental damage insurance, as are customarily maintained by Persons engaged in the same or similar business in the locations where its Properties are located, and including as required pursuant to the terms of the YEG Sublease;

EXHIBIT 10.1

(p)

the portion of the real property identified in the Phase I Environmental Site Assessment dated July 4, 2016 in respect of the YEG REC Lands as being subject to contamination as a waste pile with unidentifiable debris (the “Contaminated Airport Lands”) is outside the boundaries of the YEG REC Lands leased pursuant to the YEG Sublease;

(q)

attached hereto as Schedule "D" (as such Schedule may be updated with information provided by the Borrowers to the Lender from time to time) is a current organizational chart and complete list of the Loan Parties;

(r)

the legal name and authorized and issued Shares of each Consolidating Loan Party and each Subsidiary of the Consolidating Loan Parties is set forth in Schedule "D" (as such Schedule may be updated with information provided by the Borrowers to the Lender from time to time). All such issued Shares have been validly issued and are outstanding as fully paid (the consideration is set forth in Schedule "D") and non-assessable Shares of the applicable Subsidiary and none of the Shares have been pledged to any Person except to the Lender;

(s)

the location of each place of business of each Consolidating Loan Party (including the legal description) and each Subsidiary of the Consolidating Loan Parties or, if it has more than one principal place of business, its chief executive office, is set forth in Schedule "D" (as such Schedule may be updated with information provided by the Borrowers to the Lender from time to time);

(t)

all of the Financial Statements of the Consolidating Loan Parties, the Guarantors and UHA, and financial information which has been furnished to the Lender in connection with this Agreement, are complete in all material respects and, to the knowledge of the Responsible Officers of the Borrowers, after reasonable inquiry, fairly present the financial position of such parties as of the dates referred to therein and have been prepared in accordance with GAAP;

(u)	no Consolidating Loan Party or CCEG is in default in any material respect under any of the Permitted Encumbrances relating to it;
(v)

the Business and Property of each Consolidating Loan Party are being operated in substantial compliance with Applicable Laws intended to protect the environment (including, without limitation, laws respecting the disposal or emission of Hazardous Materials) and, to the best of the knowledge of the Responsible Officers of the Borrowers after reasonable inquiry, there are no material breaches thereof and no enforcement actions in respect thereof are threatened or pending, which, in any such case, could reasonably be expected to have a Material Adverse Effect;

(w)	each Consolidating Loan Party has good and marketable title to its Properties, free and clear of any Encumbrance and adverse claims, other than Permitted Encumbrances;
(x)	each Consolidating Loan Party has duly filed on a timely basis all tax returns required to be filed by it, and it has paid all Taxes and remittances which are due

EXHIBIT 10.1

and payable by it, and has paid all assessments and reassessments, and all other taxes, governmental charges, governmental royalties, penalties, interest and fines claimed against it (except where it is contesting the payment of same in good faith, and it has established to the satisfaction of the Lender a sufficient reserve or, if requested by the Lender (acting reasonably) deposited with a court of competent jurisdiction or assessing authority (or with such other Person as is acceptable to the Lender) sufficient funds or a surety bond, for the total amount claimed, where the application of such reserve, funds or bond would result in the discharge of such claim and the contestation thereof postpones the rights of the applicable Governmental Authority to enforce its collection remedies in respect thereof); all employee source deductions (including income taxes, Employment Insurance and Canada Pension Plan), sales taxes (including federal, provincial and harmonized), payroll taxes and workers compensation payments are currently paid and up to date; each Consolidating Loan Party and each Subsidiary has made adequate provision for, and all required installment payments have been made in respect of, Taxes and remittances payable for the current period for which returns are not yet required to be filed; there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax return or the payment of any Taxes or remittances described above; there are no actions or proceedings being taken by Canada Customs and Revenue Agency or any other Governmental Authority to enforce the payment of any Taxes or remittances described above and it has no knowledge of any such actions or proceedings being contemplated by such authorities;

(y)	all Funded Debt of each Consolidating Loan Party and UHA has been fully disclosed to the Lender; and
(z)

to the knowledge of CMI, after due inquiry, each of the representations and warranties made by the counterparties to the Project Agreements and all other related documents thereto are true and correct in all material respects.

14.2	Survival of Representations and Warranties

Unless expressly stated to be made as of a specific date, the representations and warranties made in this Agreement shall survive the execution of this Agreement and all other Credit Documents, and shall be deemed to be repeated as of the date of each Advance, on the date each Interim Funding Service is provided, on the date of each Lease Schedule and as of the date of delivery of each Compliance Certificate, subject to modifications made by the Borrowers to the Lender in writing and accepted by the Lender.  The Lender shall be deemed to have relied upon such representations and warranties at each such time as a condition of making an Advance hereunder or continuing to extend the Credits hereunder.

ARTICLE XV COVENANTS
15.1	Positive Covenants

EXHIBIT 10.1

During the term of this Agreement, each Borrower covenants and agrees, for and on behalf of itself and each other Consolidating Loan Party, that each Consolidating Loan Party shall:

(a)	duly and punctually pay the Obligations due and payable by it at the times and places and in the manner required by the terms thereof;
(b)

promptly provide the Lender with all information reasonably requested by the Lender from time to time concerning its financial condition, Business and Property, and at all reasonable times and from time to time upon reasonable notice, permit representatives of the Lender to inspect any of the Property of the Consolidating Loan Parties, and to examine and take extracts from the financial books, accounts and records of the Consolidating Loan Parties, including but not limited to accounts and records stored in computer data banks and computer software systems, and to discuss the financial condition of the Loan Parties and UHA with its senior officers and (in the presence of such of its representatives as it may designate) its auditors, the reasonable expense of all of which shall be paid by the Borrowers, provided that the exercise of the rights of the Lender under this Section is not more frequent than is reasonably necessary;

(c)

maintain insurance on all its Property with financially sound and reputable insurance companies or associations including all-risk property insurance, commercial general liability insurance, product liability insurance and business interruption insurance (with the Lender shown as first mortgagee and loss payee), and in the case of CMI in compliance with the YEG Sublease and YEG Headlease, and each case in amounts and against risks that are determined to be appropriate by the Borrowers acting prudently, and furnish to the Lender, on written request, but in any event annually, satisfactory evidence of the insurance carried and notify the Lender of any claims it made under the foregoing insurance policies in excess of $500,000;

(d)

maintain and preserve its existence, organization and status in each jurisdiction of organization and in each other jurisdiction in which it carries on a business or owns Property and make all corporate, partnership and other filings and registrations necessary in connection therewith;

(e)

continue to carry on the Business and maintain all of its Property in good repair and working condition and carry on and continuously conduct its Business in an efficient, diligent and businesslike manner and in accordance with standard industry practices;

(f)

comply with Applicable Laws and obtain and maintain in good standing all Permits necessary for the ownership of its Property and to the conduct of its Business in each jurisdiction where it carries on business or owns material Property, including without limitation, the Permits required by AGLC and HRA from time to time and those issued or granted by other Governmental Authorities, including filing all reports and filings required by any such Governmental Authority;

EXHIBIT 10.1

(g)

comply with all conditions, requirements and obligations in respect to the YEG Casino AGLC License, whether under the AGLC Comfort Letter or otherwise, including, without limitation, the requirements to obtain the consent and approval of the AGLC in respect of any Change Order and to provide quarterly written updates to the AGLC of the status of the YEG REC Project;

(h)	comply with all conditions, requirements and obligations in respect to the HRA License, whether under the HRA License Agreement or otherwise;
(i)	comply with all conditions, requirements and obligations in respect to the CPMA Permit;
(j)	duly file on a timely basis all tax returns required to be filed by it, and duly and punctually pay all Taxes and other governmental charges levied or assessed against it or its Property;
(k)	use the proceeds of any Advance hereunder in accordance with and only for the purposes set out in Sections 2.3, 3.3, 4.3, 5.3 and 7.3, as applicable;
(l)

cause each Subsidiary that becomes a Material Subsidiary, to execute and deliver to the Lender, within 10 Business Days of becoming a Material Subsidiary, the Material Subsidiary Security together with such certificates and opinions of legal counsel to such Material Subsidiary as the Lender may reasonably request;

(m)

ensure that the Security granted by it to the Lender remains legal, valid, binding and enforceable, in accordance with its terms (subject to Applicable Laws affecting the rights of creditors generally and rules of equity of general application);

(n)

cooperate with the Lender to permit the Lender to forthwith register, file and record the Security (or notices, financing statements or other registrations in respect thereof) in all proper offices where such registration, filing or recording may be reasonably necessary or advantageous to perfect or protect the security interests constituted by the Security and maintain all such registrations in full force and effect so that the Obligations are secured in priority on a First-Ranking Security Interest basis to all other indebtedness, liabilities or obligations of the Consolidating Loan Parties, except for indebtedness, liabilities, and obligations, secured by Permitted Encumbrances and which are entitled to priority in accordance with Applicable Law;

(o)

use the Lender exclusively to provide all Cash Management services required by the Consolidating Loan Parties, excluding the automated teller or cash machines located within the Calgary Casino, the Edmonton Casino, the Apex Casino and the YEG REC;

(p)

provide to the Lender all such further and additional mortgages, charges and security interests that the Lender may reasonably require to effectively mortgage, charge and subject to a security interest all of the present and future Property of the Consolidating Loan Parties;

EXHIBIT 10.1

(q)	promptly notify the Lender of any Event of Default or any Default of which it becomes aware, including any “Event of Default” under the Master Lease Agreement;
(r)	promptly notify the Lender of any material adverse change in or the occurrence of a default under any Material Contract entered into by it;
(s)

promptly notify the Lender on becoming aware of the occurrence of any litigation, arbitration or other proceeding against or affecting any Loan Party which could reasonably be expected to have a Material Adverse Effect and from time to time provide the Lender with all reasonable information requested by the Lender concerning the status thereof;

(t)

promptly notify the Lender upon (i) learning of the existence of Hazardous Materials located on, above or below the surface of any land which it controls or contained in the soil or water constituting such land (except those Hazardous Materials which exist or are being stored, used or otherwise handled in substantial compliance with applicable Requirements of Law), and (ii) the occurrence of any release, spill, leak, emission, discharge, leaching, dumping or disposal of Hazardous Materials that has occurred on or from such land which could reasonably be expected to result in costs, expenses or liabilities in excess of $250,000 in any calendar year;

(u)	promptly notify the Lender in writing on becoming aware of the occurrence of any of the following:
(i)	a default or event of default under any UHA Document, the UHA Management Agreement, the UHA Groundlease, the YEG Head Lease, any Project Agreement or any other Material Contract;
(ii)

the termination or cancellation (or any threat to terminate or cancel) of either (i) the UHA Management Agreement or UHA Groundlease by UHA or the REC Landlord, respectively, or (ii) the YEG Head Lease, any Project Agreement or any other Material Contract by the counterparty thereto;

(iii)	a default or event of default under the AGLC Comfort Letter;
(iv)	a default or event of default under the HRA License Agreement;
(v)	any change in the UHA Ownership Percentage, whether in the nature of an increase or decrease in percentage;
(vi)	in respect of UHA, the occurrence of any of the events or proceedings of the nature described in Section 16.1(g), 16.1(h), 16.1(i), 16.1(j), 16.1(o) or 16.1(s); or
(vii)	if any Permit material to the development, ownership or operation of the REC or the YEG REC under Applicable Laws is revoked, cancelled,

EXHIBIT 10.1

withdrawn, is due to expire and is not renewed or otherwise ceases to be in force under Applicable Laws for whatever reason;
(v)	promptly notify the Lender and the Quantity Surveyor of any Change Order if:
(i)	the cost of the proposed Change Order exceeds $500,000;
(ii)	the Change Order is likely to present a significant risk of the revocation or material modification of any Permit required for the YEG REC Project; or
(iii)	the Change Order may cause CMI or the YEG REC Project not to comply, or lessen the ability of CMI or the YEG REC Project to comply with, all Applicable Laws,

and immediately provide to the Lender, AGLC and the Quantity Surveyor, a copy of the proposed Change Order;

(w)

promptly, diligently and fully observe and perform and comply with its obligations under and the requirements of Construction Lien Legislation including, without limitation, to retain and maintain all Project Construction Lien Holdback Amounts and not release the same except in accordance with this Agreement and Construction Lien Legislation;

(x)	promptly notify the Lender on becoming aware of any Project Cost Overruns which, individually or in the aggregate, will, or are reasonably likely to, be in excess of $500,000;
(y)	fund, and cause each Guarantor to fund, all Project Cost Overruns;
(z)

within ninety (90) days after the Term Conversion Date, the Borrowers shall enter into and maintain one or more Hedge Agreements with a Hedge Provider which provide for fixing the rate of interest for a notional principal amount of at least fifty percent (50%) of the Outstanding Principal under Credit G as of such date, with the term of each such Hedge Agreement to be for at least two (2) years;

(aa)	if CMI delivers a surveyor’s certificate and real property report for the YEG REC Lands to ERAA pursuant to the YEG Sublease, deliver to the Lender a certified copy thereof concurrently therewith; and
(bb)	provide the Lender with such other documents, opinions, consents, acknowledgments and agreements as are reasonably necessary to implement this Agreement and the Security from time to time.
15.2	Reporting Requirements

During the term of this Agreement, the Borrowers shall:

EXHIBIT 10.1

(a)

within forty-five (45) days of the end of each Fiscal Quarter (including the end of the fourth Fiscal Quarter), cause to be prepared and delivered to the Lender, interim unaudited consolidated and unconsolidated Financial Statements of the Loan Parties, as at the end of such Fiscal Quarter; including year to date results and management discussion and analysis of results, including commentary in respect of a comparison of such year to date results versus the same period of the immediately preceding year on variances to amounts contained in each Borrower's operating budget and Capital Expenditure Budget, and detailed reporting on the status of the YEG REC Project in relation to the Project Budget and Project Schedule, and such Financial Statements shall be certified by the Borrowers as true, complete and accurate by a Responsible Officer of each of the Borrowers;

(b)

within sixty (60) days of the end of each of the first three Fiscal Quarters and within one hundred eighty (180) days of the end of the fourth Fiscal Quarter, cause to be prepared and delivered to the Lender, interim internally prepared unaudited Financial Statements of Century Casino, as at the end of such Fiscal Quarter; including year to date results and management discussion and analysis of results, including commentary on variances to amounts contained in Century Casino’s operating budget and Capital Expenditure Budget and confirmation that Century Casino is in compliance with all covenants under the Credits, and such Financial Statements shall be certified by Century Casino as true, complete and accurate by a Responsible Officer of Century Casino;

(c)

within sixty (60) days of the end of each Fiscal Quarter, cause to be prepared and delivered to the Lender, interim internally prepared unaudited Financial Statements of UHA, as at the end of such Fiscal Quarter; including year to date results and management discussion and analysis of results;

(d)

within one hundred and twenty (120) days after the end of each Fiscal Year, cause to be prepared and delivered to the Lender: (i) the annual audited consolidated Financial Statements of Century Casino, (ii) the annual consolidated Financial Statements of the Consolidating Loan Parties describing in detail the operation of the Edmonton Casino, the Calgary Casino, REC, the Apex Casino and the YEG REC which shall be audited by an accounting firm acceptable to the Lender, acting reasonably, and shall be prepared in accordance with GAAP, together with an unqualified audit opinion of such accounting firm; and; (iii) unaudited unconsolidated internally prepared Financial Statements of each Consolidating Loan Party;

(e)

concurrently with the delivery of its Financial Statements referred to in (a), (b) and (d) above, provide the Lender with Compliance Certificates, signed by a Responsible Officer of each Borrower and Century Casino, as applicable, or such other officer of the Borrowers and Century Casino, as applicable and as is acceptable to the Lender, acting reasonably. The Borrowers' Compliance Certificate shall include a detailed calculation of the Borrowers' calculations of the Financial Covenants as at the end of such Fiscal Quarter;

EXHIBIT 10.1

(f)

at least thirty (30) days before the end of each Fiscal Year, provide the Lender with the following (in such detail and to contain such information as the Lender may reasonably request): (i) an operating budget for the next succeeding Fiscal Year; and (ii) a Capital Expenditure Budget for the next succeeding Fiscal Year, with all of the foregoing to be prepared in accordance with GAAP;

(g)

promptly provide the Lender with such other information as it may reasonably request respecting the Consolidating Loan Parties, the Edmonton Casino, the Calgary Casino, REC and Apex Casino, including without limitation, detailed information on casino metrics (win ratios per slot machine per day) reporting; and

(h)

promptly provide the Lender with written notice of any change (financial or otherwise) in the Business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of any of the Consolidating Loan Parties that has or could reasonably be expected to have a Material Adverse Effect.

15.3	Negative Covenants

During the term of this Agreement each Borrower covenants and agrees, for and on behalf of itself and the other Consolidating Loan Parties, not to do any of the following without the prior written consent of the Lender (such consent not to be unreasonably withheld or delayed):

(a)

change the nature of the Business and operations of, or conduct any businesses or operations which are materially different from those conducted by the Consolidating Loan Parties on the date hereof (including ceasing to operate the Calgary Casino, the Edmonton Casino, REC or the Apex Casino, or the carrying on of the YEG REC Project and following the Project Construction Completion Date, the operation of the YEG REC) or operate its business in a manner that could reasonably be expected to have a Material Adverse Effect;

(b)

consolidate, amalgamate or merge with any other Person, enter into any corporate reorganization or other transaction intended to effect a consolidation, amalgamation or merger or liquidate, wind-up or dissolve itself, or permit any liquidation, winding-up or dissolution; provided however, that a Consolidating Loan Party may amalgamate with another Consolidating Loan Party, provided the Lender consents to such amalgamation (such consent not to be unreasonably withheld or delayed) provided (i) no Default or Event of Default has occurred that is continuing and no Default or Event of Default would exist after any such amalgamation, and (ii) the Lender is provided with all such acknowledgements, opinions and other documents confirming, among other things, the continued enforceability of this Agreement and the other Credit Documents, as applicable;

(c)	do or permit anything to adversely affect the ranking or validity of the Security except by incurring a Permitted Encumbrance;
(d)	change its name, without providing the Lender with prior written notice thereof and promptly taking other steps, if any, as the Lender may, in its discretion reasonably

EXHIBIT 10.1

request to permit the Lender to maintain the perfection of the Security with respect to the change in name;
(e)

permit the chief executive office of any Consolidating Loan Party to be located in any jurisdiction except the State of Colorado or the Province of Alberta, without providing the Lender with prior written notice thereof and promptly taking other steps, if any, as the Lender may, in its discretion, reasonably request to permit the Lender to maintain the perfection of the Security with respect to the change in location;

(f)	create, incur, assume or permit any Funded Debt to remain outstanding, other than Permitted Funded Debt.
(g)	provide any Guarantee to any Person, except in respect of the Obligations under this Agreement;
(h)	permit at any time Purchase Money Obligations of the Consolidating Loan Parties to exceed $1,000,000 in the aggregate;
(i)

permit any Consolidating Loan Party to make any Distribution unless in each case: (i) no Default or Event of Default shall have occurred and be continuing or would result, or could reasonably be expected to result, after the making or payment of any such Distribution; and (ii) no Advance under any Credit shall be used to fund such Distribution;

(j)

permit CMI to sublease, license or grant the right of occupation of any portion of the YEG REC Lands to any Person without the prior written consent of the Lender, which consent shall not be unreasonably withheld;

(k)	permit any Consolidating Loan Party to make any Investment, other than Permitted Investments, without the prior written consent of the Lender, which consent shall not be unreasonably withheld;
(l)	permit any Consolidating Loan Party to create, incur, assume or permit to exist any Encumbrance upon any of the Property of the any Consolidating Loan Party, except Permitted Encumbrances;
(m)

the Borrowers shall not and shall not permit any other Consolidating Loan Party to affect or agree to affect an Asset Disposition without the prior written consent of the Lender, except in the ordinary course of business;

(n)

permit any Consolidating Loan Party to incur any Capital Expenditures, unless such Capital Expenditures are not more than $100,000 in excess of those set out in the Capital Expenditure Budget provided to and approved by the Lender pursuant to Section 15.2(f);

(o)	permit any Consolidating Loan Party to enter into any Contracts or material transactions with any non-arms-length Person, unless such Contract or transaction

EXHIBIT 10.1

is on terms and conditions not more onerous to such Consolidating Loan Party than if such Contract or transaction was completed at fair market value with an arm's length third party;
(p)

permit the issuance, sale or transfer of any of the Shares of any Consolidating Loan Party or any other securities, warrants or convertible instruments of any Consolidating Loan Party which give rise to a right to receive any Shares in their capital without the prior written consent of the Lender unless such issuance, sale or transfer is to another Consolidating Loan Party and such Shares are pledged to the Lender with the Share certificates evidencing such Shares and delivered to the Lender with such endorsements or powers of attorney or, if such Shares are not certificated, such other documents  as the Lender may reasonably request in order to perfect its security interest in such Shares by “control” as such term is defined under the Securities Transfer Act (Alberta);

(q)	initiate or participate in the Hostile Acquisition of any Person or any attempt to complete a Hostile Acquisition of any Person;
(r)	change the capital structure or engage in any capital reorganization of any Consolidating Loan Party;
(s)

enter into or otherwise become a party to or obligated under any Currency Hedge Agreement, Interest Rate Hedge Agreement or other similar agreement ordinarily designed for the purpose of hedging currency risk or interest rate risk, unless such Currency Hedge Agreement, Interest Rate Hedge Agreement or other agreement is entered into by a Borrower or another Consolidating Loan Party pursuant to this Agreement or in the ordinary course of business and for the purpose of managing currency risk, exchange rate risk, or interest rate risk of such Borrower or such other Consolidating Loan Party;

(t)

permit any of the tangible personal Property of the Consolidating Loan Parties to be located in any jurisdiction outside of Canada or outside of any jurisdiction in Canada in which the Lender has not registered or perfected the Encumbrances constituted by the Security, without providing the Lender with at least sixty (60) days prior written notice of the applicable Consolidating Loan Party's intention to locate such personal Property in any such other jurisdiction in Canada.  As of the date hereof, the Security has only been registered in the Province of Alberta, the State of Colorado and the District of Columbia;

(u)

provide any negative covenant to any future subordinated lender of Funded Debt, that is in addition to, or more onerous or restrictive than the provisions of this Agreement, unless such negative covenant is also provided to the Lender;

(v)

agree or provide its consent to any amendment, modification, supplement or restatement to any Project Agreement, the Project Plans and Specifications, any Project Construction Management Contract including, without limitation, any Change Order where:

EXHIBIT 10.1

(i)	the cost of the proposed Change Order exceeds $500,000;
(ii)	the Change Order is likely to present a significant risk of the revocation or material modification of any Permit required for the YEG REC Project;
(iii)	the Change Order may cause CMI or the YEG REC Project not to comply, or lessen the ability of CMI or the YEG REC Project to comply with, all Applicable Laws, or
(iv)	the Change Order requires AGLC’s consent under the AGLC Comfort Letter,

the Project Budget, the Project Schedule or any Permit, in each case, without the prior written consent of the Lender and AGLC;

(w)

agree or provide its consent to any amendment, modification, supplement or restatement to any UHA Documents to which a Consolidating Loan Party is a party to, without the prior written consent of the Lender; or

(x)

agree or provide its consent to any amendment, modification, supplement or restatement to the CRAI-CCCI License Agreement, the CCSA License Agreement, the CMI License Agreement, the CRAI Management Agreement, the CCCI Management Agreement, the CCSA Management Agreement or the CMI Management Agreement, other than an extension of the term of such agreement, without the prior written consent of the Lender.

15.4	Financial Covenants

Each Borrower covenants and agrees for and on behalf of itself and each of the other Consolidating Loan Parties that at all times it shall:

(a)	ensure that the Senior Funded Debt to EBITDA Ratio is not:
(i)

during the period from the Closing Date to and inclusive of the earlier of (A) June 30, 2019, and (B) six (6) months following the Project Construction Completion Date, greater than 4.00:1.00 and thereafter, greater than 3.00:1.00;

(b)	ensure that the Fixed Charge Coverage Ratio is not;
(i)

during the period commencing on the Closing Date to and inclusive of the earlier of (A) June 30, 2019, and (B) six (6) months following the Project Construction Completion Date, less than 1.00:1.00 and thereafter, less than 1.20:1.00;

(c)	ensure that the Shareholders' Equity is not at any time less than $50,000,000; and
(d)	ensure that Capital Expenditures in:

EXHIBIT 10.1

(i)	the 2018 Fiscal Year do not exceed $4,000,000 in aggregate;
(ii)	the 2019 Fiscal Year do not exceed $5,500,000 in aggregate; and
(iii)	each Fiscal Year thereafter, do not exceed $2,500,000 in aggregate,

unless, in each case, the Lender provides its prior written consent, not to be unreasonably withheld.

The Financial Covenants set out above shall be tested at the Closing Date and as at the end of each Fiscal Quarter thereafter, determined on a consolidated trailing four (4) Fiscal Quarter basis (unless otherwise specified) in accordance with GAAP.

ARTICLE XVI DEFAULT
16.1	Events of Default

Each of the following events shall constitute an "Event of Default":

(a)

a Borrower fails to pay under this Agreement, the Master Lease Agreement or Interim Funding Agreement: (i) any amount of principal when due and payable hereunder, (ii) interest within three (3) days after the same becomes due and payable hereunder; and (iii) any other fees or other amounts (other than principal and interest) within ten (10) days after the same becomes due and payable hereunder; or

(b)	any Consolidating Loan Party defaults under any of the negative covenants in Section 15.3 and such default is not cured or waived by the Lender within ten (10) days from the date of default; or
(c)

any Consolidating Loan Party defaults under any of the Financial Covenants in Section 15.4 hereof, provided that in the event of a default under the Financial Covenants set out in Section 15.4(a) and/or 15.4(b) at any time, the Borrowers shall have thirty (30) days after a Borrower becomes aware of such default (which shall not in any event, be later than thirty (30) days from the date the Senior Funded Debt to EBITDA Ratio and/or Fixed Charge Coverage Ratio, as applicable, fails to meet the minimum requirements of Section 15.4(a) and/or 15.4(b), as applicable (the "Ratio Default")), to cure the Ratio Default (the "30 Day Cure Period") by obtaining an equity contribution and/or unsecured shareholder loans that are postponed and subordinated to the payment and performance of the Obligations pursuant to a postponement and subordination agreement in form and substance satisfactory to the Lender, acting reasonably; provided the Borrowers shall only be permitted to cure such Ratio Defaults a maximum of four (4) times and no more than two (2) times in any four (4) consecutive Fiscal Quarters on a trailing twelve (12) months basis (the "Maximum Number of Ratio Defaults"). Such equity contribution and/or unsecured shareholder loans must be received by the Borrowers within the 30 Day Cure Period. The Borrowers shall provide the Lender satisfactory

EXHIBIT 10.1

evidence showing that the Ratio Default has been cured including providing evidence of receipt of the equity contribution and/or such unsecured shareholder loans by the Borrowers (as applicable). Upon the occurrence of a Ratio Default that exceeds the Maximum Number of Ratio Defaults, the Borrowers may request that the Lender agree to allow the Borrowers to cure such additional Ratio Default in accordance with this provision, notwithstanding such Ratio Default exceeds the Maximum Number of Ratio Defaults. The approval of such additional Ratio Default shall be at the sole discretion of the Lender, acting reasonably; or

(d)

any Consolidating Loan Party does not observe or perform any covenant or obligation contained herein or in any other Credit Document to which it is a party in any material respect (not otherwise specifically dealt with in this Section 16.1) and such breach or omission shall continue unremedied for more than thirty (30) days after the earlier of a Responsible Officer of a Borrower having knowledge of the breach or omission or a Borrower receiving written notice from the Lender of such breach or omission; or

(e)

any Loan Party makes any representation or warranty under any of the Credit Documents to which it is a party which is incorrect or incomplete in any material respect when made or deemed to be made and (i) the incorrect or incomplete representation or warranty is not capable of being remedied by the Consolidating Loan Party, or (ii) if the matter is capable of being remedied by the Consolidating Loan Party, the same shall be continued unremedied for more than ten (10) days after the earlier of a Responsible Officer of a Borrower having actual knowledge of the incorrect or misleading representation or warranty, or a Borrower receiving written notice from the Lender of such incorrect or misleading representation or warranty; or

(f)

any Consolidating Loan Party defaults in the performance of any of its obligations in respect of Funded Debt (which is not payable on demand) in excess of $1,000,000, and written notice has been provided to a Borrower or such other Consolidating Loan Party of the intention of the holder of such Funded Debt to exercise the remedies available to such holder in respect of such Funded Debt, or in the case of Funded Debt payable on demand, a demand for the payment from a Borrower or other Consolidating Loan Party, as applicable, for Funded Debt in excess of $1,000,000 has been made; or

(g)	any Loan Party or UHA shall:
(i)

become insolvent, or generally not pay its debts or meet its liabilities as the same become due, or suspend or threaten to suspend the conduct of its business, or admit in writing its inability to pay its debts generally, or declare any general moratorium on payment of its indebtedness or interest thereon, or propose a compromise or arrangement between it and any of its creditors;

EXHIBIT 10.1

(ii)

make an assignment of its Property for the general benefit of its creditors whether or not under the Bankruptcy and Insolvency Act (Canada), or make a proposal (or file a notice of its intention to do so) whether or not under such Act;

(iii)

institute any proceeding seeking to adjudicate it an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, administration, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts under any other statute, rule or regulation relating to bankruptcy, winding-up, insolvency, reorganization, administration, plans of arrangement, relief or protection of debtors (including the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada) and any applicable Business Corporations Act or Company Act);

(iv)

apply for the appointment of, or the taking of possession by, a receiver, interim receiver, administrative receiver, receiver/manager, custodian, administrator, trustee, liquidator or other similar official for it or any material part of its Property; or

(v)	take any overt action to approve, consent to or authorize any of the actions described in this Section 16.1(g) or in Section 16.1(h) below;
(h)	if any petition shall be filed, application made or other proceeding instituted by a third party against or in respect of any Loan Party or UHA:
(i)	seeking to adjudicate it an insolvent, or seeking a declaration that an act of bankruptcy has occurred;
(ii)	seeking a receiving order against it including under the Bankruptcy and Insolvency Act (Canada);
(iii)

seeking liquidation, dissolution, winding-up, reorganization, administration, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts under any statute, rule or regulation relating to bankruptcy, winding-up, insolvency, reorganization, administration, plans of arrangement, relief or protection of debtors (including the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada) and any applicable Business Corporations Act or Company Act); or

(iv)

seeking the entry of an order for relief or the appointment of a receiver, interim receiver, administrative receiver, receiver/manager, custodian, administrator, trustee, liquidator or other similar official for it or any material part of its Property,

EXHIBIT 10.1

and such petition, application or proceeding shall continue undismissed or unstayed and in effect, for a period of ten (10) days after the institution thereof, provided that if an order, decree or judgment which is not stayed has been granted (whether or not entered or subject to appeal) against the Loan Party or UHA thereunder, as applicable, in the interim, such grace period shall cease to apply; or

(i)

if Property of any Loan Party or UHA having a fair market value in excess of $1,000,000 shall be seized (including by way of execution, attachment, garnishment or distraint) or any Encumbrance thereon shall be enforced, or such Property shall become subject to any receivership, or any charging order or equitable execution of a court, or any writ of enforcement, writ of execution or distress warrant with respect to obligations in excess of $1,000,000 shall exist in respect of any Loan Party or such Property, or any receiver, sheriff, civil enforcement agent or other Person shall become lawfully entitled to seize or distrain upon any such Property pursuant to the Workers' Compensation Act (Alberta), the Civil Enforcement Act (Alberta), the Personal Property Security Act (Alberta) or any other Applicable Laws whereunder similar remedies are provided, and in any case such seizure, execution, attachment, garnishment, distraint, receivership, charging order or equitable execution, or other seizure or right, shall continue in effect and not released or discharged for more than ten (10) days; or

(j)

if one or more judgments for the payment of money in the aggregate in excess of $1,000,000 from time to time, and not substantially covered by insurance, shall be rendered by a court of competent jurisdiction against any Loan Party or UHA and such party shall not have (i) provided for its discharge in accordance with its terms within ten (10) days from the date of entry thereof, or (ii) procured a stay of execution thereof within five (5) Business Days from the date of entry thereof and within such period, or such longer period during which execution of such judgment shall have been stayed, appealed such judgment and caused the execution thereof to be stayed during such appeal; or

(k)

if any material provision of any Credit Document or UHA Document shall at any time cease to be in full force and effect, be declared to be void or voidable or shall be repudiated, or the validity or enforceability thereof shall at any time be contested by any Loan Party or UHA (in the case of the UHA Documents), or any Loan Party or UHA (in the case of the UHA Documents) shall deny that it has any or any further liability or obligation thereunder; or

(l)	there is, in the opinion of the Lender, acting reasonably, an event or circumstance with respect to a Loan Party which would reasonably be expected to have a Material Adverse Effect; or
(m)

if there occurs a Change of Control in respect of any Loan Party or UHA and the Lender has not consented to such Change of Control.  In this Section 16.1(m), "Change of Control" means in respect of a Loan Party or UHA, the occurrence of any of the following events:

EXHIBIT 10.1

(i)

a Person or group of Persons, acting jointly or in concert, acquires, directly or indirectly (other than by way of security for a bona fide debt), Shares of such Loan Party or UHA to which are attached more than 30% of the votes that may be cast to elect the directors of such Loan Party or UHA; or

(ii)

a Person or group of Persons, acting jointly or in concert, acquires, directly or indirectly (other than by way of security for a bona fide debt), a sufficient number of Shares of such Loan Party or UHA that the votes attached to those Shares are sufficient, if exercised, to elect a majority of the directors (or other equivalent Person with respect to any Loan Party that is not a Corporation) of such Loan Party or UHA; or

(n)

if any Permits required to operate the Calgary Casino, the Edmonton Casino, the REC, the Apex Casino or the YEG REC under Applicable Laws is revoked, cancelled, withdrawn, are not renewed, fails to be issued or otherwise ceases to be in force under Applicable Laws for whatever reason; or

(o)	the UHA Groundlease or UHA Management Agreement is terminated or becomes void;
(p)	a default occurs under, or the termination, voidance or repudiation of, the YEG Sublease or YEG Head Lease;
(q)

the Borrowers (or any one of them) fail to satisfy the conditions precedent to Convert the Outstanding Principal under Credit F to an Advance under Credit G, as set forth in Section 12.4 of this Agreement, on or prior to the Project Construction Completion Date;

(r)

the HRA License is not issued to CMI on an unconditional basis pursuant to the HRA License Agreement on or prior to (i) April 1, 2019, or such other date as may be agreed to by CMI and HRA in writing (in a form satisfactory to the Lender in its sole discretion), such date not to be later than July 1, 2019, or (ii) such later date as may be agreed to by the Lender in writing (in a form satisfactory to the Lender in its sole discretion);

(s)	UHA defaults in its obligations under the CCEG Credit Agreement; or
(t)

UHA makes any Distributions to Bar None, other than repayments of the Bar None Debt pursuant to the Bar None Debt Repayment Agreement from any source other than the Bar None Cost Recovery Pool without the Lender’s prior written consent.

16.2	Demand Under the Credits and Termination of Rights

If any Default or Event of Default occurs and for so long as it continues, the Lender shall not be under any further obligation to make an Advance under any Credit, and upon the occurrence of a Default or an Event of Default, the Lender may give notice to the Borrowers declaring all or any of the Obligations under the Credits to be forthwith due and payable, whereupon the Obligations shall become and be forthwith due and payable without presentment, demand, protest

EXHIBIT 10.1

or further notice of any kind, all of which are hereby expressly waived by each Borrower; provided however, the Lender shall be deemed to give such notice to the Borrowers immediately upon the occurrence of an Event of Default described in Section 16.1(g) or 16.1(h). Notwithstanding the foregoing, and for greater certainty, Credit F is a non-committed demand facility and the lender shall have no obligation to make any Advance thereunder regardless of compliance by the Borrowers with any of the terms of the Agreement including, without limitations, the conditions precedent set forth in Article XII.

16.3	Payment of Bankers' Acceptances and Letters of Credit

Immediately upon the making of a declaration referred to in Section 16.2 (or the deemed making of such declaration), the Borrowers shall, without necessity of further act or evidence, be and become thereby unconditionally obligated to deposit forthwith with the Lender Collateral equal to the Face Amount of all Bankers' Acceptances and Letters of Credit then outstanding and issued by the Lender, and the Borrowers hereby unconditionally jointly and severally promise and agree to deposit with the Lender immediately upon such declaration Collateral in such amount.  Each Borrower authorizes the Lender to debit its account with the amount required to provide such Collateral for such Bankers' Acceptances and Letters of Credit, notwithstanding that such Bankers' Acceptances may be held by the Lender in its own right at maturity or that no draw has yet been made under a Letter of Credit.  Any amounts deposited hereunder shall bear interest for the Borrowers' account at the rates of the Lender as may be applicable in respect of other deposits of similar amounts for similar terms. Amounts paid to the Lender pursuant to such a declaration (or deemed declaration) in respect of Bankers' Acceptances and Letters of Credit shall be applied against the obligation of the Borrowers to pay amounts then or thereafter payable under Bankers' Acceptances and Letters of Credit at the times amounts become payable under or in respect thereof, as the case may be, and any amounts remaining shall be held by the Lender as security for the payment and performance of all remaining outstanding Obligations.

16.4	Remedies

Upon the making of a declaration (or the deemed making of such declaration) contemplated by Section 16.2, the Security shall become immediately enforceable and the Lender may take such action or proceedings as the Lender, in its sole discretion, deems expedient to enforce the same, all without any additional notice, presentment, demand, protest or other formality, all of which are hereby expressly waived by each Borrower.

16.5	Saving

The Lender shall not be under any obligation to the Borrowers or any other Person to realize any collateral or enforce the Security or any part thereof or to allow any collateral to be sold, dealt with or otherwise disposed of.  The Lender shall not be responsible or liable to the Borrowers or any other Person for any loss or damage upon the realization or enforcement of, or the failure to realize or enforce, any collateral or any part thereof or the failure to allow any collateral to be sold, dealt with or otherwise disposed of, or for any act or omission on their respective parts or on the part of any director, officer, agent, servant or adviser in connection with any of the foregoing, except that the Lender will be responsible or liable for any loss or damage arising from the willful misconduct or gross negligence of the Lender in enforcing the Security.

EXHIBIT 10.1

16.6	Perform Obligations

If, after the Lender makes a declaration contemplated by Section 16.2 (or after such declaration is deemed to be made), the Borrowers have failed to perform any of their covenants or agreements in the Credit Documents, the Lender, may, but shall be under no obligation to, perform any such covenants or agreements in any manner deemed fit by the Lender without thereby waiving any rights to enforce the Credit Documents.  The reasonable expenses (including any legal costs) paid by the Lender in respect of the foregoing shall be added to and become part of the Obligations and shall be secured by the Security.

16.7	Third Parties

No Person dealing with the Lender or any agent of the Lender shall be concerned to inquire whether the Security has become enforceable, or whether the powers which the Lender is purporting to exercise have been exercisable, or whether any Obligations remain outstanding upon the security thereof, or as to the necessity or expediency of the stipulations and conditions subject to which any sale shall be made, or otherwise as to the propriety or regularity of any sale or other disposition or any other dealing with the collateral charged by such Security or any part thereof.

16.8	Remedies Cumulative

The rights and remedies of the Lender under the Credit Documents are cumulative and are in addition to and not in substitution for any rights or remedies provided by law.  Any single or partial exercise by the Lender of any right or remedy for a default or breach of any term, covenant, condition or agreement herein contained shall not be deemed to be a waiver of or to alter, affect, or prejudice any other right or remedy or other rights or remedies to which the Lender may be lawfully entitled for the same default or breach.  Any waiver by the Lender of the strict observance, performance or compliance with any term, covenant, condition or agreement herein contained, and any indulgence granted by the Lender, shall be deemed not to be a waiver of any subsequent default.

16.9	Set-Off or Compensation

In addition to and not in limitation of any rights now or hereafter granted under Applicable Laws, the Lender may at any time and from time to time without notice to any Borrower or any other Person, any notice being expressly waived by each Borrower, set-off, combine accounts and compensate and apply any and all deposits, general or special, time or demand, provisional or final, matured or unmatured, in any currency, and any other indebtedness at any time owing by the Lender to or for the credit of or the account of a Borrower, against and on account of the Obligations, notwithstanding that any of them are contingent or unmatured.  When applying a deposit or other amount owing to the Lender in a currency that is different than the currency of the Obligations, the Lender will convert the deposit or other amount using the Exchange Rate in effect at the time of such conversion.

EXHIBIT 10.1

ARTICLE XVII SUCCESSORS AND ASSIGNS
17.1	Successors and Assigns

The Credit Documents shall be binding upon and enure to the benefit of the Lender, each Loan Party and their successors and assigns. No Borrower (or the other Loan Parties) shall be entitled to assign any rights or obligations with respect to this Agreement or any of the other Credit Documents to any third party without the prior written consent of the Lender.  The Lender shall have the right to assign its collective rights and obligations under this Agreement in whole or in a minimum amount of $5,000,000 (the "Lender Assignment") with the consent of the Borrowers, not to be unreasonably withheld or delayed; provided however, if a Default or Event of Default has occurred and is then continuing, no consent of any Borrower will be required hereunder to any such Lender Assignment.

ARTICLE XVIII MISCELLANEOUS PROVISIONS
18.1	Headings and Table of Contents

The headings of the Articles and Sections and the Table of Contents are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

18.2	Capitalized Terms

All capitalized terms used in any of the Credit Documents (other than this Agreement) which are defined in this Agreement shall have the meaning defined herein unless otherwise defined in such other Credit Document.

18.3	Severability

Any provision of this Agreement which is or becomes prohibited or unenforceable in any relevant jurisdiction shall not invalidate or impair the remaining provisions hereof which shall be deemed severable from such prohibited or unenforceable provision and any such prohibition or unenforceability in any such jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Should this Agreement fail to provide for any relevant matter, the validity, legality or enforceability of this Agreement shall not hereby be affected.

18.4	Number, Gender and other Terms

Unless the context otherwise requires, words importing the singular number shall include the plural and vice versa, words importing any gender include all genders and references to agreements and other contractual instruments shall be deemed to include all present or future amendments, supplements, restatements or replacements thereof or thereto.  References to statutes, regulations and other Applicable Laws shall be deemed to include such statutes, regulations and other Applicable Laws as amended, supplemented and replaced from time to time.

EXHIBIT 10.1

The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".  The word "will" shall be construed to have the same meaning and effect as the word "shall".  Unless the context requires otherwise:

(a)	any reference herein to any Person shall be construed to include such Person's successors and permitted assigns;
(b)	the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;
(c)	unless otherwise expressly stated, all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement; and
(d)

the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible, real and personal, properties and undertakings, including cash, securities, accounts and contract rights.

Whenever the delivery of a certificate is a condition precedent to the taking of any action by the Lender hereunder, the truth and accuracy of the facts and the diligent and good faith determination of the opinions stated in such certificate shall in each case be conditions precedent to the right of the applicable Borrower to have such action taken, and any certificate executed by a Borrower shall be deemed to represent and warrant that the facts stated in such certificate are true and accurate.

18.5	Amendment, Supplement or Waiver

No amendment, supplement or waiver of any provision of the Credit Documents, nor any consent to any departure by a Loan Party therefrom, shall in any event be effective unless it is in writing, makes express reference to the provision affected thereby and is signed by the Lender, the Borrowers and if applicable, the appropriate Loan Party and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No waiver or act or omission of the Lender shall extend to or be taken in any manner whatsoever to affect any subsequent breach by a Loan Party of any provision of the Credit Documents or the rights resulting therefrom.

18.6	Governing Law

Each of the Credit Documents shall be conclusively deemed to be a contract made under, and shall for all purposes be governed by and construed in accordance with, the laws of the Province of Alberta and the laws of Canada applicable in Alberta.  Each party to this Agreement hereby irrevocably and unconditionally attorns to the non-exclusive jurisdiction of the courts of Alberta and all courts competent to hear appeals therefrom.

EXHIBIT 10.1

18.7	This Agreement to Govern

In the event of any conflict between the terms of this Agreement and the terms of any other Credit Document, the provisions of this Agreement shall govern to the extent necessary to remove the conflict.  Provided however, a conflict shall not be deemed to occur if one Credit Document provides for a matter and another Credit Document does not.

18.8	Permitted Encumbrances

The designation of an Encumbrance as a Permitted Encumbrance is not, and shall not be deemed to be, an acknowledgment by the Lender that the Encumbrance shall have priority over the Security.

18.9	Currency

All payments made hereunder shall be made in the currency in respect of which the obligation requiring such payment arose.  Unless otherwise noted, all amounts expressed in this Agreement in terms of money refer to Canadian Dollars.

Except as otherwise expressly provided in this Agreement, wherever this Agreement contemplates or requires the calculation of the equivalent in Canadian Dollars or US Dollars of an amount expressed in another, the calculation shall be made on the basis of the Exchange Rate at the effective date of the calculation.

18.10	Expenses and Indemnity

All statements, reports, certificates, opinions, appraisals and other documents or information required to be furnished to the Lender by the Borrowers (or any of them) or a Subsidiary under this Agreement shall be supplied without cost to the Lender.  The Borrowers shall pay on demand all reasonable out of pocket costs and expenses of the Lender (including, without limitation, long distance telephone and courier charges and the reasonable fees and expenses of counsel for the Lender), incurred in connection with (i) the preparation, execution, delivery, administration, periodic review, modification or amendment of the Credit Documents; (ii) any enforcement of the Credit Documents; (iii) obtaining advice as to the rights and responsibilities of the Lender in connection with the Credits and the Credit Documents; (iv) reviewing, inspecting and appraising the collateral that is the subject of the Security in connection with the enforcement of its rights under the Security; (v) the repayment, prepayment or Conversion (whether by acceleration or otherwise) of a LIBOR Advance on a date other than the stated maturity thereof; and (vi) other matters relating to the Credits, or any of them.  Such costs and expenses shall be payable whether or not an Advance is made under this Agreement.

Each Borrower shall indemnify the Lender against any liability, obligation, loss or expense which it may sustain or incur as a consequence of (i) any representation or warranty made by a Loan Party which was incorrect at the time it was made or deemed to have been made, (ii) a default by a Loan Party in the payment of any sum due from it (irrespective of whether an Advance is deemed to be made to the Borrowers to pay the amount that the Borrowers have failed to pay), including, but not limited to, all sums (whether in respect of principal, interest, or any other amount) paid or payable to lenders of funds borrowed by the Lender in order to fund the amount

EXHIBIT 10.1

of any such unpaid amount to the extent the Lender is not reimbursed pursuant to any other provisions of this Agreement, (iii) the failure of the Borrowers (or any of them) to complete any Advance or make any payment after notice therefore has been given under this Agreement, and (iv) any other default by any Loan Party under any Credit Document.  A certificate of the Lender as to the amount of any such loss or expense shall be conclusive evidence as to the amount thereof, in the absence of manifest error.

In addition, each Borrower shall indemnify the Lender and its directors, officers, employees and representatives (the "Indemnified Parties") from and against any and all actions, proceedings, claims, losses, damages, liabilities, expenses and obligations of any kind that may be incurred by or asserted against any of them as a result of or in connection with the making of any Advance hereunder and the Lender taking, holding and enforcing the Security, other than arising from the gross negligence or wilful misconduct of the Lender or any other Indemnified Party.  Whenever any such claim shall arise, the Indemnified Party shall promptly notify the Borrowers of the claim and, when known, the facts constituting the basis for such claim, and if known, the amount or an estimate of the amount of the claim.  The failure of an Indemnified Party to give notice of a claim promptly shall not adversely affect the Indemnified Party's rights to indemnity hereunder unless such failure adversely effects the Borrowers' position in respect of such claim.

The Agreements in this Section shall survive the termination of this Agreement and repayment of the Obligations.

18.11	Manner of Payment and Taxes

All payments to be made by a Loan Party pursuant to the Credit Documents are to be made without set-off, compensation or counterclaim, free and clear of and without deduction for or on account of any Tax, including but not limited to withholding taxes, except for Taxes on the overall net income of the Lender (such taxes applicable to the overall net income of the Lender are herein referred to as "Excluded Taxes").  If any Tax, other than Excluded Taxes, is deducted or withheld from any payments under the Credit Documents the Loan Parties shall promptly remit to the Lender in the currency in which such payment was made, the equivalent of the amount of Tax so deducted or withheld together with the relevant receipt addressed to the Lender.  If a Borrower or any other Loan Party is prevented by operation of law or otherwise from paying, causing to be paid or remitting such Tax, the interest or other amount payable under the Credit Documents will be increased to such rates as are necessary to yield and remit to the Lender the principal sum advanced or made available together with interest at the rates specified in the Credit Documents after provision for payment of such Tax.  If following the making of any payment by a Borrower or other Loan Party, as applicable, under this Section 18.11, the Lender is granted a credit against or refund in respect of any Tax payable by it in respect of such Taxes to which such payment by such Borrower or such other Loan Party relates that the Lender would not have received had the Borrowers or such other Loan Party not made the payment, the Lender shall (subject to such Borrower having paid the relevant amount) to the extent that it is satisfied that it can do so without prejudice to the retention of the amount of such credit or refund, reimburse such Borrower or such other Loan Party such amount as the Lender shall certify to be the proportion of such credit or refund as will leave the Lender, after such reimbursement, in no worse or better position than it would have been in if the relevant Taxes had not been imposed, or the relevant Taxes had not been deducted or withheld in respect of the payment by such Borrower or such other Loan Party as

EXHIBIT 10.1

aforesaid.  The Lender shall, at the Borrowers' request and cost, file such documentation and do such commercially reasonably things as may be necessary to obtain such credit or refund, but the Lender shall not be obligated to disclose any information to the Borrowers or any other Person concerning its income or taxes that is not otherwise publicly available.

If a Borrower or any other Loan Party makes any payment under this Section for the account of the Lender, the Lender shall take reasonable steps to minimize the net amount payable by such Borrower or such other Loan Party under this Section, but the Lender shall not be obliged to disclose any information to the Borrowers or such other Loan Party concerning its income or taxes that is not otherwise publicly available.

18.12	Increased Costs

If the introduction of, or any change in or in the interpretation of, or any change in its application to a Borrower or the Lender of, any law or any regulation or guideline from any central bank or other Governmental Authority (whether or not having the force of law), including but not limited to any reserve or special deposit requirement or any Taxes or exemption from any tax or any capital requirement (each of the foregoing events shall be referred to as a "Change in Law"), has, due to the compliance by the Lender therewith, the effect, directly or indirectly, of (i) increasing the cost to the Lender of performing its obligations hereunder; (ii) reducing any amount received or receivable by the Lender hereunder or its effective return hereunder or on its capital; or (iii) causing the Lender to make any payment or to forego any return based on any amount received or receivable by the Lender hereunder, then upon demand from time to time the Borrowers shall pay such amount as shall compensate the Lender for any such cost, reduction, payment or foregone return that is not fully offset by an increase in the applicable interest rate or rates or fees hereunder (collectively, the "Additional Compensation"). Any certificate of the Lender in respect of the foregoing will be conclusive evidence of the Additional Compensation owing by the Borrowers to the Lender, except for manifest error.  The Lender shall use reasonable commercial efforts to minimize any and all increased costs contemplated by this Section 18.12.

18.13	Address for Notice

Without prejudice to any other method of giving notice, all communications provided for or permitted hereunder shall be in writing and delivered to the addressee by prepaid private courier or sent by transmittal by telecopy or other electronic means of communication to the addressed to the respective parties as follows:

(a)to each Consolidated Loan Party:

455 E. Pikes Peak Ave. #210
Colorado Springs, CO 80903

Attention: Peggy Stapleton
Fax No: (719) 527-8301

(b)to the Lender:

EXHIBIT 10.1

Bank of Montreal
Corporate Finance
9th Floor, First Canadian Centre
350 – 7th Avenue S.W.
Calgary, Alberta, T2P 3N9

Attention:Managing Director
Fax No.(403) 234-1688

Any communication transmitted by prepaid private overnight courier shall be deemed to have been validly and effectively given or delivered on the Business Day after which it is submitted for delivery. Any communication transmitted by telecopy or other electronic means shall be deemed to have been validly and effectively given or delivered on the day on which it is transmitted, if transmitted on a Business Day on or before 5:00 p.m. (local time of the intended recipient), and otherwise on the next following Business Day. Any party may change its address for service by notice given in the foregoing manner.

18.14	Promotional Marketing

For the purposes of "promotional marketing", the Borrowers authorize and consent to the reproduction, disclosure and use by the Lender and its counsel of their names, identifying logos and information regarding the Credits (other than the fees and interest rate applicable to the Credits) to enable the Lender and its counsel to publish deal announcements and promotional "tombstones".  Each Borrower acknowledges and agrees that the Lender and its counsel shall be entitled to determine, in its discretion, whether to use such information, that no compensation will be payable by the Lender or its counsel in connection therewith, and that neither the Lender nor its counsel shall have any liability whatsoever to the Borrowers, any other Loan Party or any of their respective employees, officers, directors, Affiliates or shareholders in obtaining and lawfully using such information as contemplated herein.

18.15	Time of the Essence

Time shall be of the essence in this Agreement.

18.16	Further Assurances

Each of the Borrowers shall, at the request of the Lender, do all such further acts and execute and deliver all such further documents as may, in the reasonable opinion of the Lender, be necessary or desirable in order to fully perform and carry out the purpose and intent of the Credit Documents.

18.17	Term of Agreement

Except as otherwise provided herein, this Agreement shall remain in full force and effect until the payment and performance in full of all of the Obligations and the termination of this Agreement.

EXHIBIT 10.1

18.18	Payments on Business Day

Whenever any payment or performance under the Credit Documents would otherwise be due on a day other than a Business Day, such payment shall be made on the following Business Day, provided that interest and fees (as applicable) shall continue to accrue and be payable until the applicable payment or performance has been completed.

18.19	Interest Act Equivalent

In this Agreement, each rate of interest which is calculated with reference to a period (the "deemed interest period") that is less than the actual number of days in the calendar year of calculation is, for the purposes of the Interest Act (Canada), equivalent to a rate based on a calendar year calculated by multiplying such rate of interest by the actual number of days in the calendar year of calculation and dividing by the number of days in the deemed interest period.

18.20	Non-Merger

Each Borrower covenants and agrees with the Lender that, in the case of any judicial or other proceeding to enforce the rights and remedies of the Lender under the Credit Documents (or any part thereof), judgment may be rendered against any Loan Party in favour of the Lender, for any amount owing by them under all or any of the Credit Documents (or for which any  Loan Party may be liable thereunder after the application to the payment thereof of the proceeds of any sale of any of the property, assets or undertaking of the such Loan Party).  The covenants of the Borrowers to pay interest at the rate provided for in this Agreement shall not merge in any such judgment and such judgment shall bear interest at the Prime Rate Advance Rate plus 2.0% per annum until such judgment and all Obligations of the Borrowers to the Lender under the Credit Documents have been paid in full.

18.21	Anti-Money Laundering Legislation

Each Borrower acknowledges that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and "know your client" Applicable Laws (collectively, including any guidelines or orders thereunder, the "AML Legislation"), the Lender may be required to obtain, verify and record information regarding the Loan Parties (or any of them), their respective directors and signing officers and the transactions contemplated herein. Each Borrower shall promptly: (i) provide all such information, including supporting documentation and other evidence, as may be reasonably requested by the Lender, or any prospective assignee of the Lender, in order to comply with any AML Legislation, whether now or hereafter in existence; and (ii) notify the Lender of such information of any changes thereto.  The Borrowers acknowledge and agree that the Credits are for the use by the Borrowers and will be used by the Borrowers, only for the purposes set out herein.

18.22	Joint and Several Liability of the Borrowers

The Obligations owing to the Lender and the Hedge Providers by each Borrower hereunder and under all of the other Credit Documents shall be jointly and severally binding on the Borrowers.

EXHIBIT 10.1

18.23	Counterparts and Facsimile

This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and such counterparts together shall constitute one and the same agreement.  For the purposes of this Section, the delivery of a facsimile copy of an executed counterpart of this Agreement shall be deemed to be valid execution and delivery of this Agreement, but the party delivering a facsimile copy shall deliver an original copy of this Agreement as soon as possible after delivering the facsimile copy.

18.24	Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto concerning the matters addressed in this Agreement, and cancel and supersede any prior agreements, undertakings, declarations or representations, written or verbal, in respect thereof.

18.25	Amendment and Restatement

This Agreement amends and restates the Prior Credit Agreement without in any way affecting the rights or obligations of any party which may have accrued as of the date hereof pursuant to the provisions of such agreement prior to their amendment hereby, and all indebtedness, liabilities and obligations of CCSA and CRAI to the Lender under the Prior Credit Agreement, including, without limitation, all Advances outstanding under the Prior Credit Facilities as of the date of this Agreement and all accrued and unpaid interest and fees thereon, shall be construed as Obligations of the Borrowers to the Lender under this Agreement.

Each of CCSA and CRAI hereby acknowledges and agrees that all the Credit Documents, including without limitation the Security to which it (including any of its predecessors by amalgamation) is a party, previously delivered by it to the Lender remains in full force and effect, enforceable against it in accordance with their respective terms and shall continue to secure the payment and performance of the Obligations and the Security and the fixed and floating charges created therein shall survive and continue to charge the assets originally charged thereunder from and after the date of this Agreement to secure the Obligations.

[Signature pages follow on the next page]

EXHIBIT 10.1

IN WITNESS WHEREOF  each party hereto has set its hand and seal as of the day and year first above written.

CENTURY RESORTS ALBERTA INC.
Per:	/s/ Geoff Smith	(c/s)
Name: Geoff Smith
Title: Director

CENTURY CASINO ST. ALBERT INC.
Per:	/s/ Geoff Smith	(c/s)
Name: Geoff Smith
Title: Director

CENTURY MILE INC.
Per:	/s/ Geoff Smith	(c/s)
Name: Geoff Smith
Title: Director

EXHIBIT 10.1

IN WITNESS WHEREOF each party hereto has set its hand and seal as of the day and year first above written.

BANK OF MONTREAL
Per:	/s/ Nicole Campbell
Name: Nicole Campbell
Title: Director BMO Corporate Finance

Per:	/s/ Brad Tokarchuk
Name: Brad Tokarchuk
Title: Director Corporate Finance Division Praries